UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

AEROCLEAN TECHNOLOGIES, INC.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

c/o AeroClean Technologies, Inc.

10455 Riverside Drive
Palm Beach Gardens, FL 33410

Telephone: (833) 652-5326

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Jason DiBona

c/o AeroClean Technologies, Inc.

10455 Riverside Drive
Palm Beach Gardens, FL 33410

Telephone: (833) 652-5326

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Valerie Ford Jacob, Esq. Michael A. Levitt, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 (212) 277-4000	Kenneth R. Koch, Esq. Jeffrey D. Cohan, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 Third Avenue New York, New York 10017 Tel: (212) 935-3000

3841 (Primary Standard Industrial Classification Code Number)	45-3213164 (I.R.S. Employer Identification Number)

This offering circular shall only be qualified upon order of the SEC, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

Part II- Offering Circular
As submitted to the Securities and Exchange Commission on June 22, 2022

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “Commission”). Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

Preliminary Offering Circular Dated June 22, 2022

shares of common stock

We are offering shares of our common stock. The public offering price is expected to be between $           and $           per share. Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AERC”. On June     , 2022, the last reported sale price of our common stock on Nasdaq was $     per share.

This offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission (the “SEC”).

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. In addition, as a “smaller reporting company” within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This is a Regulation A+ Tier 2 offering. This offering circular is intended to provide the information required by Part I of Form S-1.

We have granted the underwriters an option for a period of 45 days from the date of this offering circular to purchase up to an additional shares of common stock at the public offering price less the underwriting discount.

See “Risk Factors” beginning on page 14 of this offering circular for a discussion of information that should be considered in connection with deciding whether to make an investment.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. The shares of common stock are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the shares of common stock offered are exempt from registration.

		Per Share		Total(1)
Public offering price	$		$
Underwriting discount(2)	$		$
Proceeds, before expenses, to us	$		$

(1)	Assumes the underwriters have not exercised their option to purchase additional shares of common stock.

(2)	See “Underwriting” for additional information and a description of the compensation payable to, and other arrangements with, the underwriters.

The underwriters are offering the shares of common stock for sale on a firm commitment basis. The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about               , 2022.

Bookrunning Manager

The Benchmark Company

The date of this offering circular is     , 2022

ABOUT THIS OFFERING CIRCULAR

This offering circular speaks only as of the date hereof.

We will amend this offering circular whenever the information it contains has become false or misleading in light of existing circumstances and for other purposes, such as to disclose material developments related to the securities offered hereby, to update required financial statements or if there has been a fundamental change in the information initially presented. We will file an amended offering circular as part of an amendment to our Form 1-A, which we will file with the SEC or other appropriate regulatory bodies. Our shares of common stock may not be available for offer and sale to residents of every state.

This offering circular contains all of the representations by the Company concerning this offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this offering circular.

Investment in small businesses involves a high degree of risk, and investors should not invest any funds in this offering unless they can afford to lose their entire investment. In making an investment decision, investors must rely on their own examination of the Company and the terms of the offering, including the merits and risks involved.

This offering circular does not constitute an offer to sell or solicitation of an offer to buy in any jurisdiction in which such offer or solicitation would be unlawful or any person to who it is unlawful to make such offer or solicitation.

For investors outside of the United States, we have not taken any action that would permit the offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose may be required. Investors must inform themselves about and observe any restrictions relating to this offering and the distribution of this offering circular outside the United States.

Neither the delivery of this offering circular nor any sale made hereunder shall, under any circumstances, create an implication that there as has been no change in the affairs of the Company since the date hereof. Information contained in the preliminary offering circular is subject to completion or amendment.

Market and Industry Data

Unless otherwise indicated, information contained in this offering circular concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on reports from various sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to such information. While we have not independently verified market data and industry forecasts provided by any of these or any other third-party sources referred to in this offering circular, we believe such sources to be reliable and are not aware of any misstatements in such information.

In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” and elsewhere in this offering circular. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

Trademarks

“Pūrgo™”, “PūrgoLift™”, “SteriDuct™” and related names are trademarks that are owned by AeroClean Technologies, Inc. Solely for our convenience, trademarks and trade names referred to in this offering circular may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this offering circular is the property of its respective holder.

ii

SUMMARY

This summary highlights certain information appearing elsewhere in this offering circular and does not contain all the information you should consider before making an investment decision. For a more complete understanding of this offering, you should read the entire offering circular carefully, including our financial statements and the notes thereto and the information set forth under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless otherwise indicated or the context otherwise requires, all references in this offering circular to “we,” “us,” “our,” the “Company,” “AeroClean,” “AeroClean Technologies” and similar terms refer to AeroClean Technologies, LLC or to AeroClean Technologies, Inc. (depending on whether the statement relates to the period before or after our reorganization as a corporation in connection with our initial public offering (“IPO”)) and, in each case, its subsidiaries.

Overview

AeroClean Technologies is an interior space air purification technology company. Our immediate objective is to initiate full-scale commercialization of our high-performance interior air sterilization and disinfection products for the eradication of harmful airborne pathogens, including coronavirus (“COVID-19”).

We were established to develop unmatched, technology-driven medical-grade air purification solutions for hospitals and other healthcare settings. The onset of the COVID-19 global pandemic underscores the urgency of bringing to market air purification solutions to help protect front-line healthcare workers, patients and the general population.

Interior air sterilization and disinfection solutions are critical for enabling and furthering societal transition to a safe, post-COVID-19 environment and for protecting patients, particularly immunocompromised patients, and staff in medical and healthcare facilities.

We incorporate our proprietary, patented UV-C LED technology in equipment and devices to reduce the exposure of occupants of interior spaces to airborne particles and pathogens. These spaces include hospital and non-hospital healthcare facilities (such as outpatient chemotherapy and other infusion facilities and senior living centers and nursing homes), schools and universities, commercial properties and other indoor spaces.

In July 2021, we completed the development stage of our first device, the Pūrgo room air purification unit, including design and independent testing and certification, as well as the scale-up of manufacturing, and began commercial production and sales. Pūrgo’s launch also marks the debut of our go-to-market strategy for SteriDuct, our patented air purification technology. We intend to incorporate SteriDuct into a broad line of autonomous air treatment devices. In February 2022, we debuted a prototype of Pūrgo Lift, our air purification solution for elevators and other wall-mount applications, and since then, certain of our customers are testing and evaluating Pūrgo Lift for future deployment in their facilities.

To support the transition to commercial operations, in July 2021, we also completed the build out of our corporate headquarters in Palm Beach Gardens, Florida, which includes our warehouse and distribution facility, as well as the site for our future service operations.

Our products are being designed and engineered to exceed the rigorous standards set by the U.S. Food and Drug Administration (the “FDA”) for Class II medical devices used for interior air sterilization and disinfection products. In June 2022, the FDA granted our Pūrgo technology 510(k) clearance for use in healthcare and other markets for which product performance to reduce the amount of certain airborne particles and infectious microbes in an indoor environment must be validated to specific standards. Our Pūrgo technology was tested and certified to meet such standards by independent laboratories. Regulatory clearances and independent certifications serve as important indications of product quality and performance that also influence decision-making by non-healthcare market equipment purchasers.

Pūrgo has been well-received by our customers. Our success depends to a large extent on our ability to increase sales of our Pūrgo device during 2022 and beyond.

We have incurred operating losses each year since our inception and have only begun to recognize revenue starting in July 2021. We incurred losses of $2.6 million, $7.9 million and $3.3 million during the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, respectively, and had an accumulated deficit of $4.3 million as of March 31, 2022. As of March 31, 2022, the Company had aggregate cash of $17,774,097.

Background and Purpose

We were established by our co-founders, Amin J. Khoury, PhD (Hon), our Chairman; David Helfet, M.D., our Chief Medical Officer; and Mark Krosney, our Chief Scientific Officer, to fulfill their determination to provide solutions for the critical challenges posed by harmful airborne pathogens and resultant hospital acquired infections (“HAIs”).

HAIs and other infections acquired in outpatient treatment facilities present an extreme risk to the immunocompromised patient population. In the U.S. alone, it is estimated that 10 million people are immunocompromised. Whether in hospitals or infusion treatment locations, patients with cancer, and a multitude of other disease and disease related treatments, are at an elevated risk of infection. Constant air purification is of extreme benefit in these settings in order to minimize the presence of dangerous airborne pathogens due to the often catastrophic risk that infection poses to the immunocompromised patient population. It is estimated that there are approximately 2 million HAIs annually in the United States, causing approximately 100,000 deaths and costing over $30 billion. These numbers are in-hospital only and do not include the likely much larger number of patients infected in outpatient infusion and treatment centers. For one example, there are more than 650,000 cancer patients that receive outpatient chemotherapy, and they are at risk for acquiring infections in these treatment facilities, despite advanced filtration and ventilation systems. In general, 60,000 cancer patients are hospitalized annually for chemotherapy-induced neutropenia and infections - one patient dies every two hours from this complication.

The onset of COVID-19 has increased our urgency to create innovative and more effective air purification solutions for the risks posed by harmful airborne pathogens, including coronavirus and other viruses, bacteria, molds, particles, fungi and allergens. Studies have shown 85% of COVID-19 transmission to be airborne person-to-person in the form of aerosolized droplets and in enclosed spaces. The Journal of Science estimates the annual U.S. cost of flu and respiratory infections at $50 billion, and the World Health Organization estimates that 4 million premature deaths annually are caused by air pollution.

The genesis of our proprietary air purification technology traces back to efforts to address commercial aircraft cabin air quality. Mr. Krosney is a highly-accomplished scientist who is primarily responsible for numerous patents, several of which are important components of our IP portfolio. Mr. Krosney is a former senior scientist and engineer at B/E Aerospace. Dr. Khoury, the founder and long-time Chairman and Chief Executive Officer of B/E Aerospace, envisioned the significant potential to apply such proprietary technology for revolutionary, medical-grade air purification solutions for hospital and other critical healthcare settings. Dr. Khoury consulted with Dr. David Helfet, a leading orthopedic surgeon at both the Hospital for Special Surgery and New York-Presbyterian Hospital, regarding possible solutions for the critical challenges to patients and hospitals posed by harmful airborne pathogens and HAIs.

This collaboration has served as the foundation for our Company and the implementation of our business plan. Dr. Khoury made a substantial investment in the Company, leading an investment group providing the necessary capital to develop the Company’s substantial intellectual property portfolio and products.

Dr. Khoury is a renowned industrialist recognized for bringing to market game-changing solutions for diverse challenges and for building market-leading global businesses. Dr. Khoury was Chairman and Chief Executive Officer of B/E Aerospace, a Nasdaq-listed S&P 400 diversified industrial company, sold in April 2017 to Rockwell Collins (now, part of Raytheon) for $8.6 billion. Previously, in December 2014, B/E Aerospace completed the spin-off of KLX Inc. as an independent Nasdaq-listed public company, itself sold in May 2018 to Boeing for $4.25 billion. Drs. Khoury and Helfet were long-time colleagues who served together for many years on the board of directors of Synthes, Inc., which, led by Dr. Khoury’s efforts, completed a $21 billion merger in 2012, creating DePuy Synthes, Johnson & Johnson’s global orthopaedics business.

Several other members of our leadership team have long-standing working relationships with Dr. Khoury, including in senior-level roles at B/E Aerospace and KLX Inc.

Our Team

To more effectively exploit our patents and proprietary technology, we have assembled a team of highly credentialed scientists, with advanced degrees in electrical, mechanical and software engineering, as well as in physics, chemistry and related fields, in the development of our devices. This team, in conjunction with their counterparts from our FDA regulated contract manufacturing partner, have driven both the device performance and manufacturing optimization during the development stage of our Company and have positioned our Pūrgo device to be decisively superior, on both a performance and price basis, to existing FDA cleared (or seeking clearance) air purification devices currently on the market. Our team enabled us to develop our submission package, which received FDA 510(k) clearance to market the Pūrgo device.

Publicly traded companies at which our leaders have or have had active roles include: B/E Aerospace, Inc., a Nasdaq listed company until its acquisition by Rockwell Collins, at the time a NYSE listed company, in 2016; Lennar Corporation (NYSE: LEN); KLX Inc., a Nasdaq listed company until its acquisition by The Boeing Company (NYSE: BA) in 2018; KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX Energy”); Bank of America Corporation (NYSE: BAC); Moelis & Company (NYSE: MC); Moly Mines Ltd, an Australian Stock Exchange (“ASX”) listed company that was acquired by Young Australian Mines Ltd; Puritan Bennet Corporation, a Nasdaq listed company acquired by Nellcor Incorporated (Nasdaq: NELL) in 1995, forming Nellcor Puritan-Bennet; Schering Plough Laboratories, a private company acquired by Merck & Co. (NYSE: MRK) in 2009; United Technologies, a NYSE listed company until its acquisition in 2020 by Raytheon Corporation to form Raytheon Technologies Corp. (NYSE: RTX); and Wyeth Laboratories, a NYSE listed company acquired by Pfizer (NYSE: PFE) in 2009. Members of our leadership team played important management and scientific development roles or were also early investors for a number of healthcare companies and committees, including:

Amin J. Khoury, PhD (Hon). Dr. Khoury is one of our co-founders and has been the Chairman of our Board of Directors since May 2020. Previously, Dr. Khoury served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Dr. Khoury served as Chairman of the Board, Chief Executive Officer and Co-Chief Executive Officer of B/E Aerospace from its founding in 1987 until its sale to Rockwell Collins in 2017. Dr. Khoury also served as Chairman, Chief Executive Officer and President of KLX Energy from September 2018 until May 2020. Dr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Until 2012, for 26 years, Dr. Khoury also served as a director of Synthes, Inc., having earlier been Chairman of Synthes Maxillofacial, and a founding investor in Spine Products, Inc., which was acquired by Synthes in 1999. Synthes, a $4 billion annual revenue company, was the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants, before Dr. Khoury led an effort to merge Synthes with Johnson & Johnson in a $21 billion transaction in 2012. Dr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and a Master’s Degree in Business Administration from Northeastern University. Dr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate from Northeastern University in May 2019. Dr. Khoury is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting our managerial talent, team of highly accomplished scientists and Board members. He has an intimate knowledge of the Company, our industry and our competitors. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board.

David Helfet, M.D. Dr. Helfet is one of our co-founders and is currently our Chief Medical Officer and a Director. He is currently a Professor of Orthopaedic Surgery at the Weill Medical College of Cornell University and Director of the Combined Orthopaedic Trauma Service at both the Hospital for Special Surgery and New York-Presbyterian Hospital. He has served on several committees of the American Academy of Orthopaedic Surgeons, the AO/ASIF Foundation (currently the Chairman of AO Documentation and Publishing), AO North America and the American Board of Orthopaedic Surgery, among others. In addition, Dr. Helfet has been extensively involved in the Orthopaedic Trauma Association, including as President from 1998 to 1999, and is still on its Board as a past President. He was Assistant Professor of Orthopaedic Surgery at Johns Hopkins University School of Medicine from 1982 to 1986, Associate Professor and Chief of Orthopaedic Trauma at the University of South Florida School of Medicine/Tampa General Hospital from 1986 to 1991 and at the Cornell University Medical College from 1991 to 1998. Dr. Helfet has been the recipient of many honors and awards, has published extensively on orthopedic trauma topics and is annually ranked as one of New York Magazine’s “Best Doctors in New York” and Castle-Connolly’s “America’s Top Doctors.” Dr. Helfet completed his undergraduate studies at the University of Cape Town, receiving a Bachelor of Science degree in biochemistry with honors, followed by medical school, where he received Bachelor of Medicine and Bachelor of Surgery degrees in 1975. His internship and surgical residency were completed at Edendale Hospital in Pietermaritzburg, South Africa and at Johns Hopkins University in Baltimore, Maryland, followed by orthopaedic residency also at Johns Hopkins University, then fellowships at the University of Bern, Insel Hospital in 1981 and at UCLA from 1981 to 1982. Dr. Helfet brings a unique perspective to our Board as a world renowned orthopedic surgeon, which, along with his intimate knowledge of our Company and our industry, uniquely qualifies him to serve as a member of our Board.

Mark Krosney. Mr. Krosney is one of our co-founders and is our Chief Scientific Officer. He has been the driving force in the development of AeroClean Technologies’ proprietary technology. Mr. Krosney is primarily responsible for numerous patents, including several that are important parts of our IP portfolio. Mr. Krosney is a key member of the development team for the Pūrgo air purification and disinfection product development project. Prior to becoming Vice President and General Manager of B/E Aerospace’s Business Jet Group, Mr. Krosney was B/E Aerospace’s technical interface with The Boeing Company, Airbus and the Federal Aviation Administration. Earlier in his career, Mr. Krosney worked on jet engine and rocket propulsion systems as well as technical control systems at United Technologies. Mr. Krosney received his Bachelor of Science degree in Engineering from Carnegie Mellon University and Master of Science degree in Management of Technology from the Sloan School at the Massachusetts Institute of Technology.

Jason DiBona. Mr. DiBona has served as our Chief Executive Officer since May 2020. Mr. DiBona brings more than 25 years of experience in developing and executing strategies for sustainable growth. He has held leadership roles in medical and healthcare technologies, global sales operations and start-up environments and has experience working with diverse private and public sector clients in more than 120 countries. Mr. DiBona spent the majority of his career, from 1999 to 2014, at GE Healthcare, holding multiple leadership and business development roles across the global healthcare organization. After his time at GE Healthcare, from 2014 to 2018, Mr. DiBona led the sales and marketing efforts at ePreop, a start-up medical software developer, with a successful launch and exit in the role of Executive Vice President of Sales and Marketing. Prior to AeroClean, Mr. DiBona served as Senior Vice President of Global Sales Strategies for America’s largest homebuilder, Lennar Corporation. Mr. DiBona earned his Bachelor of Science degrees in Molecular Biology and Microbiology from the University of Central Florida.

Ryan Tyler. Mr. Tyler has served as our Chief Financial Officer since October 2020. Prior to joining AeroClean, Mr. Tyler held various positions from 2014 to 2020 at B/E Aerospace, Inc., KLX Inc. and KLX Energy Services Holdings, Inc., including Vice President, overseeing financial reporting, internal controls, corporate development, investor relations and financial planning and analysis. Prior to the KLX Inc. spin-off from B/E Aerospace, Mr. Tyler served as B/E Aerospace’s Director of Financial Reporting and Internal Controls from 2013 to 2014, where he focused on the company’s public filings, mergers and acquisitions and capital raises. Mr. Tyler also spent three years at Oxbow Carbon LLC, serving as a Controller responsible for several of the company’s lines of business over the three-year period. Mr. Tyler spent five years at Ernst & Young as a Manager providing audit services to public and private clients in multiple sectors, including telecommunications, real estate, healthcare, financial services and distribution. Mr. Tyler received his Bachelor and Master of Accounting degrees from the University of Florida and received a Certified Public Accountant designation in Florida (inactive).

Michael Senft. Mr. Senft currently serves on our Board of Directors, where he is the Lead Independent Director. Over the past two years, Mr. Senft has served as a strategic advisor to several other venture stage companies, including acting as senior advisor to Critical Response Group, a venture-stage company established to apply battlefield protocols to homeland security applications. From 2014 to 2018, Mr. Senft served as Vice President-Chief Financial Officer, Treasurer and Head of Investor Relations of KLX Inc. Prior to his role at KLX Inc., Mr. Senft was an investment banker for over 30 years, including roles as Senior Managing Director at Moelis & Company, Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft has also served on the Boards of Directors of B/E Aerospace, Del Monte Foods and Moly Mines Ltd. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. Mr. Senft’s education and extensive experience in strategic business planning, coupled with a deep understanding of our business, uniquely qualify him to serve as a member of our Board.

Thomas P. McCaffrey. Mr. McCaffrey currently serves on our Board of Directors. He has been a member of the Board of Directors of KLX Energy since April 22, 2020. Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of KLX Energy from May 2020 until July 2020 and as Senior Vice President and Chief Financial Officer of KLX Energy from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and serves as a member of its various committees and is currently Chairman of its Audit Committee. Mr. McCaffrey received his Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University-San Luis Obispo. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of our business and extensive strategic planning and public company experience.

Heather Floyd. Ms. Floyd currently serves on our Board of Directors. Ms. Floyd also currently serves as Director, Financial Reporting & Technical Accounting at Sequa Corporation. Previously, Ms. Floyd served as Vice President - Finance and Corporate Controller of KLX Energy and Vice President - Finance and Corporate Controller of KLX Inc. from February 2014 until September 2021. Ms. Floyd has almost 20 years of combined accounting, auditing, financial reporting and Sarbanes-Oxley compliance experience. Prior to joining KLX Inc., Ms. Floyd held various positions at B/E Aerospace, including most recently Vice President - Internal Audit. Prior to joining B/E Aerospace, Ms. Floyd served as an Audit Manager with Ernst & Young and in various accounting roles at Corporate Express, now a subsidiary of Staples. Ms. Floyd is a Certified Public Accountant licensed to practice in Florida. Ms. Floyd received her Bachelor of Science and Engineering and Bachelor of Business Administration in International Business and Trade from Florida Atlantic University. Ms. Floyd’s extensive accounting, auditing, financial reporting and public company experience qualify her to serve as a member of our Board.

Timothy J. Scannell. Mr. Scannell currently serves on our Board of Directors. Mr. Scannell brings over 30 years of experience and success delivering market-leading results from his leadership roles at Stryker Corporation (“Stryker”), one of the world’s leading medical technology companies. Mr. Scannell served as President and Chief Operating Officer of Stryker between 2018 and 2021, overseeing all of Stryker’s commercial businesses and regions globally. Prior to this, he served as group president for Stryker’s MedSurg & Neurotechnology businesses for ten years. Mr. Scannell currently serves as a director and non-executive chairman of the Board of Directors for Insulet Corporation and is a director on the boards of Novocure Limited, Renalytix plc and Collagen Matrix, Inc. Mr. Scannell attended the University of Notre Dame, where he received a bachelor’s degree in Business Administration and Marketing and his Master of Business Administration. Mr. Scannell’s extensive leadership experience, particularly with respect to public companies within the medical industry, qualify him to serve as a member of our Board.

Jimmy Thompson. Mr. Thompson is our Vice President of Strategic Sales. Over the course of three decades, Mr. Thompson has served many leadership roles in the healthcare industry. For the past 19 years at Cerner Corporation, Mr. Thompson has built and led highly successful teams at nationally recognized healthcare systems including: Broward Health, Moffitt Cancer Center, and Advent Health. Among his many accomplishments, Mr. Thompson is most recognized for leading proven business development strategies for CareAware – starting as a new platform by Cerner Corporation – a world-leading supplier of health information technology services, devices, and hardware used at more than 27,000 facilities around the world. Prior to Cerner, he held key sales roles at GE Healthcare and SIMS Portex and began his career working at Baptist Hospital in Nashville, TN.

Nick DeAngelis, PhD. Dr. DeAngelis is our Director of Regulatory Affairs & Quality and, as a self-employed consultant, is a key member of the development team for the Pūrgo air purification and disinfection product development project. Dr. DeAngelis has over 40 years of experience in pharmaceutical companies, 25 years of which was at senior management levels, including Senior Director of the Analytical and Physical Chemistry departments at Wyeth Laboratories, a NYSE-listed public company acquired by Pfizer in 2009, and at Schering Plough Laboratories, a private company acquired by Merck & Co. in 2009. Dr. DeAngelis has worked for a number of years as a self-employed consultant assisting numerous pharmaceutical and medical device companies in product development and quality assurance. Dr. DeAngelis holds a Bachelor of Science degree in Physics, a Master of Science degree in Chemistry and a PhD in Chemistry from Villanova University.

Edward Lanzilotta, PhD. Employed at Intelligent Product Solutions, a leading medical and technology device engineering group (“IPS”), Dr. Lanzilotta is a key member of the development team for the Pūrgo air purification and disinfection product development project. He has held engineering and management positions at Draper Laboratory, Bolt, Beranek & Newman, American Science and Engineering, Scientific Systems Corp. and Airborne Instruments Laboratory. Dr. Lanzilotta holds a Bachelor of Science degree in Electrical Engineering, a Master of Science degree in Mechanical Engineering and a PhD in Mechanical Engineering from the Massachusetts Institute of Technology.

Rao Tella. Mr. Tella is our Director of Operations. He has been employed by Eaton Aerospace, Puritan Bennet Corporation, a Nasdaq-listed company acquired by Nellcor Incorporated in 1995 to form Nellcor Puritan-Bennet, and B/E Aerospace in various capacities, including Manager of R&D, Director of Operations, P&L responsibility as Vice President/General Manager of a $400 million business and Vice President of corporate strategy. Mr. Tella holds a Bachelor of Science degree in Engineering from the Indian Institute of Technology located in Chennai, a Master of Science degree in Engineering and Master of Business Administration degree from the University of Minnesota and has completed a strategic studies program at Harvard University.

Bill Reisenauer. Mr. Reisenauer is our Lead Engineer on Pūrgo UV Subsystem Design, is a key member of the development team for the Pūrgo UV air purification and disinfection product development project and is the lead Engineer on the Pūrgo UV subsystem design, test and qualification. At B/E Aerospace, Mr. Reisenauer was the director of engineering for the lighting products group and drove the introduction of LED technology into business and commercial aircraft lighting. Mr. Reisenauer holds a Master of Science degree in Electrical Engineering and a Bachelor of Science degree in Electrical Engineering from the Polytechnic Institute of New York and a Master of Business Administration from Adelphi University.

Karl Keppeler. Mr. Keppeler is our Lead Engineer on the Electrical Engineering and Embedded Software Subsystems and is a key member of the development team for the Pūrgo air purification and disinfection product. Mr. Keppeler is an IPS Fellow at IPS, where he has worked for over 11 years on customer projects in a range of industries. Prior to joining IPS, Mr. Keppeler worked in a variety of industries, including payment automation, telecommunications, mobile computing and vehicle electrification. Mr. Keppeler holds a Bachelor of Science degree and a Master of Engineering degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Joseph Toro. Mr. Toro is our Lead Industrial Design Engineer and is a key member of the development team for the Pūrgo air purification and disinfection product development project. Currently the director of Industrial Design at IPS, Mr. Toro has more than 20 years of experience developing award winning innovative solutions for consumer and professional products. Mr. Toro directed the design of products ranging from miniature motion control solutions for B/E Aerospace and medical clients to household appliances for Applica Black and Decker. Mr. Toro holds a Bachelor of Science degree in Industrial Design from the University of Bridgeport. Mr. Toro’s team has worked closely with Mr. Krosney in the design of PūrgoLift, our elevator implementation product line.

Our Strategy

Our mission is to establish AeroClean Technologies as the leader in creating a safe indoor environment, free of dangerous pathogens, particles, allergens, mold and fungi, for the healthcare, commercial office, educational and transportation marketplaces. Our goal is to become the leading provider of airborne pathogen-eradication solutions, through the application of air sanitization using our UV-C LED technology, and to create comprehensive solutions for at-risk enclosed spaces across hospitals, outpatient treatment facilities, universities and schools, senior living and nursing homes, non-hospital healthcare facilities, commercial buildings and the human transport and travel industries.

The key elements of our strategy are:

•	Establish our technology and brand by beginning the commercial production and sale of the Pūrgo air purification device predominantly to hospitals and outpatient treatment facilities and the healthcare and medical office market, including surgery centers and doctors’ offices.

•	Utilize third party FDA regulated contract manufacturing to launch the Pūrgo office air purification device and establish a commercial footprint.

•	Accelerate development and market introduction of our prototype PūrgoLift air purification solution for elevators, which is a critical need for large buildings to support occupants returning to and continuing to work in these buildings safely. Elevators create a point of acute vulnerability in both office buildings and in hospitals, where patients and outsiders are being transported at the same time, and who may carry pathogens into an environment where people are particularly vulnerable.

•	Capitalize on the aviation industry expertise and credibility of the former founder and executive officers of B/E Aerospace, who are now leading AeroClean Technologies, to create strategic alliances with aviation industry suppliers to provide both ground-based and in-flight air purification systems based upon patented SteriDuct UV-C LED technology.

•	Explore opportunities for collaboration and partnership with global industry leaders in heating, ventilating and air conditioning (“HVAC”) to extend our UV-C LED air purification technology to the integrated air handling systems of large buildings.

•	Identify opportunities to establish and extend our industry leadership internationally, through selective joint ventures and acquisitions that further capitalize on our superior technology.

Our Strengths

We believe AeroClean Technologies is uniquely positioned to capitalize on the emerging market for air sterilization products and services and that we will act as a disrupter to the existing hierarchy of traditional HVAC and cleaning businesses that do not adequately address the emerging threat of human pathogen cross infection and transmission.

We believe our principle strengths in capturing this opportunity are:

•	Superior core technology embedded in our patented, UV-C LED air treatment technology utilized in the Pūrgo air purification device, which the FDA has indicated that we can market and sell for intended use through 510(k) clearance.

•	Efficacy validated through independent testing at third party laboratories and FDA 510(k) clearance, validating the design and manufacturing rigor of the Pūrgo air purification device.

•	Our growing team of dedicated engineers, regulatory officers and sales and marketing professionals, which we believe will provide our Company with a significant competitive advantage over our smaller and regional competitors, as well as those larger competitors who are not focused specifically on pathogen elimination as a dedicated priority and do not currently have truly competitive products in their portfolios of products and services.

•	Our executive team, which includes our chief executive officer and chief financial officer, with backgrounds in building and leading international healthcare sales teams and growing large, international public companies organically and through strategic acquisitions, respectively, establishing the cornerstone of a first-class management team.

•	Time, capital and expertise of the team dedicated to the development and manufacturing of the Pūrgo air purification device, which separates it from its competition and which we believe will generate differential outcomes when marketing to hospital and non-hospital healthcare customers as well as other discriminating target markets.

•	The credibility in the healthcare market afforded us by our founding partner and Chief Medical Officer, Dr. David Helfet.

•	The business building acumen and leadership of our founding partner, Amin J. Khoury. Dr. Khoury, as the Founder and formerly Chairman and Chief Executive Officer of B/E Aerospace, the world’s leading commercial aircraft cabin interiors company prior to its acquisition by Rockwell Collins, built the business through both organic growth and acquisitions, by establishing superior in-house engineering and global sales capability, and by driving innovations across product categories, thereby establishing B/E Aerospace as the world leader and differential partner to its airline customers, as well as to The Boeing Company, Airbus and the business jet manufacturers.

•	The expertise and leadership of Jason DiBona, to lead the Company as Chief Executive Officer, who we believe provides us with strong judgment on the healthcare industry’s future development trends based on his prior experience at GE Healthcare.

•	Our product is priced such that it can be quickly implemented and fit within multiple budgets, making it marketable to a wide range of hospital medical departments and other customers.

Our History

The genesis of our SteriDuct and Pūrgo technology traces back to technology developed by Mark Krosney, Co-Founder and Chief Scientific Officer, a highly-accomplished scientist and formerly one of the lead engineers of B/E Aerospace. The technology was originally intended to address commercial aircraft cabin air quality applications. However, Amin J. Khoury, the Founder and formerly the Chairman and Chief Executive Officer of B/E Aerospace, recognized the commercial potential of this technology for the healthcare market, after discussions with Dr. David Helfet, Co-Founder and the Director Emeritus of the Orthopedic Trauma Service at both the Hospital for Special Surgery and the New York-Presbyterian Hospital, regarding the critical challenge to patients and hospitals posed by HAIs. Dr. Khoury subsequently led an “angel” investment group in funding the Company up to our IPO, in particular to provide for rigorous design and development of Pūrgo in a manner conforming to demanding regulatory requirements and the development of substantial intellectual property.

Dr. Khoury and Dr. Helfet are long-time colleagues who developed a strong business relationship during their respective 26- and 10-year service on the board of directors of Synthes, Inc., a $4 billion annual revenue company and the world’s leading manufacturer and marketer of orthopedic trauma implants. In 2011, Dr. Khoury, at the request of Hansjörg Wyss, Chief Executive Officer of Synthes, led an effort to sell Synthes. In 2012, Synthes successfully merged with Johnson & Johnson’s DePuy franchise in a $21 billion transaction.

To date, our team was formed through the utilization of highly qualified independent contractors and executives, including scientists, engineers, sales and marketing resources and others with expertise in electrical, mechanical and software engineering, computer science and regulatory matters, as well as experience in the healthcare and medical device industries. We have used consultants and other contract personnel for product development and engineering projects as well as for outsourced manufacturing to leverage industry and subject matter experts as well as to manage the Company’s fixed cost structure.

We believe the team AeroClean Technologies has assembled, in addition to its differentiated technology and product offering, positions the Company to establish itself as the category leader and industry consolidator in premium air purification solutions for rooms, elevators and transportation systems.

Dr. Khoury and his team, with an established track record and experience from B/E Aerospace in penetrating and ultimately becoming the industry leader for a comprehensive array of commercial aircraft cabin interior components in the face of multiple incumbent competitors, informs AeroClean Technologies’ approach to the air purification market, which we believe is currently populated by a number of small companies with technology that relies predominantly on traditional filtration devices.

In 2014, Messrs. Khoury, McCaffrey and Senft, all current members of the AeroClean Board of Directors, led an effort to separate B/E Aerospace into two distinct public companies, one an aerospace manufacturing business and the other an aviation distribution business. In 2017, the team sold the manufacturing business to Rockwell Collins in an $8.6 billion transaction representing a 14x EBITDA multiple and, in 2018, sold the distribution business to The Boeing Company for $4.25 billion, representing a 15.7x EBITDA multiple.

Leveraging Engineering, Manufacturing and Regulatory Expertise

In developing our patents and related intellectual property into commercial devices that will meet the exacting standards of medical device regulators, while at the same time creating a competitive advantage in our target markets, AeroClean Technologies has chosen to partner with leading companies with both engineering and FDA regulatory expertise as well as FDA regulated contract manufacturers. Utilization of the leading companies in their fields has allowed AeroClean Technologies to dramatically shorten the time-to-market of our Pūrgo device (our first marketable device), while also taking advantage of best-in-class engineering, regulatory expertise and assembly of our first commercial units without having to invest the substantial sums that would be required to establish all these capabilities in-house. The exacting standards embedded in our Pūrgo device are expected to deliver market leading performance in air purification with true competitive differentiation and which has supported final FDA 510(k) clearance for utilization in healthcare and other target markets where performance must be validated by certified independent laboratories.

Our in-house team, leveraging these organizations, has developed what we believe to be the lightest weight, most compact, powerful and cost-effective pathogen elimination device for our target markets.

AeroClean Technologies contracted with IPS, a leading medical and technology device engineering group, in developing the device configuration, which would optimize the performance and reliability of our patented UV-LED and SteriDuct technology. With over 100 designers and engineers who specialize in commercializing highly exacting applications of new technology, a dedicated IPS team has worked continuously with us to design, develop, test and source the components for the commercial production of the Pūrgo device. This is particularly true of electronics design and software engineering as well as product industrial design.

To manufacture our first Pūrgo device, AeroClean Technologies has engaged Mack Molding, a leading contract manufacturer of medical devices, which also has experience manufacturing devices for the transportation, energy/environment, defense/aerospace and consumer markets. AeroClean Technologies has also engaged MethodSense, Inc. (“MethodSense”), a regulatory affairs and quality assurance consulting firm, to reduce time to market and move our Pūrgo device successfully through the FDA regulatory process. MethodSense is a global medical device consultancy and software developer with over 21 years of deep industry experience, proven processes and modern technology focused on the commercial success of medical device companies.

Our Value Proposition

While there are numerous air filtration devices currently on the market, in addition to traditional filters fitted on HVAC systems primarily in hospitals, we believe the Pūrgo devices promise a step-change improvement in air treatment. By employing our patented UV-C LED and SteriDuct technology combined with three-stage filtration, our devices not only remove dust, spores, allergens and pathogens from the air but also eradicate essentially all types of airborne pathogens in occupied room airspaces and do so continuously. The cost of upgrading HVAC systems in hospitals, schools, office buildings, commercial spaces and others looking for air quality solutions can not only be costly, but it can also be disruptive as the core system is retrofitted or construction takes place to address high-risk areas throughout the building.

Further, HVAC systems do not always run continuously and cannot, in any event, continuously protect a room’s occupants as compared to Pūrgo, which is continuously running and placed closely to potential sources of cross-infection. Larger plug-and-play solutions are generally more costly and, we believe, less effective because they cannot always be placed closest to the occupants we are protecting. Our first Pūrgo device is of a size and price point ($3,250 manufacturer’s suggested retail price (MSRP)) that allows customers to strategically place units for optimal reduction of occupants’ exposure to airborne particles and pathogens. We believe the combination of technology, performance and price of the Pūrgo devices will deliver a singular value proposition that will make AeroClean Technologies a disruptor and consolidator in the professional air treatment market.

Our Technological Advantage

The foundation of our patented pathogen-killing technology is the utilization of solid-state light-emitting diodes (“LEDs”) and the unique way we have deployed this LED technology through the development of our patented SteriDuct technology, which incorporates a proprietary geometry and reflective coating air induction and treatment process to safely deliver superior pathogen killing capability, while operating at lower power levels and with minimal air flow disruption. Our technology uses UV-emitting LEDs, which replaces conventional vacuum tube UV sources used in other competing UV devices - which are harmful to human beings and the environment and emit poisonous mercury gas when broken.

Studies of COVID-19 transmission have highlighted that, similar to seasonal flu viruses and other pathogens (such as severe acute respiratory syndrome, or “SARS,” and Middle East respiratory syndrome, or “MERS”), COVID-19 is transmitted predominantly through contact between an infected person and others. To effectively limit this exposure, the air in the room that the infected person occupies must be continuously treated to remove the pathogens being transmitted into the air in the room. The Pūrgo device operates continuously, and the devices are able to be placed strategically within occupied rooms to treat the infected air closer to the source of the infectious material, rather than have the air pulled from the room through traditional filtering systems. Testing results confirmed that our device, powered by SteriDuct, was able to eradicate 99.99% (“4 Log”) of airborne pathogens in less than 60 minutes, including a surrogate pathogen for COVID-19.

Our Target Markets

We believe our technology is adaptable and superior in the treatment of air and destruction of pathogens in any interior space. The market for our technology, therefore, is both large and global in nature - we estimate the total addressable market opportunity just within the U.S. healthcare market to be approximately $12 billion. Our proprietary patents and the validation of our first device, the compact, lightweight, powerful and cost-effective Pūrgo air purification device, will be important in establishing our brand and commercial footprint.

The markets we intend to focus on initially will be predominantly in the healthcare industry, as the inspiration for our technology was to address the high rate of HAIs acquired throughout hospitals, but particularly in surgeries and outpatient treatment areas with the highest population of immunocompromised patients. Moreover, the healthcare industry in the U.S. represents an approximately $12 billion market opportunity that will continue to be on the front lines of dealing with pathogens and, therefore, we expect will be receptive to technological advances that address the issue. We are acutely focused on the breadth of healthcare facilities that would benefit from utilization of Pūrgo and Pūrgo Lift devices, as well as our SteriDuct technology. In the U.S. alone, there are 6,090 hospitals, which have 208,500 on-site surgical facilities. In addition, these hospitals have 106,000 intensive care beds, predominantly each in their own room, and 825,000 non-ICU beds, usually configured with three beds per room. We have also assumed each hospital has 15 waiting rooms across both the general admittance and specialty practices within the facility and that each hospital has a minimum of seven elevators. As a result, in total, we estimate the approximate total market opportunity for the Pūrgo device within the U.S. hospital system to be $2.4 billion. For example, our largest customer in 2021, which made up 45% of revenues, was a hospital with a broad deployment of 100 units to address a variety of clinical and non-clinical spaces. While these individual customers may be significant, and customers may purchase units over time to satisfy their needs, we believe that the transactional nature of the opportunities and the size of the addressable market mitigate a risk of concentration on an ongoing basis.

We believe the non-hospital medical market presents an equally compelling opportunity. There are approximately 209,000 medical offices in the U.S., as well as 9,280 non-hospital surgery centers containing 16,000 procedure rooms. We believe that most rooms could utilize a minimum of two Pūrgo devices to optimize room sanitization and disinfection, representing a market opportunity of approximately $4.3 billion.

Our third expected healthcare market opportunity is serving the long-term care and assisted living industry. We view this market as a natural extension of the first two areas, hospital and medical offices, which we will address in the first phase of our commercial launch. There are currently 60,000 long-term care and assisted living facilities in the U.S., and we believe, from a safety and fiduciary position, each facility should consider coverage of the common facilities, including dining rooms, activity rooms, therapy rooms and, importantly, reception areas and elevators, representing a market opportunity of approximately $5.1 billion, exclusive of elevators.

We believe adoption of the Pūrgo device in the healthcare environment will create substantial credibility and momentum that will provide us an opportunity to enter the university and K-12 school market. For example, on March 11, 2021, President Biden signed the $1.9 trillion coronavirus relief package, the American Rescue Plan, which included $130 billion to help schools reopen safely by reducing the probability of cross-infection - including for personal protective equipment, reducing class sizes and, importantly, improving ventilation. In a 2021 report on K-12 public school infrastructure, the American Society of Civil Engineers found that more than 40% of schools had HVAC systems in need of repair. Therefore, we believe that the K-12 school market represents a market opportunity of approximately $1 billion. We are engaging in activities with a goal of accessing the K-12 school market, including direct marketing to school administrators online and working with third-parties that specialize in marketing to K-12 schools. While our primary focus in 2022 has been establishing our commercial footprint within the healthcare markets as previously noted, we expect to see word-of-mouth driven demand from universities and schools as the year progresses. We estimate the total addressable market opportunity within the U.S. education and childcare markets (public and private K-12 schools, universities and colleges, preschool and daycare) to be approximately $9.7 billion.

Similarly, we believe emerging public awareness of the realities of airborne infections are focusing both tenants and landlords on the inadequacies of centralized HVAC systems for protecting occupants in individual rooms, in the instance when an infected person is also in the room and contagious. Only localized, continuous sanitizing of the air can reduce the risk of infection in these circumstances. We believe prophylactic placement of the Pūrgo devices in conference rooms, open work environments, cafeterias, lobbies and other communal spaces will substantially improve the air quality of these areas well beyond what is provided by central HVAC systems and thereby make it safe to return to and remain at work in multi-story office buildings. We estimate the total addressable market opportunity within the U.S. for elevator air purification to be approximately $5.0 billion.

Corporate Information

We were formed as Cleanco Bioscience Group LLC, a limited liability company in Florida, in September 2011 and effected a name change to AeroClean Technologies, LLC and conversion to a Delaware limited liability company in September 2020. In November 2021, in connection with our IPO, we reorganized our corporate structure to become a Delaware corporation and all the Class A units of AeroClean Technologies, LLC converted into shares of AeroClean Technologies, Inc. common stock at a conversion ratio of 0.8462 shares of common stock for each Class A unit. The address of our principal executive offices is 10455 Riverside Drive, Palm Beach Gardens, FL 33410. Our corporate website is www.aeroclean.com. The information contained on or that can be accessed through our website is not incorporated by reference into this offering circular and you should not consider information on our website to be part of this offering circular or in deciding whether to purchase shares of our common stock. We have included our website address in this offering circular solely as an inactive textual reference.

Risks Affecting Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this “Summary” section. These risks include, but are not limited to, the following:

•	If Pūrgo fails to perform as expected, our ability to develop, market and sell our products could be harmed;

•	If we cannot develop adequate distribution, customer service and technical support networks, or navigate applicable global logistics and supply chain bottlenecks, then we may not be able to market and distribute our products effectively or customers may decide not to order our products;

•	We expect to incur future losses through the year ending December 31, 2022 and cannot be certain that our Company will become profitable;

•	We may not be successful in implementing our proposed business strategy to achieve our expected revenue growth or effectively manage growth;

•	We depend on sales of a single product for our future growth;

•	We are subject to continuing regulation by the FDA, and if we fail to comply with regulations, including FDA and other state regulations, our business could suffer;

•	Our products have not been proven to reduce the risk of COVID-19 transmission;

•	We may face significant challenges in obtaining market acceptance of our products;

•	We lack manufacturing experience and capabilities;

•	Our success may depend on our ability to protect our intellectual property;

•	We receive a significant portion of our revenues from a small number of customers and the loss of, or nonperformance by, one or more of our significant customers could adversely affect our business;

•	Our ability to expand our product offerings and introduce additional products and services may be limited;

•	Quality problems with, and product liability claims in connection with, our products could lead to recalls or safety alerts, harm to our reputation or adverse verdicts or costly settlements; and

•	We have limited experience selling our products to healthcare facilities, and we might be unsuccessful in increasing our sales.

You should carefully consider all of the information set forth in this offering circular and, in particular, the information in the section entitled “Risk Factors” prior to making an investment in our common stock. These risks could, among other things, prevent us from successfully executing our strategies and could have a material adverse effect on our business, financial condition and results of operations.

The Offering

Common stock offered by us in the offering	shares of common stock

Option to purchase additional shares	The underwriters have an option, exercisable within 45 days of the date of this offering circular, to purchase up to additional shares of our common stock.

Offering price per share	$ per share. The offering price is expected to be between $ to $ per share.

Common stock to be outstanding after this offering	shares of common stock (or shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock)

Use of proceeds	We intend to use the proceeds of this offering to support the continued build-out of our organization, fund production of our office air purification devices, establish our consumables and service business and support our product development efforts for our other high priority initiatives.

Dividend Policy	We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any dividends to holders of our common stock in the foreseeable future.

Lock-up agreements	Our officers, directors and pre-IPO shareholders are subject to lock-up agreements in favor of the IPO underwriters for a period of 12 months following the closing of the IPO; provided, however, that our officers, directors and pre-IPO shareholders may be released from such lock-up agreements with the prior written consent of the IPO underwriters, and the Company has agreed, for a period of three months from the closing of this offering, that our officers, directors and holders of more than 5% of the Company’s outstanding shares as of the effective date of this offering circular each will not, subject to certain exceptions as described in the section entitled “Underwriting,” (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company or (b) file or cause to be filed any registration statements or any other form of offering statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company.

Risk factors	An investment in our Company is highly speculative and involves a significant degree of risk. Prospective investors should carefully consider the section entitled “Risk Factors” beginning on page 14 before investing in our shares of common stock offered hereby.

Listing	Our common stock is listed on Nasdaq under the symbol “AERC”.

Summary Financial Data

The following table sets forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. The operating data for the three months ended March 31, 2022 and 2021 and the balance sheet data as of March 31, 2022 have been derived from our unaudited condensed financial statements included elsewhere in this offering circular. The operating data for the years ended December 31, 2021 and 2020 and the balance sheet data as of December 31, 2021 and 2020 have been derived from our audited financial statements included elsewhere in this offering circular. The unaudited condensed financial statements were prepared on the same basis as our audited financial statements. In our opinion, such financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information for those periods. The summary financial data should be read in conjunction with the financial statements and the accompanying notes, which are included elsewhere in this offering circular. In addition, the summary financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” also included elsewhere in this offering circular.

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
Operating Data:
Operating expenses	$2,673,707	$1,969,692	$8,521,360	$3,323,081
Net loss	(2,577,964)	(1,969,692)	(7,923,607)	(3,323,081)

	As of March 31,	As of December 31,
	2022	2021	2020
Balance Sheet Data:
Cash	$17,774,097	$19,629,649	$2,333,117
Total assets	21,459,419	23,722,748	3,193,175
Total liabilities	1,656,130	2,012,333	665,308
Total members’/stockholders’ equity	19,803,289	21,710,415	2,527,867

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully all of the material risks and uncertainties associated with our business as set forth below before making a decision to invest in our common stock. You should carefully consider the risks described below, as well as the other information in this offering circular, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” particularly before deciding whether to invest in our securities. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and adversely affect our results of operations and financial condition.

Risks associated with our business and industry

If Pūrgo fails to perform as expected, our ability to develop, market and sell our products could be harmed.

In the year ended December 31, 2021, we launched our first commercial air purification unit, Pūrgo, for in-room applications, and in February 2022, we debuted a Pūrgo Lift prototype, an air purification device for elevators and other wall-mount applications. The successful commercialization of these products is highly uncertain and subject to a number of risks. These risks include, but are not limited to: (i) the possibility that our products will be found to be less effective than anticipated or fail to receive necessary regulatory clearances; (ii) that the products, even if effective, will be difficult to scale up or manufacture at commercial levels or uneconomical to market; (iii) that proprietary rights of third parties will preclude us from using such technologies or marketing such products; and (iv) that third parties will use or market superior or equivalent technologies or products.

Our products may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. We have a limited frame of reference from which to evaluate the long-term performance of Pūrgo and Pūrgo Lift. If these devices, or additional devices or applications of our technology that we may develop in the future, fail to perform as expected, customers may delay deliveries or terminate further orders and we may need to initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, financial condition and results of operations.

Our future success will depend on our ability to implement our business strategy and to develop and introduce, on a timely basis, products that address the evolving needs of our customers. If we are unable to develop, validate and scale the technology necessary to compete successfully with existing or newly emerging technologies, or if we are unable to develop products based on these technologies, our business, financial condition and results of operations could be seriously harmed.

If we cannot develop adequate distribution, customer service and technical support networks, or navigate applicable global logistics and supply chain bottlenecks, then we may not be able to market and distribute our products effectively or customers may decide not to order our products. In either case, our sales and revenues will suffer.

Our strategy requires us to distribute our products and provide a significant amount of customer service and maintenance. To provide these services, we have begun, and will need to continue, to develop a network of distribution and a staff of employees and independent contractors in each of the areas in which we intend to operate. We cannot assure that we will be able to organize and manage this network on a cost-effective basis, if at all. If we cannot effectively organize and manage this network, then it may be difficult for us to provide competitive service and support to our customers, in which case customers may be unable, or decide not, to order our products, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, governmental mandates related to the COVID-19 pandemic - among other dynamics - have negatively impacted, and may continue to impact, personnel and operations at third party manufacturing and component part supplier facilities in the United States and around the world, creating logistics and supply chain bottlenecks across many industries. These disruptions have adversely impacted the availability and cost of raw materials and component parts. For example, various electronic components and semi-conductor chips have become increasingly difficult to source, and when available, may be subject to substantially longer lead times and higher costs than historically applicable. While we have achieved improvements in our third-party manufacturing output since our commercial launch of Pūrgo at the end of the third quarter in 2021, we expect these ongoing global logistics and supply chain bottlenecks and component shortages may adversely impact our ability to source component parts at favorable prices (if at all) and may result in delays in, or reduced output from, our third-party manufacturing activities. Higher component costs and/or delays in our ability to manufacture and distribute Pūrgo and Pūrgo Lift could have a material adverse effect on our sales, revenues, and results of operations.

We expect to incur future losses through at least the year ending December 31, 2022 and cannot be certain that our Company will become profitable.

We have incurred operating losses each year since our inception and have only begun to recognize revenue starting in July 2021. These losses are expected to continue through at least the year ending December 31, 2022, notwithstanding that we have begun to generate revenue, because we plan to continue to make significant investments to develop and market our products and to establish our consumables and service business. We cannot be certain that we will ever achieve or sustain profitability. If we continue to incur operating losses for a period longer than expected, or in an amount greater than expected, we may be unable to continue our operations.

We may not be successful in implementing our proposed business strategy to achieve our expected revenue growth or effectively manage growth.

The Company began recognizing revenues as of July 2021. In the future, even if our revenues increase, our rate of growth may decline. In any event, we will not be able to grow as rapidly or at all if we do not:

•	successfully establish our technology and brand;

•	establish a commercial footprint;

•	accelerate development of prototypes and market introduction of our devices and other novel applications of our proprietary SteriDuct technology;

•	capitalize on our collaboration with experts in aerospace;

•	explore opportunities for collaboration; or

•	identify opportunities to establish industry leadership domestically and internationally.

We cannot assure you that we will be able to meet these objectives. As we grow, we expect to invest substantial financial and other resources to:

•	expand into non-medical markets such as schools, long-term care facilities and the aviation and HVAC industries;

•	support the development of a team of senior sales associates;

•	accelerate our development of complementary devices; and

•	incur general administration, including legal, accounting and other compliance, expenses related to being a public company.

Our planned growth will place significant demands on our management and on our operational and financial resources. We have hired and expect to continue hiring additional personnel to support our planned growth. Our organizational structure will become more complex as we add staff, and we will need to improve our operational, legal, financial and management controls as well as our reporting systems and procedures. We will require significant capital expenditures and the investment of valuable management resources to grow and develop in these areas. A failure to manage our growth effectively could materially and adversely affect our ability to market our products, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on sales of a single product for our future growth.

We are currently in the commercialization phase of our principal product, the Pūrgo device. We will depend for our growth on the success of this product. We cannot guarantee that our rollout of this product will be successful or that we will be able to increase sales of our Pūrgo device. In the year ended December 31, 2021, we generated sales of approximately $0.6 million of the Pūrgo device and, while we intend to promote sales of this product during 2022 and beyond, we cannot guarantee that we will succeed in these efforts. In addition, we may not be successful in developing or acquiring additional products. Any failure to expand sales of our Pūrgo device, or any failure to obtain market acceptance of our product, would have a material adverse effect on our business, financial condition, and results of operations.

We are subject to continuing regulation by the FDA, and if we fail to comply with regulations, including FDA and other state regulations, our business could suffer.

We and any contract manufacturers we engage with to produce our Pūrgo device are subject to FDA regulatory requirements, which include quality system regulations related to the manufacture of our devices, labeling regulations and medical device reporting (“MDR”) regulations. The MDR regulations require us to report to the FDA if we become aware of information that reasonably suggests the Pūrgo device may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device we market would likely cause or contribute to a death or serious injury if the malfunction were to recur. We must report corrections and removals to the FDA where the correction or removal was initiated to reduce a risk to health posed by the Pūrgo device or to remedy a violation of the Federal Food, Drug, and Cosmetic Act (the “FDCA”) caused by the device that may present a risk to health, and maintain records of other corrections or removals.

The manufacturing process for a medical device like Pūrgo is subject to FDA regulations. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as FDA’s quality system regulations. Although our agreements with our contract manufacturers require them to perform according to FDA quality system requirements, any of our suppliers or manufacturers could fail to comply with such requirements or to perform their obligations to us in relation to quality or otherwise. Under these circumstances, we may choose or be forced to enter into an agreement with another third-party manufacturer, which we may not be able to do on reasonable terms, if at all. If we are required to change manufacturers for any reason, we must verify that the new manufacturer maintains facilities and procedures that comply with applicable quality standards and regulations. The delays associated with the qualification of a new contract manufacturer could negatively affect our ability to produce our products in a timely manner or within budget.

The FDA regulates promotion, advertising and claims made with respect to FDA-regulated medical devices, including Pūrgo. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.

The FDA and state authorities have broad enforcement powers. We and our contract manufacturers are subject to ongoing inspection by regulatory authorities from time to time. Our or our contract manufacturer's failure to comply with applicable regulatory requirements could result in enforcement actions by the FDA or state agencies, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	recall, termination of distribution, administrative detention, injunction or seizure of our Pūrgo device;

•	customer notifications or repair, replacement or refunds;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for modifications to the Pūrgo device;

•	withdrawing or suspending clearance that has already been granted;

•	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

•	criminal prosecution.

Any corrective action, whether voluntary or involuntary, as well as potentially defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Digital marketing and social media efforts may expose us to additional regulatory scrutiny, including from the Federal Trade Commission (the “FTC”) and other consumer protection agencies and regulators.

In addition to the laws and regulations enforced by the FDA, advertising for various services and for non-restricted medical devices is subject to federal truth-in-advertising laws enforced by the FTC, as well as comparable state consumer protection laws. Our efforts to promote medical device products via social media initiatives may subject us to additional scrutiny of our practices. For example, the FTC and other consumer protection agencies scrutinize all forms of advertising (whether in digital or traditional formats) for business services, consumer-directed products, and non-restricted medical devices to ensure that advertisers are not making false, misleading or unsubstantiated claims or failing to disclose material relationships between the advertiser and its products’ endorsers, among other potential issues. The FDA oversees the advertising and promotional labeling for restricted medical devices and ensures, among other things, that there is effective communication of, and a fair and balanced presentation of, the risks and benefits of such high-risk medical devices.

Under the Federal Trade Commission Act (“FTC Act”), the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including injunctions affecting the manner in which we would be able to market our products in the future, or criminal prosecution. We plan to increase our advertising activities that may be subject to these federal and state truth-in-advertising laws. Any actual or perceived non-compliance with those laws could lead to an investigation by the FTC or a comparable state agency, or could lead to allegations of misleading advertising by private plaintiffs. Any such action against us could disrupt our business operations, cause damage to our reputation, and result in a material adverse effects on our business.

Our products have not been proven to reduce the risk of COVID-19 transmission.

We expect that much of the demand for our products will be based not only on their ability to reduce exposure of immunocompromised patients to airborne organisms that cause HAIs but also reduce the risk of COVID-19 transmission. Since the beginning of the COVID-19 pandemic, we have learned that the original SARS-CoV-2 strain can mutate rapidly, and these mutant strains, such as the Delta and Omicron variants, continue to spread throughout the global population. Accordingly, much is still unknown about the manner in which bacteria and viruses, including the novel coronavirus underlying COVID-19, and any mutation or variation thereof, are transmitted among human beings. Current studies have highlighted that COVID-19, like seasonal flu viruses and other pathogens (such as SARS and MERS), is transmitted by air predominantly through contact between an infected person and others. While we have proven that our devices can eliminate 99.99% (“4 Log”) of airborne pathogens in controlled laboratory environments, including a pathogen that is a surrogate for COVID-19, we have not conducted any tests or studies regarding the ability of such devices to reduce the spread of COVID-19 and any mutation or variation thereof, and our devices may ultimately not succeed in reducing the spread of COVID-19 or any mutation or variation thereof. Further, additional research may determine that COVID-19 is transmitted among human beings in other ways not known or fully understood. We expect demand for our products would be significantly less than anticipated if our products are not perceived as being effective at reducing the risk of COVID-19 transmission or if COVID-19 is determined to spread in ways other than through airborne transmission.

We may face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues.

We do not yet have an established market or customer base for our products. Acceptance of our products in the marketplace by both potential users and potential purchasers, including hospitals, schools, universities, commercial facilities, transportation systems and other healthcare and non-healthcare providers, is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform hospitals, schools, universities, commercial facilities, transportation systems, residential spaces and other health care and non-healthcare providers of the benefits of using our products. We may encounter significant clinical and market resistance to our products, and our products may never achieve market acceptance. We may not be able to build key relationships with physicians, education administrators and government agencies. Product orders may be cancelled or customers that are beginning to use our products may cease to do so and customers expected to begin using our products may not. Factors that may affect our ability to achieve acceptance of our products in the marketplace include, but are not limited, to whether:

•	such products will be effective;

•	such products will be cost-effective; and

•	we will be able to demonstrate product safety, efficacy and cost-effectiveness.

Acceptance of our products in the marketplace is also uncertain, and our failure to achieve sufficient market acceptance and any inability to sell such products at competitive prices will limit our ability to generate revenue and be profitable. Our products and technologies may not achieve expected reliability, performance and endurance standards. Our products and technologies may also not achieve market acceptance, including among hospitals, or may not be deemed suitable for other commercial applications.

We lack manufacturing experience and capabilities.

We do not have our own manufacturing facilities or capabilities. We have engaged Mack Molding, an FDA-regulated subsidiary of the privately held Mack Group, to manufacture the Pūrgo device. Although Mack Molding is an experienced contract manufacturer of medical devices, there can be no assurance that Mack Molding will be able to continue to manufacture our products successfully, including in a manner that complies with regulatory requirements, or at a scale to meet customer demand. There also can be no assurance that we would be able to secure another manufacturer for our products or do so on terms similar to those with Mack Molding. The inability to have our products manufactured in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

We receive a significant portion of our revenues from a small number of customers and the loss of, or nonperformance by, one or more of our significant customers could adversely affect our business.

During the year ended December 31, 2021, our largest and second largest customers accounted for approximately 45% and 12% of the Company’s revenues, respectively. Our largest customer in the 2021 fiscal year was a hospital deploying 100 units to address a variety of clinical and non-clinical spaces. As we roll out the Pūrgo device to a wider group of potential customers, we expect our largest customers may vary from period to period. However, as we continue to market our products and seek to develop and grow our customer base, our revenues and results of operations in any given period going forward may materially rely on one or a few significant customers. The failure of such customer or customers to fulfill their obligations under purchase commitments could result in a material reduction in our reported revenues and results of operations.

Our success may depend on our ability to protect our intellectual property.

Our success may depend on our ability to obtain and maintain patent and trade secret protection. We rely on patents and scientific know-how to protect a significant part of our intellectual property and competitive position. Our patents may not afford meaningful protection for our technologies and products. Some of our patent filings are in an early phase and may not be issued. Further, with respect to our existing patents and any future patents that may be issued, there can be no assurance that the issued claims will provide any significant protection against competitive products or otherwise be valuable commercially. Our competitors may develop technologies and products similar to our technologies and products that do not infringe upon our patents. Legal standards relating to the validity of patents and the proper scope of their claims, including in the medical device field, are still evolving, including that there is uncertainty regarding the breadth of claims in medical device patents or the effect of prior art on them.

We also rely on trade secrets to protect our technologies. However, trade secrets are difficult to protect. We require all of our employees to sign agreements that prohibit the improper use of our trade secrets or the disclosure of such to others, but we may be unable to determine if our employees have complied or will comply with their legal obligations under these agreements. We also require collaborators and consultants to enter into confidentiality agreements, but we may not be able to adequately protect our trade secrets or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of this information. Many of our employees and consultants were, and many of our consultants may currently be, parties to confidentiality agreements with other companies, and the use of our technologies could violate these agreements. In addition, third parties may independently discover our trade secrets or proprietary information.

To date, we have primarily used consultants and other contract personnel for product development and engineering, as well as for outsourced manufacturing expertise. While we believe the contracts underlying these relationships adequately provide for the protection of our patents and trade secrets, the use of such third-party contracts heightens the risk of unauthorized use or theft of our intellectual property. If we are not able to obtain adequate patent protection, enforce our intellectual property rights and/or protect our trade secrets, our ability to prevent competitors from making, using and selling competing products will be limited, which could have a material adverse effect on our business, financial condition or results of operations.

Our ability to expand our product offerings and introduce additional products and services may be limited, which could have a material adverse effect on our business, financial condition and results of operations.

In July 2021, we completed the development stage of our first commercial air purification unit, Pūrgo, for in-room applications and began commercial production and sales, and in February 2022, we debuted a prototype of Pūrgo Lift, an air purification device for elevators and other wall-mount applications. There can be no assurance that we will be successful in commercializing the Pūrgo or Pūrgo Lift devices or developing any other products or applications of our proprietary technology or that demand will develop for such in the future. Entry into new markets may require us to compete with new companies, cater to customer expectations and comply with new complex regulations, which may be unfamiliar. Accordingly, we could need to invest significant resources in market research, legal counsel and our organizational infrastructure, and a return on such investments may not be achieved for several years, if at all. Additionally, failure to comply with applicable regulations or to obtain required licenses could result in penalties or fines. Further, we may fail in demonstrating the value of any new value-added product to customers, which would compromise our ability to successfully create new revenue streams or receive returns in excess of investments. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

Quality problems with, and product liability claims in connection with, our products could lead to recalls or safety alerts, harm to our reputation, or adverse verdicts or costly settlements, and could have a material adverse effect on our business, financial condition and results of operations.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure, and our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of medical devices and services. In addition, our products may be used in intensive care settings with immunocompromised and seriously ill patients. Component failures, manufacturing defects or design flaws could result in an unsafe condition or injury to, or death of, a patient or other user of our products. These problems could lead to the recall of, or issuance of a safety alert relating to, our products and could result in unfavorable judicial decisions or settlements arising out of product liability claims and lawsuits, including class actions, which could negatively affect our business, financial condition and results of operations. In particular, a material adverse event involving one of our products could result in reduced market acceptance and demand for all products offered under our brand and could harm our reputation and ability to market products in the future.

High quality products are critical to the success of our business. If we fail to meet the high standards we set for ourselves and that our customers expect, and if our products are the subject of recalls, safety alerts or other material adverse events, our reputation could be damaged, we could lose customers and our revenue could decline.

Any product liability claim brought against us, with or without merit, could be costly to defend and resolve. Any of the foregoing problems, including product liability claims or product recalls in the future, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

We have limited experience selling our products to healthcare facilities, and we might be unsuccessful in increasing our sales.

Our business strategy depends largely on our ability to sell our products to hospitals and other healthcare facilities. We have limited experience with respect to sales and marketing, and in particular marketing to hospitals and healthcare facilities. If we are unsuccessful at manufacturing, marketing and selling our products, our business, financial condition and results of operations will be materially adversely affected.

Our results of operations could be negatively impacted if we are unable to capitalize on research and development spending.

We have and intend to continue to spend a significant amount of time and resources on research and development projects in order to develop and validate new and innovative products. We believe these projects will result in the commercialization of new products and will create additional future sales. However, factors including regulatory delays, safety concerns or patent disputes could delay the introduction or marketing of new products. We may experience an unfavorable impact on our business and financial condition if we are unable to capitalize on those efforts to successfully market new products.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others.

We may be sued for infringing or misappropriating the proprietary rights of others. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products or technology infringe a third party’s proprietary rights. Other companies may have filed patent applications on concepts similar to the concepts underlying our technologies and products. In addition, patents may be issued covering UV-C LED technology or other technologies or methods of air purification that could prevent us from developing our technologies or products, or that relate to certain other aspects of technology that we utilize or expect to utilize. From time to time, we may receive invitations from third parties to license patents owned or controlled by such parties. We will evaluate these requests and may consider obtaining licenses that are compatible with our business objectives. However, we may not be able to obtain licenses on acceptable terms, if at all. Our inability to operate without infringing upon the proprietary rights of others or a failure to obtain or maintain any necessary licenses could have a material adverse effect on our business, financial condition or results of operations.

We may collaborate with third parties to help develop certain technologies.

We may seek out collaboration opportunities to extend our UV-C LED air purification technology to the integrated air handling systems of large buildings, elevators and commercial aircraft. During the year ended December 31, 2021, we accelerated our development of air purification equipment utilizing our proprietary, patented SteriDuct technology for elevators in the Pūrgo Lift unit, and we have engaged a veteran of the elevator industry to continue to develop that product. We also may create strategic alliances with aviation industry suppliers to provide both ground-based and in-flight air purification systems. There can be no assurances that we will enter into any such collaborations or that they will be successful. If our collaborations are not successful, it may impact our ability to develop new technologies and products, which could adversely impact our business, financial condition and results of operations. Further, such collaborations may introduce additional risk with respect to possible unauthorized use or infringement upon our intellectual property rights by the third-parties with whom, if any, we ultimately engage in strategic collaborations.

Significant additional governmental regulation could subject us to unanticipated delays, which would adversely affect our sales and revenues.

Our business strategy depends in part on our ability to get our products into the market as quickly as possible. Additional laws and regulations, or changes to existing laws and regulations that are applicable to our business, may be enacted or promulgated, and the interpretation, application or enforcement of existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcement or the specific effects any of these might have on our business.

Any future laws, regulations, interpretations, applications or enforcement could delay or prevent regulatory clearance of our products and our ability to market our products. Moreover, changes that result in our failure to comply with the requirements of applicable laws and regulations could result in the types of enforcement actions by the FDA or other agencies as described above, all of which could impair our ability to have manufactured and to sell the affected products.

Risks associated with our common stock

Our executive officers, directors and principal stockholders have the ability to control all matters submitted to stockholders for approval.

The Company’s executive officers, directors and stockholders who own 5% or more of our currently outstanding shares of common stock beneficially own shares, in the aggregate, representing approximately 73.7% of the shares of our outstanding common stock as of December 31, 2021. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any charter amendment, merger, consolidation or sale of all or substantially all of our assets. These stockholders could cause the Company to take actions that these stockholders believe to be in their best interests but with which the remainder of our stockholders disagree. For example, they could cause the Company to enter into mergers with companies that operate in different businesses, or they could elect to cause the Company to sell all or substantially all of its assets. This concentration of voting power could delay or prevent an acquisition of the Company on terms that other stockholders may desire.

While our common stock is listed on Nasdaq, if we do not meet Nasdaq’s continuing listing requirements we could be delisted and there can be no assurance that an active and liquid public market will fully develop or be sustained.

Our common stock is listed on Nasdaq. Notwithstanding such listing, there can be no assurance that an active or liquid public market will fully develop or be sustained. In addition, if we do not meet Nasdaq’s continuing listing requirements, including Nasdaq requirements related to maintenance of a minimum stock price, the aggregate market value of our common stock, and the number of public holders of our common stock, we could be delisted by Nasdaq. In the absence of an active or liquid public market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our securities may be limited; and

•	a lack of visibility for our securities may have a depressive effect on any market price for our securities.

Moreover, there can be no assurance that securities analysts of brokerage firms will provide coverage of the Company, if at all. In the event there is no active or liquid public market for our common stock or coverage of the Company by securities analysts of brokerage firms, you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from Nasdaq or any other trading market on which it may be listed or quoted.

The lack of an active trading or liquid public market may impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to use our securities as consideration for future acquisitions.

The price of our shares of common stock in the future may be volatile.

The market price of our common stock has been and will likely continue to be volatile and has and could in the future fluctuate widely in price in response to various factors, many of which are beyond our control, including, but not limited to:

•	technological innovations or new products and services by us or our competitors;

•	additions or departures of key personnel;

•	sales of shares of our common stock;

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	results of operations below expectations;

•	loss of any strategic relationship (including, in particular, our relationship with the third-party manufacturer we use to produce the Pūrgo device);

•	industry developments;

•	regulatory developments, including with respect to FDA rules and regulations;

•	general economic, industry and other external factors; and

•	period-to-period fluctuations in our financial results.

Any of these factors could have a significant and adverse impact on the market price of our common stock. Because we have a limited operating history and a very limited history of generating revenue, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above factors. In addition, the securities markets have from time to time experienced significant price and volume fluctuations, extreme volatility or rapid declines that are unrelated or disproportionate to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock, regardless of our actual operating performance.

If our shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our shares may be adversely affected.

If we fail to meet certain criteria specified in the federal securities laws, including with respect to our reported net tangible assets, transactions in our shares may become subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, broker-dealers who recommend such shares to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions, and trading activity in our shares may be adversely affected. As a result, the market price of our shares may be depressed, and you may find it more difficult to sell our shares. We believe that we are currently not subject to the “penny stock” rules, but that could change in the future.

We have never declared dividends and do not intend to.

We have never declared or paid dividends on our equity securities and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, applicable contractual restrictions and other such factors as we may deem relevant.

We are an “emerging growth company” under the JOBS Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenue exceeds $1.07 billion, if we issue more than $1.0 billion in non-convertible debt in a three- year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. Any inability to raise additional capital as and when we need it could have a material adverse effect on our business, financial condition, results of operations, liquidity and prospects.

All of the Company’s stockholders who acquired their shares of common stock prior to our IPO are subject to a 12-month lock-up from the IPO, and the expiration of the lock-up and those shares becoming eligible for future sale may have an adverse effect on the market price of our shares.

There are 11,363,636 shares of common stock held by the Company’s pre-IPO stockholders. All of such outstanding shares are subject to restrictions on sale and are “restricted securities” as defined in accordance with Nasdaq’s initial listing requirements. Any sale, or the prospect of any such sale, in the future of such shares could have an adverse effect on the future market price for our shares or on our ability to obtain future financing. Any of the foregoing may have a depressive effect on the price of our shares. Additionally, while the shares held by our pre-IPO stockholders are subject to 12-month lock-up agreements with the underwriters of our IPO, any release of these lock-up agreements or lock-up arrangements, or the prospect of any such release, may also place downward pressure on the price of our shares.

We have and expect to continue to incur significant increased costs as a result of operating as a public company, and our management is now required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to reporting requirements under the Exchange Act, the other rules and regulations of the SEC, and the rules and regulations of Nasdaq.

The expenses required to adequately report as a public company are material, and compliance with the various reporting and other requirements applicable to public companies requires considerable time and attention of management. For example, the Sarbanes-Oxley Act and the rules of the SEC and national securities exchanges impose various requirements on public companies, including requiring the establishment and maintenance of effective disclosure and internal controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. These rules and regulations have and will continue to increase our legal and financial compliance costs and have and will continue to make some activities more time consuming and costly. For example, we expect these rules and regulations will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits on coverage or incur substantial costs to maintain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, our board committees or as executive officers.

If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations as a public company or prevent fraud, and investor confidence and the trading prices of our securities may be materially and adversely affected.

Prior to the completion of our IPO, the Company had limited accounting personnel and other resources to address internal controls over financial reporting. In connection with the audits of our financial statements as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 and 2020, we identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board (the “PCAOB”), a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Management identified the following deficiencies, which in the aggregate are material weaknesses, in its assessment of the effectiveness of internal control over financial reporting as of December 31, 2021. Management noted we do not have sufficient segregation of duties within the accounting function, a lack of timely reconciliation of accounts and review of the Company’s financial statements at each reporting period, a lack of appropriate contemporaneous documentation and/or valuation for certain equity transactions and execution of significant agreements containing inaccurate terms and errors.

We are in the process of implementing a number of measures to address this material weakness. However, we cannot assure you that these measures will fully address the material weakness and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated.

We are subject to the Sarbanes-Oxley Act of 2002, and specifically to Section 404 thereof, which will require that we include a certification from management on the effectiveness of our internal controls in our annual reports on Form 10-K, beginning with the Form 10-K filed for the year ending December 31, 2022. In addition, once we cease to be either an “emerging growth company” as such term is defined in the JOBS Act or a non-accelerated filer in accordance with Rule 12b-2 under the Exchange Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our continuing reporting obligations have and may continue to place a significant strain on our management, operational and financial resources and systems. We may be unable to complete our evaluation testing and any required remediation on a timely basis or at all.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or audited from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our reputation, business, financial condition and results of operations may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Financial Industry Regulatory Authority sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

Financial Industry Regulatory Authority (“FINRA”) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares once publicly traded, have an adverse effect on the market for our common stock and thereby depress our share price.

Risks associated with the offering

The forward-looking statements contained in this offering circular involve several known and unknown risks that could have a material impact on our performance.

This offering circular contains forward-looking statements, including statements regarding, among other items, our business strategies and anticipated demand for our products. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks related to our new and uncertain technology and business, the early stage of commercialization and development of our products, our limited operating history, competition, the uncertainty of obtaining regulatory clearance to market our products, the uncertainty of intellectual property protection and other risks discussed in this section as well as other factors referenced in this offering circular.

Our management will have broad discretion as to how the offering proceeds are used.

Our management will have broad discretion regarding how we use the net proceeds of this offering. Investors will be relying on the judgment of management regarding the application of the proceeds of the offering. The results and effectiveness of our use of the proceeds are uncertain.

The determination of the offering price of our shares is more arbitrary compared with the pricing of securities for an established operating company.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AERC”. On , 2022, the last sale price of our common stock on Nasdaq was $ per share. The public offering price may be determined by negotiation between us and the representative of the underwriters. Principal factors to be considered in determining the public offering price include the last sale price of our common stock immediately prior to this offering, recent market prices of, and demand for, publicly-traded securities of comparable companies, the general condition of the securities markets at the time of our offering and such other factors as may be deemed relevant by the underwriters and us. Notwithstanding such considerations, the determination of the public offering price may entail less certainty than in the pricing of securities of more established operating companies.

You will incur immediate and substantial dilution of the price you pay for your shares.

The difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering constitutes dilution to the investors of shares in this offering. Our prior stockholders acquired their common stock prior to this offering at substantially less than investors are paying in this offering, significantly contributing to this dilution. Upon consummation of this offering, investors will incur immediate dilution of approximately $ per share (the difference between the pro forma as adjusted net tangible book value per share and the initial offering price of $ per share). This is because investors purchasing shares in this offering will be contributing approximately % of the total amount paid to us for our outstanding securities after this offering but will only own % of our outstanding securities. Accordingly, the per-share purchase price investors in this offering will be paying exceeds our per share pro forma as adjusted net tangible book value.

General Risk Factors

Business or economic disruptions could seriously harm our business.

Broad-based business or economic disruptions could adversely affect our business. For example, Russia’s recent invasion of Ukraine has prompted the U.S. and other countries to announce sanctions against Russia. The full effect of this military conflict and related sanctions on the global economy and our existing and prospective customers, and as a result, our business, remains uncertain. While the onset of the COVID-19 global pandemic underscored the urgency of bringing to market air purification solutions to help protect front-line healthcare workers, patients and the general population, associated business shutdowns or disruptions could impair our ability to manufacture or sell our products, which would adversely affect our business, financial condition and results of operations.

If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed, and our ability to compete could be impaired.

Our success depends, to a significant degree, upon the continued contributions of the members of our senior management and highly credentialed scientists. If we lose the services of one or more of these people, we may be unable to achieve our business objectives. We may be unable to attract and retain personnel with the advanced technical qualifications or managerial experience necessary for the development of our business and products or commercialization of our products. In addition, our current employees are at-will employees, which means that either we or the employee may terminate the employment relationship at any time, and our agreements with our independent contractors generally extend only on a monthly basis after an initial term, with the ability of either party to terminate the agreement upon prior notice to the other party.

We face intense competition.

We face, and will continue to face, intense competition from organizations such as large, diverse companies with extensive product development and manufacturing capabilities, as well as smaller specialized companies, that have developed and are attempting to develop air filtration and purification systems. We believe that the COVID-19 pandemic and recently discovered new more virulent and infectious strains of the coronavirus have increased, and will continue to increase, this competition. Further, the FDA Enforcement Policy for Sterilizers, Disinfectant Devices, and Air Purifiers during the Coronavirus Disease 2019 (COVID-19) Public Health Emergency and other temporary accommodations implemented by the FDA as a result of the COVID-19 pandemic to enable disinfectant devices, sterilizers, air purifiers, and other medical equipment to be brought to market in an expedited manner has made it easier for new entrants into our market.

Although we believe that we have significant competitive advantages over other organizations, our competitors may develop and commercialize products and technologies that compete with our products and technologies. Organizations that compete with us may have substantially greater financial resources than we do and may be able to: (i) provide broader services and product lines; (ii) make greater investments in research and development; (iii) carry on larger research and development initiatives; (iv) undertake more extensive marketing campaigns; and (v) adopt more aggressive pricing policies than we can. Our competitors may also have greater name recognition and better access to customers than we do. We also expect to continue to face competition from alternative technologies. Our technology and products may be rendered obsolete or uneconomical by advances in existing technological approaches or products or the development of different approaches or products by one or more of our competitors.

We may not be able to achieve or maintain satisfactory pricing and margins for our products, which could harm our business and results of operations.

We can give no assurance that we will be able to maintain satisfactory prices for our Pūrgo and Pūrgo Lift devices and other products we develop in the future. If we are forced to lower the price we charge for our Pūrgo and Pūrgo Lift devices, our gross margins will decrease, which will harm our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode, which could harm our business, financial condition and results of operations.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to stockholders and otherwise disrupt our operations and adversely affect our business, financial condition and results of operations.

Our success will depend, in part, on our ability to grow our business, which can include acquisitions. We may identify opportunities to establish industry leadership domestically and internationally through selective joint ventures and acquisitions that further capitalize on our differentiated technology. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. We may also seek to acquire businesses in industries in which we do not currently operate. Some of these acquisitions or other transactions may be material. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•	diversion of management’s time and focus from operating our business to addressing acquisition integration challenges;

•	coordination of technology, research and development and sales and marketing functions;

•	retention of employees from the acquired company;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•	the need to implement or improve controls, policies and procedures at a business that prior to the acquisition may have lacked effective controls, policies and procedures;

•	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our results of operations;

•	liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with acquisitions and investments could result in our failure to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and otherwise harm our business. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the write-off of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

We utilize information technology systems and networks to process, transmit and store electronic information in connection with our business activities. As the use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data, all of which are vital to our operations and business strategy. There can be no assurance that we will be successful in preventing cyber-attacks or successfully mitigating their effects.

Despite the implementation of security measures, our computer systems and those of our current and future third-party service providers are vulnerable to damage or disruption from hacking, computer viruses, software bugs, unauthorized access or disclosure, natural disasters, terrorism, war and telecommunication, equipment and electrical failures. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all. Unauthorized access, loss or dissemination could disrupt our operations, including our ability to conduct research and development activities, process and prepare company financial information and manage various general and administrative aspects of our business. To the extent that any such disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure or theft of confidential, proprietary or personal information, we could incur liability, suffer reputational damage or poor financial performance or become the subject of regulatory actions by federal, state or non-U.S. authorities, any of which could adversely affect our business.

We may need to initiate lawsuits to protect or enforce our patents or other proprietary rights, which would be expensive and, if unsuccessful, may cause us to lose some of our intellectual property rights.

In order to protect or enforce our patent and other intellectual property rights, it may be necessary for us to initiate patent or other intellectual property litigation proceedings against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. These lawsuits could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at a risk of not being issued. Further, these lawsuits may also provoke the defendants to assert claims against us. The patent position of medical device firms is highly uncertain, involves complex legal and factual questions and has recently been the subject of much litigation. There can be no assurance that we will prevail in any such suits or proceedings or that the damages or other remedies awarded to us, if any, will be commercially valuable.

We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to various litigation matters from time to time, which could have a material adverse effect on our business, financial condition and results of operations. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

Insurance policies may be expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not know if we will be able to obtain and maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which may adversely affect our business, financial position and results of operations.

Our results of operations may fluctuate significantly, which will make our future results difficult to predict and could cause our results to fall below expectations.

Our quarterly and annual results of operations may fluctuate significantly, which will make it difficult for us to predict our future results. These fluctuations may occur due to a variety of factors, many of which are outside of our control and may be difficult to predict, including, but not limited to:

•	the timing and cost of, and level of investment in, research, development and commercialization activities, which may change from time to time;

•	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•	expenditures that we may incur to acquire, develop or commercialize additional products and technologies;

•	the level of demand for any future products, which may vary significantly over time;

•	customer mix and varying length of sales cycles for different customer segments;

•	developments involving our competitors;

•	the cost of servicing and maintaining our products;

•	the cost of manufacturing, as well as building out our supply chain, which may vary depending on the quantity of productions, and the terms of any agreements we enter into with third-party suppliers; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual results of operations. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or results of operations fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or operating guidance we may provide.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this offering circular that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this offering circular may include, for example, statements about our:

•	our total addressable market;

•	general economic conditions in the markets where we operate;

•	the impact of the COVID-19 pandemic and related prophylactic measures;

•	expected timing of regulatory approvals and product launches;

•	non-performance of third-party vendors and contractors;

•	risks related to our ability to successfully sell our products and the market reception to and performance of our products;

•	compliance with, and changes to, applicable laws and regulations;

•	limited operating history;

•	ability to manage growth;

•	ability to obtain additional financing when and if needed;

•	ability to expand product offerings;

•	ability to compete with others in our industry;

•	ability to protect our intellectual property;

•	the ability of certain existing stockholders to determine the outcome of matters which require stockholder approval;

•	results of operations;

•	ability to defend against legal proceedings; and

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors.

The forward-looking statements contained in this offering circular are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock that we are selling in this offering will be approximately $            million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds for supporting the continued build-out of our organization, funding the production of our air purification devices, establishing our consumables and service business and supporting our product development efforts for our high priority initiatives. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including the timing of the receipt of proceeds from this offering, status of our product development efforts, sales and marketing activities, technological advances, amount of cash generated or used by our operations and competition. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

DIVIDEND POLICY

We have not paid any cash dividends on our shares of common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be declared at the discretion of our board of directors. It is the current intention of our board of directors to retain all earnings, if any, for use in our business operations, and accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. See the section entitled “Risk Factors — Risks associated with our common stock — We have never declared dividends and do not intend to.”

Under Delaware law, dividends may be payable only out of surplus, which is calculated as our net assets less our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. There is no assurance that we will be able to satisfy these statutory requirements in the future.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2022:

•	on an actual basis; and

•	on an as adjusted basis and the sale by us of shares of common stock in this offering at an assumed public offering price of $ per share (the midpoint of the estimated price range set forth on the cover of this offering circular) and the application of the net proceeds from this offering as set forth under the section entitled “Use of Proceeds.”

	As of March 31, 2022
	Actual	As Adjusted
Cash and cash equivalents	$17,774,097	$
Stockholders’ equity
Stockholders’ equity	$138,776	$
Common stock, $0.01 par value per share, shares authorized, issued and outstanding (actual); 110,000,000 shares authorized, 13,877,636 shares issued and outstanding (as adjusted)	—
Additional paid-in capital	23,990,337
Accumulated deficit	(4,325,824)
Total equity	$19,803,289	$

(1)	A $1.00 increase (decrease) in the assumed public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover of this offering circular, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital and total equity by approximately $ million, assuming that the number of shares offered by us, which we show on the cover of this offering circular, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. Each increase (decrease) of 100,000 shares of common stock at the assumed public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover of this offering circular, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital and total equity by approximately $ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, you will experience immediate and substantial dilution in the net tangible book value per share of our common stock upon completion of this offering.

Our net tangible book value as of March 31, 2022 was approximately $19,803,289, or approximately $1.43 per share. Our net tangible book value is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total number of outstanding shares of our common stock.

After giving effect to the sale of common stock in this offering at an assumed public offering price of $         per share (the midpoint of the estimated price range set forth on the cover of this offering circular), and after deducting estimated underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of March 31, 2022 would have been approximately $                , or approximately $          per share. This represents an immediate increase in the net tangible book value of $          per share to our existing stockholders and an immediate dilution (i.e., the difference between the offering price and the pro forma net tangible book value after this offering) to new investors participating in this offering of $          per share.

The following table illustrates the per share dilution to new investors participating in the offering:

Assumed public offering price per share		$
Net tangible book value per share as of March 31, 2022	$1.43
Increase per share attributable to new investors in this offering
Pro forma net tangible book value per share
Dilution in pro forma net tangible book value per share to new investors in this offering(1)		$

(1)	Dilution is determined by subtracting net tangible book value per share after giving effect to the offering at the assumed public offering price paid by a new investor.

The following table summarizes, on a pro forma basis as of March 31, 2022, the total number of shares of common stock owned by existing stockholders and to be owned by the new investors in this offering, the total consideration paid and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering at $      , the midpoint of the estimated price range set forth on the cover of this offering circular, calculated before deducting estimated discounts and commissions and offering expenses:

Average Price Per Share
	Common Stock Purchased			Total Consideration
	Number	Percentage		Amount		Percentage
Existing stockholders	13,877,636				$41,888,768			$3.02
New investors in this offering
Total			%	$			%	$

A $1.00 increase (decrease) in the assumed public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover of this offering circular, would increase (decrease) our adjusted pro forma net tangible book value as of March 31, 2022 by approximately $         , the pro forma net tangible book value per share after this offering by $        per share and the dilution in pro forma net tangible book value per share to new investors in this offering by $         per share assuming the number of shares offered by us, as set forth on the cover page of this offering circular, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes appearing elsewhere in this offering circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this offering circular, including information with respect to our plans and strategy for our business and related financing, includes forward- looking statements involving risks and uncertainties and should be read together with the section entitled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

AeroClean Technologies is an interior space air purification technology company. Our immediate objective is to initiate full-scale commercialization of our high-performance interior air sterilization and disinfection products for the eradication of harmful airborne pathogens, including COVID-19.

We were established to develop unmatched, technology-driven medical-grade air purification solutions for hospitals and other healthcare settings. The onset of the COVID-19 global pandemic underscores the urgency of bringing to market air purification solutions to help protect front-line healthcare workers, patients and the general population.

We incorporate our proprietary, patented UV-C LED technology in equipment and devices to reduce the exposure of occupants of interior spaces to airborne particles and pathogens. These spaces include hospital and non-hospital healthcare facilities (such as outpatient chemotherapy and other infusion facilities and senior living centers and nursing homes), schools and universities, commercial properties and other indoor spaces.

Our products are being designed and engineered to exceed the rigorous standards set by the FDA for Class II medical devices used for interior air sterilization and disinfection products. In June 2022, the FDA granted our Pūrgo technology 510(k) clearance for use in healthcare and other markets for which product performance to reduce the amount of certain airborne particles and infectious microbes in an indoor environment must be validated to specific standards. Our Pūrgo technology was tested and certified to meet such standards by independent laboratories. Regulatory clearances and independent certifications serve as important indications of product quality and performance that also influence decision-making by non-healthcare market equipment purchasers.

We initiated the full-scale launch of our first product, Pūrgo, in the year ended December 31, 2021. Pūrgo is our proprietary, continuous air sanitization product for indoor spaces. Pūrgo’s launch also marks the debut of our go-to-market strategy for SteriDuct, the Company’s patented air purification technology. We intend to incorporate SteriDuct into a broad line of autonomous air treatment devices. For example, we debuted a prototype of Pūrgo Lift, our air purification solution for elevators and other wall-mount applications, in February 2022.

Pūrgo has been well-received by our customers. Our success depends to a large extent on our ability to increase sales of our Pūrgo device during 2022 and beyond.

As part of our business strategy we continually evaluate a wide array of strategic opportunities, including the acquisition, disposition or licensing of intellectual property, mergers and acquisitions, joint ventures and other strategic transactions. In connection with these activities, we may enter into non-binding letters of intent as we assess the commercial appeal of potential strategic transactions. We may seek to acquire technologies, product lines and companies that operate in businesses similar to our own or that are ancillary, complementary or adjacent to our own or in which we do not currently operate. Such businesses could operate in the air purification space or more generally in the health and wellness space or in other industries. We could also seek to merge with or into another company or sell all or substantially all of our assets to another company. Any transactions that we enter into could be material to our business, financial condition and operating results. Please see related risks described under the captions “We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to stockholders and otherwise disrupt our operations and adversely affect our business, financial condition and results of operations.” and “Our executive officers, directors and principal stockholders have the ability to control all matters submitted to stockholders for approval.” in the section entitled “Risk Factors.”

COVID-19 Pandemic

We continue to monitor the COVID-19 pandemic and its variants, including the emergence of variant strains, which continue to spread throughout the world and have adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. Across many industries, including our own, COVID-19 - among other factors - has negatively impacted personnel and operations at third-party manufacturing and component part supplier facilities in the United States and around the word. These disruptions have adversely impacted the availability and cost of raw materials and component parts. For example, various electronic components and semi-conductor chips have become increasingly difficult to source and, when available, may be subject to substantially longer lead times and higher costs than historically applicable. The continued shortages impacted the ability to manufacture units during the first quarter of 2022, the weekly and monthly production run rates we expected to achieve during the first quarter and likely the run rates we expected to achieve for the remainder of this fiscal year. We do have line of sight to improvement on some long lead-time board and electronics components in the second half of 2022, but we cannot predict the ever-changing global logistics and supply chain environment.

We continue to actively monitor the situation and may take further actions that impact operations as may be required by federal, state or local authorities or that we determine is in the best interests of our employees, customers, suppliers and stockholders. As of the date of this offering circular, the pandemic presents uncertainty and risk as we cannot reasonably determine or predict the nature, duration or scope of the overall impact the COVID-19 pandemic will have on our business, results of operations, liquidity or capital resources.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

The following table summarizes our results of operations for the periods indicated:

	Three Months Ended March 31,
	2022	2021	Change
Product revenues	$6,733	$-	$6,733
Cost of sales	3,764	-	3,764
Gross profit	2,969	-	2,969
Operating expenses:
Selling, general and administrative	1,471,386	380,002	1,091,384
Stock-based compensation	670,838	-	670,838
Research and development	531,483	1,589,690	(1,058,207)
Total operating expenses	2,673,707	1,969,692	704,015
Loss before income tax benefit	(2,670,738)	(1,969,692)	(701,046)
Income tax benefit	92,774	-	92,774
Net loss	$(2,577,964)	$(1,969,692)	$(608,272)

Revenues and Cost of Sales

The Company began the production and sale of its first commercial product, Pūrgo, in July 2021 and, therefore, did not have any revenue in the prior year period. Revenues for the three months ended March 31, 2022 were $6,733. Sales declined as compared to the run rate from the second half of fiscal 2021. To increase efficiencies and reduce the impact of future supply chain disruptions, the Company eliminated unnecessary elements from the bill of materials, which will further reduce assembly time but required additional testing to be conducted. The Company paused production and sales activities while the testing was being conducted. Testing has been completed, production has resumed and the sales team is engaged in discussions for direct sales and distribution opportunities.

Operating Expenses

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist primarily of costs related to our employees, independent contractors and consultants. Other significant general and administrative expenses include accounting and legal services and expenses associated with obtaining and maintaining patents as well as marketing and advertising services and expenses associated with establishing our brand and developing our website, marketing materials and call center.

For the three months ended March 31, 2022 and 2021, we incurred $2,142,224 and $380,002, respectively, of SG&A and stock-based compensation expenses. We attribute the increase of $1,762,222 primarily to the increase in costs required to be a public company as well as a greater level of business activities being conducted in the three months ended March 31, 2022 as compared to the same period in 2021. Public company costs include: audit and legal fees; costs required to establish investor relations, financial reporting and public relations functions; increased insurance costs; public company filing and registration fees; and related costs. These public company costs drove an increase in SG&A of approximately $730,000 in the first quarter of 2022 as compared to the first quarter of 2021. The balance of the increase was primarily due to stock-based compensation expense of approximately $670,000 and increased rent and personnel costs of approximately $150,000.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities. We expense research and development costs as they are incurred. Our research and development expenses primarily consist of outsourced engineering, product development and manufacturing design costs. For the three months ended March 31, 2022 and 2021, we incurred $531,483 and $1,589,690, respectively, in research and development costs. Research and development expenses decreased by $1,058,207 for the three months ended March 31, 2022 as compared to the prior year period. Research and development activities were higher in the first quarter of 2021 as compared to the current quarter due to product development, engineering, testing and regulatory costs incurred to prepare our Pūrgo device for launch in July 2021.

Net Losses

Our net losses were $2,577,964 and $1,969,692 for the three months ended March 31, 2022 and 2021, respectively. Losses increased in the first quarter of 2022 as compared to the first quarter of 2021 for the reasons set forth above.

Comparison of Fiscal Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the periods indicated:

	Year Ended December 31,
	2021	2020	Change
Product revenues	$616,511	$-	$616,511
Cost of sales	338,896	-	338,896
Gross profit	277,615	-	277,615
Operating expenses:
Selling, general and administrative	4,327,998	1,131,385	3,196,613
Research and development	4,193,362	2,191,696	2,001,666
Total operating expenses	8,521,360	3,323,081	5,198,279
Loss before income tax benefit	(8,243,745)	(3,323,081)	(8,243,745)
Income tax benefit	320,138	-	320,138
Net loss	$(7,923,607)	$(3,323,081)	$(4,600,526)

Revenue and Cost of Sales

The Company began the production and sale of its first commercial product, Pūrgo, in July 2021, generating $616,511 in product revenues for the year ended December 31, 2021 (of which amount $80,000 was generated from sales to certain of the Company’s directors and shareholders). The Company did not have any revenue in the year ended December 31, 2020. Cost of sales increased in conjunction with the increase in revenues.

Operating Expenses

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of costs related to our employees, independent contractors and consultants. Other significant selling, general and administrative expenses include accounting and legal services and expenses associated with obtaining and maintaining patents as well as marketing and advertising services and expenses associated with establishing our brand and developing our website, marketing materials and call center.

For the years ended December 31, 2021 and 2020, we incurred $4,327,998 and $1,131,385, respectively, of selling, general and administrative expenses. We attribute the increase of $3,196,613 primarily to a greater level of business activities being conducted in the year ended December 31, 2021 as compared to the same period in 2020, including costs related to the hiring of additional personnel (an increase of approximately $800,000), increased fees for outside consultants (an increase of approximately $1,000,000), stock-based compensation of approximately $260,000, rent expense (an increase of approximately $400,000) and professional fees and insurance (an increase of approximately $400,000).

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities. We expense research and development costs as they are incurred. Our research and development expenses primarily consist of outsourced engineering, product development and manufacturing design costs.

For the years ended December 31, 2021 and 2020, we incurred $4,193,362 and $2,191,696, respectively, in research and development costs. We attribute the increase of $2,001,666 primarily to additional costs in the year ended December 31, 2021 as incremental outsourced engineering, testing and regulatory costs associated with our 510(k) submission were incurred to launch Pūrgo in July 2021 as compared to the year ended December 31, 2020 where significant spending on research and development costs did not commence until approximately May 2020.

Net Losses

Our net losses were $7,923,607 and $3,323,081 for the years ended December 31, 2021 and 2020, respectively. Losses increased in fiscal 2021 as compared to fiscal 2020 for the reasons set forth above.

Liquidity and Capital Resources

Sources of Liquidity

As of March 31, 2022, we had cash of $17,774,097 compared to cash of $19,629,649 as of December 31, 2021. On November 29, 2021, we completed our IPO of 2,514,000 shares of our common stock, which included the partial exercise of the underwriters’ overallotment option, at a public offering price of $10.00 per share for aggregate gross proceeds of $25,140,000 and net proceeds of approximately $21,640,000, after deducting underwriting fees and closing costs of approximately $3,500,000.

As of December 31, 2021, we had cash of $19,629,649 compared to cash of $2,333,117 as of December 31, 2020. During the year ended December 31, 2021, our predecessor, AeroClean Technologies, LLC, raised approximately $5,100,000 in gross proceeds from the sale of our Class A units and issued approximately $900,000 of our Class A units to our independent contractors and members of our board of directors for services rendered. On September 30, 2021, we borrowed $500,000, and on November 5, 2021, we borrowed an additional $500,000 pursuant to bridge loans (collectively, the “Bridge Loans”) from the chair of our board of directors at an interest rate equal to the prime rate plus 3.0% per annum, 6.25% for the life of the Bridge Loans, with the principal and accrued interest due upon demand. We repaid the Bridge Loans and accrued interest on December 1, 2021 with a portion of the net proceeds from our IPO.

Prior to our IPO, AeroClean Technologies, LLC, our predecessor, funded its operations principally with approximately $15,000,000 in gross proceeds from the sale of Class A units. As of March 31, 2022, we had an accumulated deficit of $4,325,824. The Company’s net cash used in operating activities was $1,827,477 for the three months ended March 31, 2022 as compared to $1,722,012 used in operating activities for the prior year period. As of December 31, 2021, we had an accumulated deficit of $1,747,860. The Company’s net cash used in operating activities was $7,795,087 for the year ended December 31, 2021 as compared to $3,069,976 used in operating activities for the prior year period.

We have incurred operating losses since our inception. While the Company began producing and selling its Pūrgo device in July 2021, these losses are expected to continue through at least the end of 2022 as we continue to make significant investments to develop and market our products and to establish our consumables and service business.

Future Funding Requirements and Outlook

We have incurred operating losses each year since our inception. These losses are expected to continue through at least the end of 2022 because we plan to continue to make investments to develop and market our products and to establish our consumables and service business. We also expect to continue to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

On February 1, 2021, we entered into a lease with Garden Bio Science Partners, LLC, an entity controlled by the chair of our board of directors, with a term of ten years at an annual base rent of $260,000, subject to escalation of 2.5% on an annual basis. As of March 31, 2022, the future minimum lease payments under this arrangement approximated $2,610,000.

Based on our current financial resources, our expected revenues and our expected level of operating expenditures, we believe that we will be able to fund our projected operating requirements for at least the next 12 months from the date of this offering circular.

Over the long-term, the Company will continue to have capital requirements and expects to devote resources to grow its operations. Moreover, if the Company pursues an acquisition strategy, it may need to raise incremental capital in order to finance the purchase price to be paid to target stockholders. As a result of these funding requirements, we will likely need to obtain additional financing by engaging in debt and/or equity offerings or seeking additional borrowings. To the extent that we raise additional capital through the sale of convertible debt or equity securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. The availability of debt financing or equity capital will depend upon the Company’s financial condition and results of operations as well as prevailing market conditions.

Inflation

Inflation has adversely affected our business, and we expect this to continue through the end of 2022. We have been and expect to continue to be negatively impacted by increased component and logistics costs. In addition, our cost of labor and materials may increase, which would negatively impact our business and financial results. Alternatively, deflation may cause a deterioration of global and regional economic conditions, which could impact unemployment rates and consumer discretionary spending. These and other factors that may increase the risk of significant deflation could negatively impact our business and results of operations.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts and related disclosures. We evaluate these estimates, judgments and methodologies on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable. Our actual results could differ from those estimates.

Our significant accounting policies are more fully described in Note 2, Summary of Significant Accounting Policies to our financial statements appearing elsewhere in this offering circular. We believe that the accounting policies are critical for fully understanding and evaluating our financial condition and results of operations.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to companies that are not emerging growth companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of the IPO; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers (who are our Chief Executive Officer and Chief Financial Officer, respectively), or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognized that disclosure controls and procedures can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met.

A material weakness in internal control over financial reporting was identified in connection with the audits of our financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 and 2020, which we are currently remediating.

Notwithstanding the existence of the material weaknesses discussed below, our management, including our Chief Executive Officer and Chief Financial Officer, has concluded that the financial statements included in this offering circular fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in this offering circular in conformity with U.S. GAAP.

Prior to the completion of our IPO, the Company has had limited accounting personnel and other resources to address internal controls over financial reporting. In connection with the audits of our financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 and 2020, we identified a material weakness in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented on a timely basis.

The material weakness identified related to a lack of sufficient segregation of duties within the accounting function, a lack of timely reconciliation of accounts and review of the Company’s financial statements at each reporting period, a lack of appropriate contemporaneous documentation and/or valuation for certain equity transactions and execution of significant agreements containing inaccurate terms and errors.

Due to the size and nature of the accounting function, segregation of all conflicting duties may not always be possible and has also limited its ability to perform timely reconciliations of accounts and reviews of the Company’s financial statements as well as other documentation required to timely and accurately account for significant transactions. In order to remediate the material weaknesses described above, we will need to hire additional accounting qualified personnel with appropriate knowledge and expertise in accounting and U.S. GAAP to assist us in timely maintaining support for our financial statements as well as to allow for appropriate segregation of duties. Management plans to increase the number of personnel dedicated to the accounting and reporting function and may, on an as needed basis, utilize experts in technical accounting matters to assist in the review and analysis of complex transactions. In light of the material weaknesses, management also performed additional procedures in connection with the preparation of our financial statements.

BUSINESS

Overview

AeroClean Technologies is an interior space air purification technology company. Our immediate objective is to initiate the full-scale commercialization of our high-performance interior air sterilization and disinfection products for the eradication of harmful airborne pathogens, including COVID-19.

We were established to develop unmatched, technology-driven medical-grade air purification solutions for hospitals and other healthcare settings. The onset of the COVID-19 global pandemic underscores the urgency of bringing to market air purification solutions to help protect front-line healthcare workers, patients and the general population.

Interior air sterilization and disinfection solutions are critical for enabling and furthering societal transition to a safe, post-COVID-19 environment and for protecting patients, particularly immunocompromised patients, and staff in medical and healthcare facilities.

We incorporate our proprietary, patented UV-C LED technology in equipment and devices to reduce the exposure of occupants of interior spaces to airborne particles and pathogens. These spaces include hospital and non-hospital healthcare facilities (such as outpatient chemotherapy and other infusion facilities and senior living centers and nursing homes), schools and universities, commercial properties and other indoor spaces.

In July 2021, we completed the development stage of our first device, the Pūrgo room air purification unit, including design and independent testing and certification, as well as the scale-up of manufacturing, and began commercial production and sales. Pūrgo’s launch also marks the debut of our go-to-market strategy for SteriDuct, the Company’s patented air purification technology. We intend to incorporate SteriDuct into a broad line of autonomous air treatment devices. In February 2022, we debuted a prototype of Pūrgo Lift, our air purification solution for elevators and other wall-mount applications, and since then certain of our customers are testing and evaluating Pūrgo Lift for future deployment in their facilities.

To support the transition to commercial operations, in July 2021, we also completed the build out of our corporate headquarters in Palm Beach Gardens, Florida, which includes our warehouse and distribution facility, as well as the site for our future service operations.

Our products are being designed and engineered to exceed the rigorous standards set by the FDA for Class II medical devices used for interior air sterilization and disinfection products. In June 2022, the FDA granted our Pūrgo technology 510(k) clearance for use in healthcare and other markets for which product performance to reduce the amount of certain airborne particles and infectious microbes in an indoor environment must be validated to specific standards. Our Pūrgo technology was tested and certified to meet such standards by independent laboratories. Regulatory clearances and independent certifications serve as important indications of product quality and performance that also influence decision-making by non-healthcare market equipment purchasers.

Pūrgo has been well-received by our customers. Our success depends to a large extent on our ability to increase sales of our Pūrgo device during 2022 and beyond.

Background and Purpose

We were established by our co-founders, Amin J. Khoury, PhD (Hon), our Chairman; David Helfet, M.D., our Chief Medical Officer; and Mark Krosney, our Chief Scientific Officer, to fulfill their determination to provide solutions for the critical challenges posed by harmful airborne pathogens and resultant HAIs.

HAIs and other infections acquired in outpatient treatment facilities present an extreme risk to the immunocompromised patient population. In the U.S. alone, it is estimated that 10 million people are immunocompromised. Whether in hospitals or infusion treatment locations, patients with cancer, and a multitude of other disease and disease related treatments, are at an elevated risk of infection. Constant air purification is of extreme benefit in these settings in order to minimize the presence of dangerous airborne pathogens due to the often catastrophic risk that infection poses to the immunocompromised patient population. It is estimated that there are approximately 2 million HAIs annually in the United States, causing approximately 100,000 deaths and costing over $30 billion. These numbers are in-hospital only and do not include the likely much larger number of patients infected in outpatient infusion and treatment centers. For one example, there are more than 650,000 cancer patients that receive outpatient chemotherapy, and they are at risk for acquiring infections in these treatment facilities, despite advanced filtration and ventilation systems. In general, 60,000 cancer patients are hospitalized annually for chemotherapy-induced neutropenia and infections - one patient dies every two hours from this complication.

The onset of COVID-19 has increased our urgency to create innovative and more effective air purification solutions for the risks posed by harmful airborne pathogens, including coronavirus and other viruses, bacteria, molds, particles, fungi and allergens. Studies have shown 85% of COVID-19 transmission to be airborne person-to-person in the form of aerosolized droplets and in enclosed spaces. The Journal of Science estimates the annual U.S. cost of flu and respiratory infections at $50 billion, and the World Health Organization estimates that 4 million premature deaths annually are caused by air pollution.

The genesis of our proprietary air purification technology traces back to efforts to address commercial aircraft cabin air quality. Mr. Krosney is a highly-accomplished scientist who is primarily responsible for numerous patents, several of which are important components of our IP portfolio. Mr. Krosney is a former senior scientist and engineer at B/E Aerospace. Dr. Khoury, the founder and long-time Chairman and Chief Executive Officer of B/E Aerospace, envisioned the significant potential to apply such proprietary technology for revolutionary, medical-grade air purification solutions for hospital and other critical healthcare settings. Dr. Khoury consulted with Dr. David Helfet, a leading orthopedic surgeon at both the Hospital for Special Surgery and New York-Presbyterian Hospital, regarding possible solutions for the critical challenges to patients and hospitals posed by harmful airborne pathogens and HAIs.

This collaboration has served as the foundation for our Company and the implementation of our business plan. Dr. Khoury made a substantial investment in the Company, leading an investment group providing the necessary capital to develop the Company’s substantial intellectual property portfolio and products.

Dr. Khoury is a renowned industrialist recognized for bringing to market game-changing solutions for diverse challenges and for building market-leading global businesses. Dr. Khoury was Chairman and Chief Executive Officer of B/E Aerospace, a Nasdaq-listed S&P 400 diversified industrial company, sold in April 2017 to Rockwell Collins (now, part of Raytheon) for $8.6 billion. Previously, in December 2014, B/E Aerospace completed the spin-off of KLX Inc. as an independent Nasdaq-listed public company, itself sold in May 2018 to Boeing for $4.25 billion. Drs. Khoury and Helfet were long-time colleagues who served together for many years on the board of directors of Synthes, Inc., which, led by Dr. Khoury’s efforts, completed a $21 billion merger in 2012, creating DePuy Synthes, Johnson & Johnson’s global orthopaedics business.

Several other members of our leadership team have long-standing working relationships with Dr. Khoury, including in senior-level roles at B/E Aerospace and KLX Inc.

Our Team

To more effectively exploit our patents and proprietary technology, we have assembled a team of highly credentialed scientists, with advanced degrees in electrical, mechanical and software engineering, as well as in physics, chemistry and related fields, in the development of our devices. This team, in conjunction with their counterparts from our FDA regulated contract manufacturing partner, have driven both the device performance and manufacturing optimization during the development stage of our Company and have positioned our Pūrgo device to be decisively superior, on both a performance and price basis, to existing FDA cleared (or seeking clearance) air purification devices currently on the market. Our team enabled us to develop our submission package, which received FDA 510(k) clearance to market the Pūrgo device.

Amin J. Khoury, PhD (Hon). Dr. Khoury is one of our co-founders and has been the Chairman of our Board of Directors since May 2020. Previously, Dr. Khoury served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Dr. Khoury served as Chairman of the Board, Chief Executive Officer and Co-Chief Executive Officer of B/E Aerospace from its founding in 1987 until its sale to Rockwell Collins in 2017. Dr. Khoury also served as Chairman, Chief Executive Officer and President of KLX Energy from September 2018 until May 2020. Dr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Until 2012, for 26 years, Dr. Khoury also served as a director of Synthes, Inc., having earlier been Chairman of Synthes Maxillofacial, and a founding investor in Spine Products, Inc., which was acquired by Synthes in 1999. Synthes, a $4 billion annual revenue company, was the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants, before Dr. Khoury led an effort to merge Synthes with Johnson & Johnson in a $21 billion transaction in 2012. Dr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and a Master’s Degree in Business Administration from Northeastern University. Dr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate from Northeastern University in May 2019. Dr. Khoury is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting our managerial talent, team of highly accomplished scientists and Board members. He has an intimate knowledge of the Company, our industry and our competitors. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board.

David Helfet, M.D. Dr. Helfet is one of our co-founders and is currently our Chief Medical Officer and a Director. He is currently a Professor of Orthopaedic Surgery at the Weill Medical College of Cornell University and Director of the Combined Orthopaedic Trauma Service at both the Hospital for Special Surgery and New York-Presbyterian Hospital. He has served on several committees of the American Academy of Orthopaedic Surgeons, the AO/ASIF Foundation (currently the Chairman of AO Documentation and Publishing), AO North America and the American Board of Orthopaedic Surgery, among others. In addition, Dr. Helfet has been extensively involved in the Orthopaedic Trauma Association, including as President from 1998 to 1999, and is still on its Board as a past President. He was Assistant Professor of Orthopaedic Surgery at Johns Hopkins University School of Medicine from 1982 to 1986, Associate Professor and Chief of Orthopaedic Trauma at the University of South Florida School of Medicine/Tampa General Hospital from 1986 to 1991 and at the Cornell University Medical College from 1991 to 1998. Dr. Helfet has been the recipient of many honors and awards, has published extensively on orthopedic trauma topics and is annually ranked as one of New York Magazine’s “Best Doctors in New York” and Castle-Connolly’s “America’s Top Doctors.” Dr. Helfet completed his undergraduate studies at the University of Cape Town, receiving a Bachelor of Science degree in biochemistry with honors, followed by medical school, where he received Bachelor of Medicine and Bachelor of Surgery degrees in 1975. His internship and surgical residency were completed at Edendale Hospital in Pietermaritzburg, South Africa and at Johns Hopkins University in Baltimore, Maryland, followed by orthopaedic residency also at Johns Hopkins University, then fellowships at the University of Bern, Insel Hospital in 1981 and at UCLA from 1981 to 1982. Dr. Helfet brings a unique perspective to our Board as a world renowned orthopedic surgeon, which, along with his intimate knowledge of our Company and our industry, uniquely qualifies him to serve as a member of our Board.

Mark Krosney. Mr. Krosney is one of our co-founders and is our Chief Scientific Officer. He has been the driving force in the development of AeroClean Technologies’ proprietary technology. Mr. Krosney is primarily responsible for numerous patents, including several that are important parts of our IP portfolio. Mr. Krosney is a key member of the development team for the Pūrgo air purification and disinfection product development project. Prior to becoming Vice President and General Manager of B/E Aerospace’s Business Jet Group, Mr. Krosney was B/E Aerospace’s technical interface with The Boeing Company, Airbus and the Federal Aviation Administration. Earlier in his career, Mr. Krosney worked on jet engine and rocket propulsion systems as well as technical control systems at United Technologies. Mr. Krosney received his Bachelor of Science degree in Engineering from Carnegie Mellon University and Master of Science degree in Management of Technology from the Sloan School at the Massachusetts Institute of Technology.

Jason DiBona. Mr. DiBona has served as our Chief Executive Officer since May 2020. Mr. DiBona brings more than 25 years of experience in developing and executing strategies for sustainable growth. He has held leadership roles in medical and healthcare technologies, global sales operations and start-up environments and has experience working with diverse private and public sector clients in more than 120 countries. Mr. DiBona spent the majority of his career, from 1999 to 2014, at GE Healthcare, holding multiple leadership and business development roles across the global healthcare organization. After his time at GE Healthcare, from 2014 to 2018, Mr. DiBona led the sales and marketing efforts at ePreop, a start-up medical software developer, with a successful launch and exit in the role of Executive Vice President of Sales and Marketing. Prior to AeroClean, Mr. DiBona served as Senior Vice President of Global Sales Strategies for America’s largest homebuilder, Lennar Corporation. Mr. DiBona earned his Bachelor of Science degrees in Molecular Biology and Microbiology from the University of Central Florida.

Ryan Tyler. Mr. Tyler has served as our Chief Financial Officer since October 2020. Prior to joining AeroClean, Mr. Tyler held various positions from 2014 to 2020 at B/E Aerospace, Inc., KLX Inc. and KLX Energy Services Holdings, Inc., including Vice President, overseeing financial reporting, internal controls, corporate development, investor relations and financial planning and analysis. Prior to the KLX Inc. spin-off from B/E Aerospace, Mr. Tyler served as B/E Aerospace’s Director of Financial Reporting and Internal Controls from 2013 to 2014, where he focused on the company’s public filings, mergers and acquisitions and capital raises. Mr. Tyler also spent three years at Oxbow Carbon LLC, serving as a Controller responsible for several of the company’s lines of business over the three-year period. Mr. Tyler spent five years at Ernst & Young as a Manager providing audit services to public and private clients in multiple sectors, including telecommunications, real estate, healthcare, financial services and distribution. Mr. Tyler received his Bachelor and Master of Accounting degrees from the University of Florida and received a Certified Public Accountant designation in Florida (inactive).

Michael Senft. Mr. Senft currently serves on our Board of Directors, where he is the Lead Independent Director. Over the past two years, Mr. Senft has served as a strategic advisor to several other venture stage companies, including acting as senior advisor to Critical Response Group, a venture-stage company established to apply battlefield protocols to homeland security applications. From 2014 to 2018, Mr. Senft served as Vice President-Chief Financial Officer, Treasurer and Head of Investor Relations of KLX Inc. Prior to his role at KLX Inc., Mr. Senft was an investment banker for over 30 years, including roles as Senior Managing Director at Moelis & Company, Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft has also served on the Boards of Directors of B/E Aerospace, Del Monte Foods and Moly Mines Ltd. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. Mr. Senft’s education and extensive experience in strategic business planning, coupled with a deep understanding of our business, uniquely qualify him to serve as a member of our Board.

Thomas P. McCaffrey. Mr. McCaffrey currently serves on our Board of Directors. He has been a member of the Board of Directors of KLX Energy since April 22, 2020. Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of KLX Energy from May 2020 until July 2020 and as Senior Vice President and Chief Financial Officer of KLX Energy from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and serves as a member of its various committees and is currently Chairman of its Audit Committee. Mr. McCaffrey received his Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University-San Luis Obispo. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of our business and extensive strategic planning and public company experience.

Heather Floyd. Ms. Floyd currently serves on our Board of Directors. Ms. Floyd also currently serves as Director, Financial Reporting & Technical Accounting at Sequa Corporation. Previously, Ms. Floyd served as Vice President - Finance and Corporate Controller of KLX Energy and Vice President - Finance and Corporate Controller of KLX Inc. from February 2014 until September 2021. Ms. Floyd has almost 20 years of combined accounting, auditing, financial reporting and Sarbanes-Oxley compliance experience. Prior to joining KLX Inc., Ms. Floyd held various positions at B/E Aerospace, including most recently Vice President - Internal Audit. Prior to joining B/E Aerospace, Ms. Floyd served as an Audit Manager with Ernst & Young and in various accounting roles at Corporate Express, now a subsidiary of Staples. Ms. Floyd is a Certified Public Accountant licensed to practice in Florida. Ms. Floyd received her Bachelor of Science and Engineering and Bachelor of Business Administration in International Business and Trade from Florida Atlantic University. Ms. Floyd’s extensive accounting, auditing, financial reporting and public company experience qualify her to serve as a member of our Board.

Timothy J. Scannell. Mr. Scannell currently serves on our Board of Directors. Mr. Scannell brings over 30 years of experience and success delivering market-leading results from his leadership roles at Stryker, one of the world’s leading medical technology companies. Mr. Scannell served as President and Chief Operating Officer of Stryker between 2018 and 2021, overseeing all of Stryker’s commercial businesses and regions globally. Prior to this, he served as group president for Stryker’s MedSurg & Neurotechnology businesses for ten years. Mr. Scannell currently serves as a director and non-executive chairman of the Board of Directors for Insulet Corporation and is a director on the boards of Novocure Limited, Renalytix plc and Collagen Matrix, Inc. Mr. Scannell attended the University of Notre Dame, where he received a bachelor’s degree in Business Administration and Marketing and his Master of Business Administration. Mr. Scannell’s extensive leadership experience, particularly with respect to public companies within the medical industry, qualify him to serve as a member of our Board.

Jimmy Thompson. Mr. Thompson is our Vice President of Strategic Sales. Over the course of three decades, Mr. Thompson has served many leadership roles in the healthcare industry. For the past 19 years at Cerner Corporation, Mr. Thompson has built and led highly successful teams at nationally recognized healthcare systems including: Broward Health, Moffitt Cancer Center, and Advent Health. Among his many accomplishments, Mr. Thompson is most recognized for leading proven business development strategies for CareAware – starting as a new platform by Cerner Corporation – a world-leading supplier of health information technology services, devices, and hardware used at more than 27,000 facilities around the world. Prior to Cerner, he held key sales roles at GE Healthcare and SIMS Portex and began his career working at Baptist Hospital in Nashville, TN.

Nick DeAngelis, PhD. Dr. DeAngelis is our Director of Regulatory Affairs & Quality and, as a self-employed consultant, is a key member of the development team for the Pūrgo air purification and disinfection product development project. Dr. DeAngelis has over 40 years of experience in pharmaceutical companies, 25 years of which was at senior management levels, including Senior Director of the Analytical and Physical Chemistry departments at Wyeth Laboratories, a NYSE-listed public company acquired by Pfizer in 2009, and at Schering Plough Laboratories, a private company acquired by Merck & Co. in 2009. Dr. DeAngelis has worked for a number of years as a self-employed consultant assisting numerous pharmaceutical and medical device companies in product development and quality assurance. Dr. DeAngelis holds a Bachelor of Science degree in Physics, a Master of Science degree in Chemistry and a PhD in Chemistry from Villanova University.

Edward Lanzilotta, PhD. Employed at IPS, Dr. Lanzilotta is a key member of the development team for the Pūrgo air purification and disinfection product development project. He has held engineering and management positions at Draper Laboratory, Bolt, Beranek & Newman, American Science and Engineering, Scientific Systems Corp. and Airborne Instruments Laboratory. Dr. Lanzilotta holds a Bachelor of Science degree in Electrical Engineering, a Master of Science degree in Mechanical Engineering and a PhD in Mechanical Engineering from the Massachusetts Institute of Technology.

Rao Tella. Mr. Tella is our Director of Operations. He has been employed by Eaton Aerospace, Puritan Bennet Corporation, a Nasdaq-listed company acquired by Nellcor Incorporated in 1995 to form Nellcor Puritan-Bennet, and B/E Aerospace in various capacities, including Manager of R&D, Director of Operations, P&L responsibility as Vice President/General Manager of a $400 million business and Vice President of corporate strategy. Mr. Tella holds a Bachelor of Science degree in Engineering from the Indian Institute of Technology located in Chennai, a Master of Science degree in Engineering and Master of Business Administration degree from the University of Minnesota and has completed a strategic studies program at Harvard University.

Bill Reisenauer. Mr. Reisenauer is our Lead Engineer on Pūrgo UV Subsystem Design, is a key member of the development team for the Pūrgo UV air purification and disinfection product development project and is the lead Engineer on the Pūrgo UV subsystem design, test and qualification. At B/E Aerospace, Mr. Reisenauer was the director of engineering for the lighting products group and drove the introduction of LED technology into business and commercial aircraft lighting. Mr. Reisenauer holds a Master of Science degree in Electrical Engineering and a Bachelor of Science degree in Electrical Engineering from the Polytechnic Institute of New York and a Master of Business Administration from Adelphi University.

Karl Keppeler. Mr. Keppeler is our Lead Engineer on the Electrical Engineering and Embedded Software Subsystems and is a key member of the development team for the Pūrgo air purification and disinfection product. Mr. Keppeler is an IPS Fellow at IPS, where he has worked for over 11 years on customer projects in a range of industries. Prior to joining IPS, Mr. Keppeler worked in a variety of industries, including payment automation, telecommunications, mobile computing and vehicle electrification. Mr. Keppeler holds a Bachelor of Science degree and a Master of Engineering degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Joseph Toro. Mr. Toro is our Lead Industrial Design Engineer and is a key member of the development team for the Pūrgo air purification and disinfection product development project. Currently the director of Industrial Design at IPS, Mr. Toro has more than 20 years of experience developing award winning innovative solutions for consumer and professional products. Mr. Toro directed the design of products ranging from miniature motion control solutions for B/E Aerospace and medical clients to household appliances for Applica Black and Decker. Mr. Toro holds a Bachelor of Science degree in Industrial Design from the University of Bridgeport. Mr. Toro’s team has worked closely with Mr. Krosney in the design of PūrgoLift, AeroClean’s elevator implementation product line.

Our Opportunity

The COVID-19 pandemic has inspired intensive analysis of how pathogens are transmitted among humans and has isolated the role of airborne transmission as being among the most significant risks. While each pathogen is unique, deadly viruses proliferate and are transmitted between humans principally through the air, and then can also settle on surfaces and may remain contagious for extended periods of time depending upon the pathology. The application of ultraviolet (“UV”) light to both the air and to surfaces has emerged as the most efficacious way to thoroughly eradicate pathogens without the use of chemicals, drugs or solvents, which may leave residues or have other deleterious implications for humans who come in contact after treatment. Most importantly, the UV-LED light embedded in our patented SteriDuct technology continuously treats the air passing through the Pūrgo device to help contain the spread of pathogens in any enclosed space where they are being continuously transmitted by an infected person. A sanitized room is no longer free from cross infection the moment an infected person enters it; and that person will continue to spread pathogens through the air for the duration of their presence, only mitigated by the ability of an in-room air purification system to destroy pathogens while they are being emitted.

The global air purification market for 2021 was estimated by industry sources at approximately $14.0 billion. We believe the emerging realization that pathogens introduced locally to a room will likely infect other occupants before the central building conditioning and filtering system can treat the air has led to a focus on continuous air treatment at the room level rather than at the building level. In addition, while historically air filtration has been predominantly focused on removing dust, spores, allergens and pathogens from air streams to maintain the efficiency (both energy and air quality) of large HVAC systems, we believe there is increasing focus on the ability to drive continuous, real-time pathogen elimination as part of the air filtration process. This includes the elimination of minute particles, including organic compounds, molds, bio-aerosols, bacteria and viruses.

We believe the large majority of conventional air purification products are built for the consumer market and only use air filtration as a way to filter - not eradicate - airborne pollutants. Many feature high-efficiency particulate air (“HEPA”) and “HEPA like” filter material, which is designed to trap 99.97% of particles down to 0.3 microns. Viruses are much smaller than 0.3 microns, and studies show that viruses and drug-resistant bacteria can penetrate HEPA filters. As particle load builds-up and filters become “dirty,” tunneling can occur allowing previously captured particulate and pathogens to break through filter material - increasing the probability of recontamination and infection in indoor spaces. We believe our patented UV-C LED SteriDuct technology augments HEPA filtration to not only filter pathogens but to kill them, and to do so continuously and effectively.

We expect that our patented UV-C LED SteriDuct technology, which has been developed over the past seven years, is adaptable to applications addressing major points of potential contamination in interior spaces. While originally developed principally to reduce the number of HAIs and to limit the exposure of immunocompromised patients to infectious microbes that cause HAIs, we have completed the development phase of the first commercial application of our technology just at the moment in history where we believe we can have a seminal impact on people’s lives across society. We believe AeroClean Technologies can capture an expansive market opportunity by installing our patented devices in hospitals, outpatient treatment facilities, commercial offices, residential buildings, universities and schools, senior living and nursing homes, non-hospital healthcare facilities and human transport and travel industries, providing the Company with both initial sales revenue at attractive margins and a steady stream of aftermarket services revenues related to sales of replacement filters and recurring maintenance at attractive levels of profitability.

Through application and implementation of our UV-C LED technology, the Pūrgo and Pūrgo Lift devices have the potential to create comprehensive solutions for at-risk enclosed spaces.

In the year ended December 31, 2021, we launched the first commercial application of our technology with a lightweight (approximately 42 pounds) portable device, Pūrgo, that continuously purifies the air, and we have begun the manufacturing process to support this rollout. We have additional air purification applications also in development.

Our Strategy

Our mission is to establish AeroClean Technologies as the leader in creating a safe indoor environment, free of dangerous pathogens, particles, allergens, mold and fungi, for the healthcare, commercial office, educational and transportation marketplaces. Our goal is to become the leading provider of airborne pathogen-eradication solutions, through the application of air sanitization using our UV-C LED technology, and to create comprehensive solutions for at-risk enclosed spaces across hospitals, outpatient treatment facilities, universities and schools, senior living and nursing homes, non-hospital healthcare facilities, commercial buildings and the human transport and travel industries.

The key elements of our strategy are:

•	Establish our technology and brand by beginning the commercial production and sale of the Pūrgo air purification device predominantly to hospitals and outpatient treatment facilities and the healthcare and medical office market, including surgery centers and doctors’ offices.

•	Utilize third party FDA regulated contract manufacturing to launch the Pūrgo office air purification device and establish a commercial footprint.

•	Accelerate development and market introduction of our prototype PūrgoLift air purification solution for elevators, which is a critical need for large buildings to support occupants returning to and continuing to work in these buildings safely. Elevators create a point of acute vulnerability in both office buildings and in hospitals, where patients and outsiders are being transported at the same time, and who may carry pathogens into an environment where people are particularly vulnerable.

•	Capitalize on the aviation industry expertise and credibility of the former founder and executive officers of B/E Aerospace, who are now leading AeroClean Technologies, to create strategic alliances with aviation industry suppliers to provide both ground-based and in-flight air purification systems based upon patented SteriDuct UV-C LED technology.

•	Explore opportunities for collaboration and partnership with global industry leaders in HVAC to extend our UV-C LED air purification technology to the integrated air handling systems of large buildings.

•	Identify opportunities to establish and extend our industry leadership internationally, through selective joint ventures and acquisitions that further capitalize on our superior technology.

Our Strengths

We believe AeroClean Technologies is uniquely positioned to capitalize on the emerging market for air sterilization products and services and that we will act as a disrupter to the existing hierarchy of traditional HVAC and cleaning businesses that do not adequately address the emerging threat of human pathogen cross infection and transmission.

We believe our principle strengths in capturing this opportunity are:

•	Superior core technology embedded in our patented, UV-C LED air treatment technology utilized in the Pūrgo air purification device, which the FDA has indicated that we can market and sell for intended use through 510(k) clearance.

•	Efficacy validated through independent testing at third party laboratories and FDA 510(k) clearance, validating the design and manufacturing rigor of the Pūrgo air purification device.

•	Our growing team of dedicated engineers, regulatory officers and sales and marketing professionals, which we believe will provide our Company with a significant competitive advantage over our smaller and regional competitors, as well as those larger competitors who are not focused specifically on pathogen elimination as a dedicated priority and do not currently have truly competitive products in their portfolios of products and services.

•	Our executive team, which includes our chief executive officer and chief financial officer, with backgrounds in building and leading international healthcare sales teams and growing large, international public companies organically and through strategic acquisitions, respectively, establishing the cornerstone of a first-class management team.

•	Time, capital and expertise of the team dedicated to the development and manufacturing of the Pūrgo air purification device, which separates it from its competition and which we believe will generate differential outcomes when marketing to hospital and non-hospital healthcare customers as well as other discriminating target markets.

•	The credibility in the healthcare market afforded us by our founding partner and Chief Medical Officer, Dr. David Helfet.

•	The business building acumen and leadership of our founding partner, Amin J. Khoury. Dr. Khoury, as the Founder and formerly Chairman and Chief Executive Officer of B/E Aerospace, the world’s leading commercial aircraft cabin interiors company prior to its acquisition by Rockwell Collins, built the business through both organic growth and acquisitions, by establishing superior in-house engineering and global sales capability, and by driving innovations across product categories, thereby establishing B/E Aerospace as the world leader and differential partner to its airline customers, as well as to The Boeing Company, Airbus and the business jet manufacturers.

•	The expertise and leadership of Jason DiBona, to lead the Company as Chief Executive Officer, who we believe provides us with strong judgment on the healthcare industry’s future development trends based on his prior experience at GE Healthcare.

•	Our product is priced such that it can be quickly implemented and fit within multiple budgets, making it marketable to a wide range of hospital medical departments and other customers.

Our History

The genesis of our SteriDuct and Pūrgo technology traces back to technology developed by Mark Krosney, Co-Founder and Chief Scientific Officer, a highly-accomplished scientist and formerly one of the lead engineers of B/E Aerospace. The technology was originally intended to address commercial aircraft cabin air quality applications. However, Amin J. Khoury, the Founder and formerly the Chairman and Chief Executive Officer of B/E Aerospace, recognized the commercial potential of this technology for the healthcare market, after discussions with Dr. David Helfet, Co-Founder and the Director Emeritus of the Orthopedic Trauma Service at both the Hospital for Special Surgery and the New York-Presbyterian Hospital, regarding the critical challenge to patients and hospitals posed by HAIs. Dr. Khoury subsequently led an “angel” investment group in funding the Company up to our IPO, in particular to provide for rigorous design and development of Pūrgo in a manner conforming to demanding regulatory requirements and the development of substantial intellectual property.

Dr. Khoury and Dr. Helfet are long-time colleagues who developed a strong business relationship during their respective 26- and 10-year service on the board of directors of Synthes, Inc., a $4 billion annual revenue company and the world’s leading manufacturer and marketer of orthopedic trauma implants. In 2011, Dr. Khoury, at the request of Hansjörg Wyss, Chief Executive Officer of Synthes, led an effort to sell Synthes. In 2012, Synthes successfully merged with Johnson & Johnson’s DePuy franchise in a $21 billion transaction.

To date, our team was formed through the utilization of highly qualified independent contractors and executives, including scientists, engineers, sales and marketing resources and others with expertise in electrical, mechanical and software engineering, computer science and regulatory matters, as well as experience in the healthcare and medical device industries. We have used consultants and other contract personnel for product development and engineering projects as well as for outsourced manufacturing to leverage industry and subject matter experts as well as to manage the Company’s fixed cost structure.

We believe the team AeroClean Technologies has assembled, in addition to its differentiated technology and product offering, positions the Company to establish itself as the category leader and industry consolidator in premium air purification solutions for rooms, elevators and transportation systems.

Dr. Khoury and his team, with an established track record and experience from B/E Aerospace in penetrating and ultimately becoming the industry leader for a comprehensive array of commercial aircraft cabin interior components in the face of multiple incumbent competitors, informs AeroClean Technologies’ approach to the air purification market, which we believe is currently populated by a number of small companies with technology that relies predominantly on traditional filtration devices.

Leveraging Engineering, Manufacturing and Regulatory Expertise

In developing our patents and related intellectual property into commercial devices that will meet the exacting standards of medical device regulators, while at the same time creating a competitive advantage in our target markets, AeroClean Technologies has chosen to partner with leading companies with both engineering and FDA regulatory expertise as well as FDA regulated contract manufacturers. Utilization of the leading companies in their fields has allowed AeroClean Technologies to dramatically shorten the time-to-market of our Pūrgo device (our first marketable device), while also taking advantage of best-in-class engineering, regulatory expertise and assembly of our first commercial units without having to invest the substantial sums that would be required to establish all these capabilities in-house. The exacting standards embedded in our Pūrgo device are expected to deliver market leading performance in air purification with true competitive differentiation and which has supported final FDA 510(k) clearance for utilization in healthcare and other target markets where performance must be validated by certified independent laboratories.

Our in-house team, leveraging these organizations, has developed what we believe to be the lightest weight, most compact, powerful and cost-effective pathogen elimination device for our target markets.

AeroClean Technologies contracted with IPS, a leading medical and technology device engineering group, in developing the device configuration, which would optimize the performance and reliability of our patented UV-LED and SteriDuct technology. With over 100 designers and engineers who specialize in commercializing highly exacting applications of new technology, a dedicated IPS team has worked continuously with us to design, develop, test and source the components for the commercial production of the Pūrgo device. This is particularly true of electronics design and software engineering as well as product industrial design. To manufacture our first Pūrgo device, AeroClean Technologies has engaged Mack Molding, a leading contract manufacturer of medical devices, which also has experience manufacturing devices for the transportation, energy/environment, defense/aerospace and consumer markets. AeroClean Technologies also engaged MethodSense, a regulatory affairs and quality assurance consulting firm, to reduce time to market and move our Pūrgo device successfully through the FDA regulatory process. MethodSense is a global medical device consultancy and software developer with over 21 years of deep industry experience, proven processes and modern technology focused on the commercial success of medical device companies.

Our Value Proposition

While there are numerous air filtration devices currently on the market, in addition to traditional filters fitted on HVAC systems primarily in hospitals, we believe the Pūrgo devices promise a step-change improvement in air treatment. By employing our patented UV-C LED and SteriDuct technology combined with three-stage filtration, our devices not only remove dust, spores, allergens and pathogens from the air but also eradicate essentially all types of airborne pathogens in occupied room airspaces and do so continuously. The cost of upgrading HVAC systems in hospitals, schools, office buildings, commercial spaces and others looking for air quality solutions can not only be costly, but it can also be disruptive as the core system is retrofitted or construction takes place to address high-risk areas throughout the building.

Further, HVAC systems do not always run continuously and cannot, in any event, continuously protect a room’s occupants as compared to Pūrgo, which is continuously running and placed closely to potential sources of cross-infection. Larger plug-and-play solutions are generally more costly and, we believe, less effective because they cannot always be placed closest to the occupants we are protecting. Our first Pūrgo device is of a size and price point ($3,250 manufacturer’s suggested retail price (MSRP)) that allows customers to strategically place units for optimal reduction of occupants' exposure to airborne particles and pathogens. We believe the combination of technology, performance and price of the Pūrgo devices will deliver a singular value proposition that will make AeroClean Technologies a disruptor and consolidator in the professional air treatment market.

Our Technological Advantage

The foundation of our patented pathogen-killing technology is the utilization of solid-state LEDs and the unique way we have deployed this LED technology through the development of our patented SteriDuct technology, which incorporates a proprietary geometry and reflective coating air induction and treatment process to safely deliver superior pathogen killing capability, while operating at lower power levels and with minimal air flow disruption. Our technology uses UV-emitting LEDs, which replaces conventional vacuum tube UV sources used in other competing UV devices - which are harmful to human beings and the environment and emit poisonous mercury gas when broken.

Studies of COVID-19 transmission have highlighted that, similar to seasonal flu viruses and other pathogens (such as severe acute respiratory syndrome, or “SARS,” and Middle East respiratory syndrome, or “MERS”), COVID-19 is transmitted predominantly through contact between an infected person and others. To effectively limit this exposure, the air in the room that the infected person occupies must be continuously treated to remove the pathogens being transmitted into the air in the room. The Pūrgo device operates continuously, and the devices are able to be placed strategically within occupied rooms to treat the infected air closer to the source of the infectious material, rather than have the air pulled from the room through traditional filtering systems. Testing results confirmed that our device, powered by SteriDuct, was able to eradicate 99.99% (“4 Log”) of airborne pathogens in less than 60 minutes, including a surrogate pathogen for COVID-19.

The Pūrgo air filtration machine is a compact, lightweight, powerful, energy efficient device that we believe delivers best-in-class performance. The LEDs used in Pūrgo produce UV output at precisely the wavelength to maximize pathogen killing, 265 nanometers. Our utilization of LEDs reflects the advances in LED technology that have made LEDs superior to UV vacuum tube bulbs in terms of energy efficiency, superior air flow dynamics and safety. The cost of LEDs has come down by a factor of ten on a per watt basis over the past decade, while the effective operational life has also grown by ten, and output power has increased by a factor of seven. By contrast, UV vacuum tubes are an old technology, which cannot be operated in the presence of human beings and for which we believe significant performance improvements have been infrequent and have had less impact. LEDs also meet current environmental best practices, as they have no toxic materials such as mercury, which are prevalent in conventional UV lamps.

We developed our patented SteriDuct operating system to optimize the application of state-of-the-art UV-C LEDs in several pathogen killing configurations. Optical analysis tools such as ray tracing, combined with mathematical modeling, allow us to geometrically locate the LEDs in the exact spot in SteriDuct to maximize light intensity. Further, material scientific developments have enabled us to utilize alenod material in the coating of SteriDuct, which triples the pathogen killing irradiance of SteriDuct, and computational fluid dynamics were applied in the positioning of the LEDs to optimize air flow and minimize air pressure loss, thereby reducing fan and motor requirements to circulate air, which reduces size, weight and cost while achieving 4 Log average kill rates (99.99%) against viral, bacterial and fungal pathogens. To validate and prove the pathogen killing power of SteriDuct, we have completed extensive microbial testing in Good Laboratory Practice (“GLP”) compliant, independent laboratories.

Since the design architecture of the pathogen killing SteriDuct has an efficient high air flow and a low pressure loss profile, the design is flexible and can be incorporated into many applications. Implementation of our SteriDuct technology into the Pūrgo devices incorporates both a sophisticated filtration system that reduces particles, odors, organic solvents, bacteria, viruses, allergen and mold, as well as our patented UV-C LED based pathogen killing system. SteriDuct may also be used in large spaces such as lecture halls and auditoriums. SteriDuct purification devices can be deployed at the HVAC discharge grille or at the central air handler. This implementation would not require additional fans in the air handler due to the low-pressure characteristics of SteriDuct. We expect that similar configurations can be developed for airplanes and buses.

Our Target Markets

We believe our technology is adaptable and superior in the treatment of air and destruction of pathogens in any interior space. The market for our technology, therefore, is both large and global in nature - we estimate the total addressable market opportunity just within the U.S. healthcare market to be approximately $12 billion. Our proprietary patents and the validation of our first device, the compact, lightweight, powerful and cost-effective Pūrgo air purification device, will be important in establishing our brand and commercial footprint.

The markets we intend to focus on initially will be predominantly in the healthcare industry, as the inspiration for our technology was to address the high rate of HAIs acquired throughout hospitals, but particularly in surgeries and outpatient treatment areas with the highest population of immunocompromised patients. Moreover, the healthcare industry in the U.S. represents an approximately $12 billion market opportunity that will continue to be on the front lines of dealing with pathogens and, therefore, we expect will be receptive to technological advances that address the issue. We are acutely focused on the breadth of healthcare facilities that would benefit from utilization of Pūrgo and Pūrgo Lift devices, as well as our SteriDuct technology. In the U.S. alone, there are 6,090 hospitals, which have 208,500 on-site surgical facilities. In addition, these hospitals have 106,000 intensive care beds, predominantly each in their own room, and 825,000 non-ICU beds, usually configured with three beds per room. We have also assumed each hospital has 15 waiting rooms across both the general admittance and specialty practices within the facility and that each hospital has a minimum of seven elevators. As a result, in total, we estimate the approximate total market opportunity for the Pūrgo device within the U.S. hospital system to be $2.4 billion. For example, our largest customer in 2021, which made up 45% of revenues, was a hospital with a broad deployment of 100 units to address a variety of clinical and non-clinical spaces. While these individual customers may be significant, and customers may purchase units over time to satisfy their needs, we believe that the transactional nature of the opportunities and the size of the addressable market mitigate a risk of concentration on an ongoing basis.

We believe the non-hospital medical market presents an equally compelling opportunity. There are approximately 209,000 medical offices in the U.S., as well as 9,280 non-hospital surgery centers containing 16,000 procedure rooms. We believe that most rooms could utilize a minimum of two Pūrgo devices to optimize room sanitization and disinfection, representing a market opportunity of approximately $4.3 billion.

Our third expected healthcare market opportunity is serving the long-term care and assisted living industry. We view this market as a natural extension of the first two areas, hospital and medical offices, which we will address in the first phase of our commercial launch. There are currently 60,000 long-term care and assisted living facilities in the U.S., and we believe, from a safety and fiduciary position, each facility should consider coverage of the common facilities, including dining rooms, activity rooms, therapy rooms and, importantly, reception areas and elevators, representing a market opportunity of approximately $5.1 billion, exclusive of elevators.

We believe adoption of the Pūrgo device in the healthcare environment will create substantial credibility and momentum that will provide us an opportunity to enter the university and K-12 school market. For example, on March 11, 2021, President Biden signed the $1.9 trillion coronavirus relief package, the American Rescue Plan, which included $130 billion to help schools reopen safely by reducing the probability of cross-infection - including for personal protective equipment, reducing class sizes and, importantly, improving ventilation. In a 2021 report on K-12 public school infrastructure, the American Society of Civil Engineers found that more than 40% of schools had HVAC systems in need of repair. Therefore, we believe that the K-12 school market represents a market opportunity of approximately $1 billion. We are engaging in activities with a goal of accessing the K-12 school market, including direct marketing to school administrators online and working with third-parties that specialize in marketing to K-12 schools. While our primary focus in 2022 has been establishing our commercial footprint within the healthcare markets as previously noted, we expect to see word-of-mouth driven demand from universities and schools as the year progresses. We estimate the total addressable market opportunity within the U.S. education and childcare markets (public and private K-12 schools, universities and colleges, preschool and daycare) to be approximately $9.7 billion.

Similarly, we believe emerging public awareness of the realities of airborne infections are focusing both tenants and landlords on the inadequacies of centralized HVAC systems for protecting occupants in individual rooms, in the instance when an infected person is also in the room and contagious. Only localized, continuous sanitizing of the air can reduce the risk of infection in these circumstances. We believe prophylactic placement of the Pūrgo devices in conference rooms, open work environments, cafeterias, lobbies and other communal spaces will substantially improve the air quality of these areas well beyond what is provided by central HVAC systems and thereby make it safe to return to and remain at work in multi-story office buildings. We estimate the total addressable market opportunity within the U.S. for elevator air purification to be approximately $5.0 billion.

Commercialization Plan

As mentioned above, we launched the first commercial application of our technology with the Pūrgo air purification device in July 2021 and have begun the manufacturing start up process to support this rollout. Our founding investors have invested approximately $15 million to date to support our technology conceptualization, product design, prototyping, testing and pre-product launch expenses, and we raised an additional approximately $21.7 million in net proceeds in our IPO. We have engaged Mack Molding, an FDA-regulated subsidiary of the privately held Mack Group, to manufacture our first Pūrgo device. Mack Molding is a leading contract manufacturer of medical devices, with a focused team of product development, program management, quality, regulatory, document control and purchasing staff that are skilled in medical device manufacturing.

We have sold the Pūrgo air purification device principally to hospitals, outpatient facilities and medical offices in multi-unit transactions to optimize both our sales productivity and our ability to provide efficient aftermarket service to our proprietary devices. We have begun the process of hiring a dedicated sales team to support our targeted sales efforts. We are also exploring exclusive distribution arrangements with several potential distribution and service partners, both domestically and internationally, which could help accelerate the market penetration of our devices more rapidly than on a purely organic basis.

We launched the Pūrgo device into the multi-billion dollar Florida healthcare market initially, focusing principally on reducing the exposure of immunocompromised patients to airborne pathogens while in chemotherapy and other outpatient infusion centers, general, specialty and eye surgery-centers and medical offices. We believe the Florida medical market is both extensive and representative of the larger healthcare opportunity across the U.S. and that penetrating this market will allow us to scale up our operations at the same time from our corporate offices in Palm Beach Gardens, Florida. We intend to grow our sales organization ahead of demand to take advantage of the learning curve afforded by our sales in Florida.

At the same time as we are marketing our room air purification device, we intend to accelerate our development of complementary devices that will address other points of pathogen vulnerability within the work and travel markets. Our highest priority in this regard is our elevator air purification device, Pūrgo Lift. We believe the tight enclosure of elevators is a “hot spot” for pathogen transmission that will be crucial for every high rise building to address in re-opening safely. This is particularly true in hospitals, where sick, vulnerable patients and visitors are regularly together on lifts. We developed working prototypes of the Pūrgo Lift device for beta testing and market feedback by the end of 2021, and we expect one of our customers to begin trialing the device in one of its public elevators during the first half of 2022 to evaluate for future deployment across the customer’s facilities.

The commercial aviation market is also at a critical stage, with safe travel contingent on the ability to move passengers safely through airport waiting and boarding areas and to treat cabin air in-flight and to disinfect aircraft cabins between flights. Our SteriDuct technology was first developed by one of the former lead engineers of B/E Aerospace, a world leader in cabin interiors, including oxygen systems, and in its current form is adaptable to this application.

Similar to the commercial aviation market, we believe the large building HVAC market will provide substantial retrofit opportunities, as the current large systems generally rely on filtration systems that do not effectively remove and destroy pathogens flowing through the system. We intend to enter into discussions with the leading global HVAC suppliers, as well as directly with building owners, to develop retrofit applications for our SteriDuct technology that will complement existing installed systems in these large buildings.

Intellectual Property

The proprietary nature of, and protection for, our technology, processes and know-how are important to our business. Our commercial success will depend in part on obtaining and maintaining patent protection, protecting our know-how and trade secrets, successfully defending any patents against third-party challenges and, where relevant, collaborating with third party licensors to obtain licenses to use relevant technology.

Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We have been issued four patents in the U.S. We also have a number of other patent applications pending in the U.S. and other jurisdictions, including Europe and Japan. Our patent portfolio includes patents relating to our UV-C LED SteriDuct technology, which is incorporated into our Pūrgo and Pūrgo Lift products.

We cannot be sure that patents will be granted with respect to any of pending patent applications or with respect to any patent applications we file in the future, nor can we be sure that any existing patents or any patents that may be granted in the future upon which we rely will be commercially useful in protecting our products or processes. See the sections entitled “Risk Factors — Our success may depend on our ability to protect our intellectual property” and “— We may need to initiate lawsuits to protect or enforce our patents or other proprietary rights, which would be expensive and, if unsuccessful, may cause us to lose some of our intellectual property rights.”

Competition

We believe that the COVID-19 pandemic has increased, and will continue to increase, the global focus on clean air. We experience competition from organizations such as large, diverse companies with extensive product development and manufacturing, as well as smaller specialized companies, that have developed and are attempting to develop air filtration and purification systems. We believe that we have significant competitive advantages over other organizations. For example, we believe that competitive products to the Pūrgo device in the “medical grade” niche are expensive, cumbersome and have a limited effective life.

Additionally, we believe many of our competitors are promoting technologies that are not proven, do not have enough scientific data and are potentially harmful. Importantly, our Pūrgo technology meets or exceeds each of the air purifiers guidelines and recommendations by the Centers for Disease Control and Prevention, Environmental Protection Agency and the American Society of Heating, Refrigerating and Air-Conditioning Engineers.

Our competitors may develop and commercialize products and technologies that compete with our products and technologies. Organizations that compete with us may have substantially greater financial resources than we do and may be able to: (i) provide broader services and product lines; (ii) make greater investments in research and development; (iii) carry on larger research and development initiatives; (iv) undertake more extensive marketing campaigns; and (v) adopt more aggressive pricing policies than we can. They also may have greater name recognition and better access to customers than we do. We also expect to continue to face competition from alternative technologies. Our technology and products may be rendered obsolete or uneconomical by advances in existing technological approaches or products or the development of different approaches or products by one or more of our competitors. See the risk described under the section entitled “Risk Factors — We face intense competition.”

Facilities

Our principal executive offices are located at 10455 Riverside Drive, Palm Beach Gardens, FL 33410. We lease approximately 20,000 square feet at this location, which includes our warehouse and distribution facilities. We consider these facilities adequate for our current operations.

Employees

We utilize the services of nine direct employees. The Company also utilizes full-time independent contractors and full-time equivalent consultants as well as consulting firms for product development, engineering, quality and regulatory matters, investor relations, marketing and advertising, public relations and social media. The services of our Chief Scientific Officer, Director of Engineering & Product Development, Director of Regulatory Affairs & Quality and Director of Operations are provided to us under service arrangements. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. We believe that our employee and labor relations are good.

Legal Proceedings

We are not currently party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or results of operations.

REGULATION

We are subject to regulation by the FDA in marketing the Pūrgo device, having received 510(k) clearance in June 2022, the FDA granted our Pūrgo technology 510(k) clearance, classifying it as a Class II Medical Device. FDA 510(k) clearance enables the marketing and use of our products as medical devices in healthcare and other markets for which product performance is required to be validated by certified independent labs.

The FDA regulates the development, design, manufacturing, safety, effectiveness, labeling, packaging, storage, installation, servicing, recordkeeping, clearance, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

After an air purification product is cleared for marketing as a medical device, numerous and pervasive regulatory requirements continue to apply. These include:

•	establishment registration and device listing with the FDA;

•	requirements that manufacturers, including third-party manufacturers, follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated;

•	clearance of a new 510(k) premarket notification for modifications to 510(k) cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of the device;

•	medical device reporting regulations, which require that a manufacturer report to the FDA information that reasonably suggests a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•	complying with the federal law and regulations requiring Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

•	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death; and

•	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

The Pūrgo device’s manufacturing processes are required to comply with applicable regulations covering the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distributions, installation and servicing of finished devices intended for human use. Regulations also require, among other things, maintenance of a device master record, device history file and complaint files. As a specification developer of a regulated medical device, our facilities and records relating to such devices are subject to periodic scheduled or unscheduled inspections by the FDA. In addition, as our contract manufacturer, Mack Molding’s facilities, records and manufacturing processes are also subject to periodic scheduled or unscheduled inspections by the FDA. Following such inspections, the FDA may issue reports known as Forms FDA 483 or Notices of Inspectional Observations, which list instances where the FDA investigator believes the inspected entity has failed to comply with applicable regulations and/or procedures. If the observations are sufficiently serious or the entity fails to respond appropriately, the FDA may issue a Warning Letter, which are notices of intended enforcement actions. For less serious violations that may not rise to the level of regulatory significance, the FDA may issue an Untitled Letter. The FDA may take more significant administrative or legal action, such as the shutdown of or placing restrictions on the entity’s operations or the recall or seizure of related products, if the entity continues to be in substantial noncompliance with applicable regulations. The discovery of previously unknown problems with the Pūrgo device could result in restrictions on the device, including the inability to market the device for its intended use or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•	recalls, withdrawals or administrative detention or seizure of our Pūrgo devices;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusal to grant export or import approvals for our products; or

•	criminal prosecution.

MANAGEMENT

Executive Officers, Directors, Co-founders, Key Personnel and Contractors

Our current executive officers, directors, co-founders, key personnel, directors and contractors are as set forth below.

Name	Age	Position
Amin J. Khoury, PhD (Hon)	83	Co-Founder, Chairman
David Helfet, M.D.	74	Co-Founder, Chief Medical Officer, Director
Mark Krosney	75	Co-Founder, Chief Scientific Officer
Jason DiBona	51	Chief Executive Officer
Ryan Tyler	38	Chief Financial Officer
Michael Senft	63	Lead Independent Director
Thomas P. McCaffrey	68	Director
Heather Floyd	43	Director
Timothy J. Scannell	57	Director
Jimmy Thompson	57	Vice President of Strategic Sales
Edward Lanzilotta, PhD	61	Director of Engineering & Product Development
Nick DeAngelis, PhD	82	Director of Regulatory Affairs & Quality
Rao Tella	74	Director of Operations
Bill Reisenauer	63	Lead Engineer on Pūrgo UV Subsystem Design
Karl Keppeler	48	Lead Engineer on the Electrical Engineering & Embedded Software Subsystems
Joseph Toro	52	Lead Industrial Design Engineer

Amin J. Khoury, PhD (Hon). Dr. Khoury is one of our co-founders and has been the Chairman of our Board of Directors since May 2020. Previously, Dr. Khoury served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Dr. Khoury served as Chairman of the Board, Chief Executive Officer and Co-Chief Executive Officer of B/E Aerospace from its founding in 1987 until its sale to Rockwell Collins in 2017. Dr. Khoury also served as Chairman, Chief Executive Officer and President of KLX Energy from September 2018 until May 2020. Dr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Until 2012, for 26 years, Dr. Khoury also served as a director of Synthes, Inc., having earlier been Chairman of Synthes Maxillofacial, and a founding investor in Spine Products, Inc., which was acquired by Synthes in 1999. Synthes, a $4 billion annual revenue company, was the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants, before Dr. Khoury led an effort to merge Synthes with Johnson & Johnson in a $21 billion transaction in 2012. Dr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and a Master’s Degree in Business Administration from Northeastern University. Dr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate from Northeastern University in May 2019. Dr. Khoury is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting our managerial talent, team of highly accomplished scientists and Board members. He has an intimate knowledge of the Company, our industry and our competitors. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board.

David Helfet, M.D. Dr. Helfet is one of our co-founders and is currently our Chief Medical Officer and a Director. He is currently a Professor of Orthopaedic Surgery at the Weill Medical College of Cornell University and Director of the Combined Orthopaedic Trauma Service at both the Hospital for Special Surgery and New York-Presbyterian Hospital. He has served on several committees of the American Academy of Orthopaedic Surgeons, the AO/ASIF Foundation (currently the Chairman of AO Documentation and Publishing), AO North America and the American Board of Orthopaedic Surgery, among others. In addition, Dr. Helfet has been extensively involved in the Orthopaedic Trauma Association, including as President from 1998 to 1999, and is still on its Board as a past President. He was Assistant Professor of Orthopaedic Surgery at Johns Hopkins University School of Medicine from 1982 to 1986, Associate Professor and Chief of Orthopaedic Trauma at the University of South Florida School of Medicine/Tampa General Hospital from 1986 to 1991 and at the Cornell University Medical College from 1991 to 1998. Dr. Helfet has been the recipient of many honors and awards, has published extensively on orthopedic trauma topics and is annually ranked as one of New York Magazine’s “Best Doctors in New York” and Castle-Connolly’s “America’s Top Doctors.” Dr. Helfet completed his undergraduate studies at the University of Cape Town, receiving a Bachelor of Science degree in biochemistry with honors, followed by medical school, where he received Bachelor of Medicine and Bachelor of Surgery degrees in 1975. His internship and surgical residency were completed at Edendale Hospital in Pietermaritzburg, South Africa and at Johns Hopkins University in Baltimore, Maryland, followed by orthopaedic residency also at Johns Hopkins University, then fellowships at the University of Bern, Insel Hospital in 1981 and at UCLA from 1981 to 1982. Dr. Helfet brings a unique perspective to our Board as a world renowned orthopaedic surgeon, which, along with his intimate knowledge of our Company and our industry, uniquely qualifies him to serve as a member of our Board.

Mark Krosney. Mr. Krosney is one of our co-founders and is our Chief Scientific Officer. He has been the driving force in the development of AeroClean Technologies’ proprietary technology. Mr. Krosney is primarily responsible for numerous patents, including several that are important parts of our IP portfolio. Mr. Krosney is a key member of the development team for the Pūrgo air purification and disinfection product development project. Prior to becoming Vice President and General Manager of B/E Aerospace’s Business Jet Group, Mr. Krosney was B/E Aerospace’s technical interface with The Boeing Company, Airbus and the Federal Aviation Administration. Earlier in his career, Mr. Krosney worked on jet engine and rocket propulsion systems as well as technical control systems at United Technologies. Mr. Krosney received his Bachelor of Science degree in Engineering from Carnegie Mellon University and Master of Science degree in Management of Technology from the Sloan School at the Massachusetts Institute of Technology.

Jason DiBona. Mr. DiBona has served as our Chief Executive Officer since May 2020. Mr. DiBona brings more than 25 years of experience in developing and executing strategies for sustainable growth. He has held leadership roles in medical and healthcare technologies, global sales operations and start-up environments and has experience working with diverse private and public sector clients in more than 120 countries. Mr. DiBona spent the majority of his career, from 1999 to 2014, at GE Healthcare, holding multiple leadership and business development roles across the global healthcare organization. After his time at GE Healthcare, from 2014 to 2018, Mr. DiBona led the sales and marketing efforts at ePreop, a start-up medical software developer, with a successful launch and exit in the role of Executive Vice President of Sales and Marketing. Prior to AeroClean, Mr. DiBona served as Senior Vice President of Global Sales Strategies for America’s largest homebuilder, Lennar Corporation. Mr. DiBona earned his Bachelor of Science degrees in Molecular Biology and Microbiology from the University of Central Florida.

Ryan Tyler. Mr. Tyler has served as our Chief Financial Officer since October 2020. Prior to joining AeroClean, Mr. Tyler held various positions from 2014 to 2020 at B/E Aerospace, Inc., KLX Inc. and KLX Energy Services Holdings, Inc., including Vice President, overseeing financial reporting, internal controls, corporate development, investor relations and financial planning and analysis. Prior to the KLX Inc. spin-off from B/E Aerospace, Mr. Tyler served as B/E Aerospace’s Director of Financial Reporting and Internal Controls from 2013 to 2014, where he focused on the company’s public filings, mergers and acquisitions and capital raises. Mr. Tyler also spent three years at Oxbow Carbon LLC, serving as a Controller responsible for several of the company’s lines of business over the three-year period. Mr. Tyler spent five years at Ernst & Young as a Manager providing audit services to public and private clients in multiple sectors, including telecommunications, real estate, healthcare, financial services and distribution. Mr. Tyler received his Bachelor and Master of Accounting degrees from the University of Florida and received a Certified Public Accountant designation in Florida (inactive).

Michael Senft. Mr. Senft currently serves on our Board of Directors, where he is the Lead Independent Director. Over the past two years, Mr. Senft has served as a strategic advisor to several other venture stage companies, including acting as senior advisor to Critical Response Group, a venture-stage company established to apply battlefield protocols to homeland security applications. From 2014 to 2018, Mr. Senft served as Vice President-Chief Financial Officer, Treasurer and Head of Investor Relations of KLX Inc. Prior to his role at KLX Inc., Mr. Senft was an investment banker for over 30 years, including roles as Senior Managing Director at Moelis & Company, Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft has also served on the Boards of Directors of B/E Aerospace, Del Monte Foods and Moly Mines Ltd. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. Mr. Senft’s education and extensive experience in strategic business planning, coupled with a deep understanding of our business, uniquely qualify him to serve as a member of our Board.

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Thomas P. McCaffrey. Mr. McCaffrey currently serves on our Board of Directors. He has been a member of the Board of Directors of KLX Energy since April 22, 2020. Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of KLX Energy from May 2020 until July 2020 and as Senior Vice President and Chief Financial Officer of KLX Energy from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and serves as a member of its various committees and is currently Chairman of its Audit Committee. Mr. McCaffrey received his Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University-San Luis Obispo. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of our business and extensive strategic planning and public company experience.

Heather Floyd. Ms. Floyd currently serves on our Board of Directors. Ms. Floyd also currently serves as Director, Financial Reporting & Technical Accounting at Sequa Corporation. Previously, Ms. Floyd served as Vice President - Finance and Corporate Controller of KLX Energy and Vice President - Finance and Corporate Controller of KLX Inc. from February 2014 until September 2021. Ms. Floyd has almost 20 years of combined accounting, auditing, financial reporting and Sarbanes-Oxley compliance experience. Prior to joining KLX Inc., Ms. Floyd held various positions at B/E Aerospace, including most recently Vice President - Internal Audit. Prior to joining B/E Aerospace, Ms. Floyd served as an Audit Manager with Ernst & Young and in various accounting roles at Corporate Express, now a subsidiary of Staples. Ms. Floyd is a Certified Public Accountant licensed to practice in Florida. Ms. Floyd received her Bachelor of Science and Engineering and Bachelor of Business Administration in International Business and Trade from Florida Atlantic University. Ms. Floyd’s extensive accounting, auditing, financial reporting and public company experience qualify her to serve as a member of our Board.

Timothy J. Scannell. Mr. Scannell currently serves on our Board of Directors. Mr. Scannell brings over 30 years of experience and success delivering market-leading results from his leadership roles at Stryker, one of the world’s leading medical technology companies. Mr. Scannell served as President and Chief Operating Officer of Stryker between 2018 and 2021, overseeing all of Stryker’s commercial businesses and regions globally. Prior to this, he served as group president for Stryker’s MedSurg & Neurotechnology businesses for ten years. Mr. Scannell currently serves as a director and non-executive chairman of the Board of Directors for Insulet Corporation and is a director on the boards of Novocure Limited, Renalytix plc and Collagen Matrix, Inc. Mr. Scannell attended the University of Notre Dame, where he received a bachelor’s degree in Business Administration and Marketing and his Master of Business Administration. Mr. Scannell’s extensive leadership experience, particularly with respect to public companies within the medical industry, qualify him to serve as a member of our Board.

Jimmy Thompson. Mr. Thompson is our Vice President of Strategic Sales. Over the course of three decades, Mr. Thompson has served many leadership roles in the healthcare industry. For the past 19 years at Cerner Corporation, Mr. Thompson has built and led highly successful teams at nationally recognized healthcare systems including: Broward Health, Moffitt Cancer Center, and Advent Health. Among his many accomplishments, Mr. Thompson is most recognized for leading proven business development strategies for CareAware – starting as a new platform by Cerner Corporation – a world-leading supplier of health information technology services, devices, and hardware used at more than 27,000 facilities around the world. Prior to Cerner, he held key sales roles at GE Healthcare and SIMS Portex and began his career working at Baptist Hospital in Nashville, TN.

Nick DeAngelis, PhD. Dr. DeAngelis is our Director of Regulatory Affairs & Quality and, as a self-employed consultant, is a key member of the development team for the Pūrgo air purification and disinfection product development project. Dr. DeAngelis has over 40 years of experience in pharmaceutical companies, 25 years of which was at senior management levels, including Senior Director of the Analytical and Physical Chemistry departments at Wyeth Laboratories, a NYSE-listed public company acquired by Pfizer in 2009, and at Schering Plough Laboratories, a private company acquired by Merck & Co. in 2009. Dr. DeAngelis has worked for a number of years as a self-employed consultant assisting numerous pharmaceutical and medical device companies in product development and quality assurance. Dr. DeAngelis holds a Bachelor of Science degree in Physics, a Master of Science degree in Chemistry and a PhD in Chemistry from Villanova University.

Edward Lanzilotta, PhD. Employed at IPS, Dr. Lanzilotta is a key member of the development team for the Pūrgo air purification and disinfection product development project. He has held engineering and management positions at Draper Laboratory, Bolt, Beranek & Newman, American Science and Engineering, Scientific Systems Corp. and Airborne Instruments Laboratory. Dr. Lanzilotta holds a Bachelor of Science degree in Electrical Engineering, a Master of Science degree in Mechanical Engineering and a PhD in Mechanical Engineering from the Massachusetts Institute of Technology.

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Rao Tella. Mr. Tella is our Director of Operations. He has been employed by Eaton Aerospace, Puritan Bennet Corporation, a Nasdaq-listed company acquired by Nellcor Incorporated in 1995 to form Nellcor Puritan-Bennet, and B/E Aerospace in various capacities, including Manager of R&D, Director of Operations, P&L responsibility as Vice President/General Manager of a $400 million business and Vice President of corporate strategy. Mr. Tella holds a Bachelor of Science degree in Engineering from the Indian Institute of Technology located in Chennai, a Master of Science degree in Engineering and Master of Business Administration degree from the University of Minnesota and has completed a strategic studies program at Harvard University.

Bill Reisenauer. Mr. Reisenauer is our Lead Engineer on Pūrgo UV Subsystem Design, is a key member of the development team for the Pūrgo UV air purification and disinfection product development project and is the lead Engineer on the Pūrgo UV subsystem design, test and qualification. At B/E Aerospace, Mr. Reisenauer was the director of engineering for the lighting products group and drove the introduction of LED technology into business and commercial aircraft lighting. Mr. Reisenauer holds a Master of Science degree in Electrical Engineering and a Bachelor of Science degree in Electrical Engineering from the Polytechnic Institute of New York and a Master of Business Administration from Adelphi University.

Karl Keppeler. Mr. Keppeler is our Lead Engineer on the Electrical Engineering and Embedded Software Subsystems and is a key member of the development team for the Pūrgo air purification and disinfection product. Mr. Keppeler is an IPS Fellow at IPS, where he has worked for over 11 years on customer projects in a range of industries. Prior to joining IPS, Mr. Keppeler worked in a variety of industries, including payment automation, telecommunications, mobile computing and vehicle electrification. Mr. Keppeler holds a Bachelor of Science degree and a Master of Engineering degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Joseph Toro. Mr. Toro is our Lead Industrial Design Engineer and is a key member of the development team for the Pūrgo air purification and disinfection product development project. Currently the director of Industrial Design at IPS, Mr. Toro has more than 20 years of experience developing award winning innovative solutions for consumer and professional products. Mr. Toro directed the design of products ranging from miniature motion control solutions for B/E Aerospace and medical clients to household appliances for Applica Black and Decker. Mr. Toro holds a Bachelor of Science degree in Industrial Design from the University of Bridgeport. Mr. Toro’s team has worked closely with Mr. Krosney in the design of PūrgoLift, AeroClean’s elevator implementation product line.

Structure of Board of Directors

The Board consists of six directors, and each director’s term expires at each annual meeting of stockholders.

Director Independence

The Board has determined that Dr. Helfet, Messrs. McCaffrey, Scannell and Senft and Ms. Floyd are each an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Committees

The Board has three standing Committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee.

Audit Committee. Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is composed of Ms. Floyd and Messrs. McCaffrey and Senft, with Ms. Floyd serving as chair. Our Board has determined that Ms. Floyd and Mr. McCaffrey are each “financially sophisticated audit committee members” and “audit committee financial experts” in accordance with the Nasdaq listing rules and SEC rules, respectively. All members of the Audit Committee are independent under Nasdaq listing standards and SEC rules. The Audit Committee operates under a written charter adopted and approved by our Board.

The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) overseeing our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

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Compensation Committee. The Compensation Committee is currently composed of Messrs. McCaffrey, Scannell and Senft, Ms. Floyd and Dr. Helfet, with Mr. McCaffrey serving as chair. All of the members of the Compensation Committee are independent as defined by Nasdaq listing rules and are non-employee directors. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company’s incentive and compensation plans. The Compensation Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons, in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of Nasdaq. Management input is taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets, but ultimate decision-making regarding compensation of our named executive officers remains with the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. McCaffrey, Scannell and Senft, Ms. Floyd and Dr. Helfet, with Mr. Scannell serving as chair. All of the members of the Nominating and Corporate Governance Committee are independent as defined by the Nasdaq listing rules. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	Assisting the Board by actively identifying individuals qualified to become Board members.

•	Recommending to the Board the director nominees for election at the next annual meeting of stockholders.

•	Making recommendations with respect to corporate governance matters.

The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. Under our Nominating and Corporate Governance Committee Charter, the Committee must be informed by a director in advance of any director accepting an invitation to serve on another public company board. The Committee will inform the Chairman of the Board of any such information. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of the Company’s competitors in the Company’s principal lines of business.

Code of Business Conduct and Ethics

Our Board has adopted a code of ethics and business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and all other employees performing a similar function. We maintain a copy of our code of ethics and business conduct, including any amendments thereto and any waivers applicable to any of our director and officers, on our website at www.aeroclean.com/investors.

Executive Compensation

This section discusses the material components of the executive compensation program for our “named executive officers.” As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2021, our “named executive officers” were as follows:

•	Jason DiBona, Chief Executive Officer;

•	Ryan Tyler, Chief Financial Officer; and

•	Mark Krosney, Chief Scientific Officer.

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Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Jason DiBona	2021	280,000	165,000	2,955,130	8,450	3,408,580
Chief Executive Officer	2020	43,077	-	-	151,300	194,377
Ryan Tyler	2021	220,000	115,500	1,477,560	-	1,813,060
Chief Financial Officer	2020	33,846	-	-	20,000	53,846
Mark Krosney	2021	-	-	-	162,504	162,504
Chief Scientific Officer	2020	-	-	-	108,336	108,336

(1)  Messrs. DiBona and Tyler earned annual cash bonuses for 2021 equal to $165,000 and $115,500, respectively, which were paid in March 2022. Mr. Krosney did not earn an annual cash bonus for 2021 and none of the named executive officers earned an annual cash bonus for 2020.

(2)  The amounts reported represent the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (without any reduction for risk of forfeiture), rather than the amounts paid to or realized by the named individual. For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 10 to our audited financial statements included elsewhere in this offering circular.

(3)  Amounts in this column for 2021 represent: (i) for Mr. DiBona, total car allowance payments of $8,450 and (ii) for Mr. Krosney, aggregate consulting fees of $162,504. Amounts in this column for 2020 represent: (i) for Mr. DiBona, aggregate consulting fees of $150,000 and total car allowance payments of $1,300, (ii) for Mr. Tyler, aggregate consulting fees of $20,000, and (iii) for Mr. Krosney, aggregate consulting fees of $108,336.

Narrative to Summary Compensation Table

2021 Salary and Consulting Fees

As of November 1, 2020, Messrs. DiBona and Tyler receive a base salary at a per annum rate of $280,000 and $220,000, respectively, to compensate them for services rendered to our Company. The base salary payable to each of Messrs. DiBona and Tyler is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Mr. Krosney provided consulting services to us for the entirety of 2021 and did not receive a base salary. The aggregate amount of the consulting fees paid to Mr. Krosney in 2021 was equal to $162,504. There is no written consulting agreement with respect to the consulting services provided by Mr. Krosney.

2021 Bonuses

Messrs. DiBona and Tyler are eligible to receive a discretionary annual cash bonus as determined by our Board of Directors in its sole discretion, targeted for Messrs. DiBona and Tyler at a percentage of base salary equal to 100% and 70%, respectively. We paid annual cash bonuses of $165,000 and $115,500 to Messrs. DiBona and Tyler, respectively, in March 2022 for 2021 performance.

Equity Compensation

We adopted the 2021 Incentive Award Plan (the “2021 Plan”) in connection with our IPO in order to facilitate the grant of cash and equity incentives to directors, employees (including Messrs. DiBona and Tyler) and consultants (including Mr. Krosney) of our Company and certain of its affiliates and to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

On November 29, 2021, in connection with the IPO, the Company granted Messrs. DiBona and Tyler an aggregate of 295,513 and 147,756 restricted stock units, respectively, under the 2021 Plan. For more information, please see “— Outstanding Equity Awards at Fiscal Year-End” below.

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Other Elements of Compensation

Retirement Plans

We intend to establish a 401(k) retirement savings plan for our employees, including Messrs. DiBona and Tyler, who satisfy certain eligibility requirements. We expect that Messrs. DiBona and Tyler will be eligible to participate in the 401(k) plan. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan will add to the overall desirability of our executive compensation package and further incentivize our employees, including Messrs. DiBona and Tyler, in accordance with our compensation policies.

We intend to establish a supplemental executive retirement plan (“SERP”) for certain of our employees, including Messrs. DiBona and Tyler. The SERP will be an unfunded plan maintained for the purpose of providing deferred compensation for certain employees. The SERP will allow certain employees to annually elect to defer a portion of their compensation, on a pre-tax basis, until their retirement. The retirement benefit to be provided will be based on the amount of compensation deferred.

Employee Benefits

Health/Welfare Plans

Messrs. DiBona and Tyler are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, short-term and long-term disability insurance and life insurance.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards held by each named executive officer as of December 31, 2021.

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Jason DiBona	11/29/2021	(1)	238,317	2,495,179	-	-
	11/29/2021	(2)	57,196	598,842	-	-
Ryan Tyler	11/29/2021	(1)	119,158	1,247,584	-	-
	11/29/2021	(2)	28,598	299,421	-	-
Mark Krosney	-		-	-	-	-

(1)  Awards constitute restricted stock units that will vest in equal installments on each of the first two anniversaries of the grant date, subject to the applicable named executive officer’s continued service through the applicable vesting dates.

(2)  Awards constitute restricted stock units that will vest in equal installments on each of the first three anniversaries of the grant date, subject to the applicable named executive officer’s continued service through the applicable vesting dates.

(3)  Values are based on the closing price of $10.47 per share of our common stock on December 31, 2021, as quoted on Nasdaq.

Employment Agreements

We entered into the employment agreements with each of Messrs. DiBona and Tyler on November 1, 2020, which were subsequently amended on May 1, 2021 (the “Executive Employment Agreements”), providing for their positions as Chief Executive Officer and Chief Financial Officer, respectively. The Executive Employment Agreements provide for (i) at-will employment and do not contain a fixed term, (ii) an annual base salary for Messrs. DiBona and Tyler of $280,000 and $220,000, respectively, and (iii) eligibility to receive a discretionary annual cash bonus, based upon achievement of annual performance targets, targeted for Messrs. DiBona and Tyler at a percentage of base salary equal to 100% and 70%, respectively.

Pursuant to the Executive Employment Agreements, upon a termination of employment by us without Cause (as defined in the Executive Employment Agreements), each of Messrs. DiBona and Tyler will receive continued payment of his respective base salary for a period of six months following the applicable executive’s termination of employment. In addition, upon a termination of employment by us without Cause or by either of Messrs. DiBona and Tyler for Good Reason (as defined in the Executive Employment Agreements), in each case during the 12-month period following the occurrence of a Change of Control (as defined in the Executive Employment Agreements), the vesting of the applicable executive’s outstanding time-vesting equity awards will accelerate, vesting in full. The consummation of the IPO did not constitute a Change in Control under the Executive Employment Agreements. In order to receive any of the foregoing severance payments and benefits, Messrs. DiBona and Tyler will be required to execute a separation agreement containing a release of claims in favor of us.

We also entered into a Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement with each of Messrs. DiBona and Tyler, which contains (i) a confidentiality covenant that applies during the course of the executive’s employment with us and perpetually following his termination of employment, (ii) a non-competition covenant that applies during the course of the executive’s employment with us and for a period of two years following his termination of employment and (iii) customer and employee non-solicitation covenants that apply during the course of the executive’s employment with us and for a period of two years following his termination of employment.

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Mr. Krosney provided consulting services to us for the entirety of 2021. There is no written consulting agreement with respect to the consulting services provided by Mr. Krosney.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(l)(2) ($)	All Other Compensation ($)	Total ($)
Amin J. Khoury, PhD (Hon)	-	378,620	-	378,620
David Helfet, M.D.	-	617,078	-	617,078
Michael Senft	-	529,404	-	529,404
Thomas P. McCaffrey	-	378,620	-	378,620
Heather Floyd	-	378,620	-	378,620

(1)  The amounts represent the aggregate full grant date fair value of applicable stock awards calculated in accordance with FASB ASC Topic 718 (without any reduction for risk of forfeiture), rather than the amounts paid to or realized by the named individual. For more information about our adoption of FASB ASC Topic 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 10 to our audited financial statements included elsewhere in this offering circular.

(2)  The table below shows the aggregate number of unvested restricted stock units held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021:

Name	Unvested Restricted Stock Units (#)
Amin J. Khoury, PhD (Hon)	37,862
David Helfet, M.D.	31,551
Michael Senft	37,862
Thomas P. McCaffrey	37,862
Heather Floyd	37,862

2021 Equity Awards

On April 1, 2021, our predecessor AeroClean Technologies, LLC granted to Dr. Helfet and Mr. Senft 89,486 and 44,743 fully vested Class A units, respectively. In connection with our IPO, such Class A units were converted into shares of our common stock at a conversion ratio of 0.8462 shares of common stock for each Class A unit, such that the following such conversion, Dr. Helfet and Mr. Senft held 75,723 and 37,862 fully vested shares of common stock, respectively.

In connection with our IPO, on November 29, 2021, we granted 37,862 restricted stock units under the 2021 Plan to each of Messrs. Khoury, Senft and McCaffrey and Ms. Floyd and 31,551 restricted stock units under the 2021 Plan to Dr. Helfet. Each award of restricted stock units is eligible to vest in three equal installments on each of the first three anniversaries of the grant date, subject to the applicable director’s continued service to us through the applicable vesting date. Notwithstanding the foregoing, any unvested portion of a director’s award of restricted stock units will vest in full immediately prior to the consummation of a change in control (as defined in the applicable award agreement), subject to the applicable director’s continued service to us through such date.

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Director Deferred Compensation Plan

Effective January 1, 2022, the Company adopted the Non-Employee Directors Stock and Deferred Compensation Plan (the “Director Deferred Compensation Plan”). An aggregate of up to 277,273 shares of our common stock may be delivered pursuant to the Director Deferred Compensation Plan. Subject to the terms and conditions of the Director Deferred Compensation Plan, each non-employee director may elect to defer his or her eligible compensation for any calendar year. Eligible compensation includes retainer and/or meeting fees for services as a director, which may be payable in cash or shares of common stock. With respect to cash compensation, a director may elect, in lieu of cash, to receive such compensation in shares of common stock, to defer such compensation in a cash account or to defer such compensation in a stock unit account (or any combination thereof). With respect to equity compensation, a director may elect, in lieu of common stock, to defer all or a portion of such compensation in a stock unit account. The portion of eligible compensation subject to deferral or payment in shares of common stock is limited to increments of 25%, 50%, 75% and 100%. If an eligible director has made an election to defer the receipt of his or her compensation in cash, then each quarter, the participant’s cash account will be credited with earnings reasonably determined by the plan administrator to be allocable to such account. If an eligible director has made an election to defer the receipt of his or her stock or cash compensation in a stock unit account, although such participant will not be entitled to any voting or other stockholder rights with respect to stock units granted or credited under the Director Deferred Compensation Plan, each quarter, such participant’s stock unit account will be credited with additional stock units equal to the amount of dividends paid during the quarter on a number of shares equal to the aggregate number of stock units in the stock unit account divided by the average fair market value of a share of common stock as of the applicable crediting date. All stock units or other amounts credited to a participant’s account will at all times be fully vested and not subject to a risk of forfeiture. In the event of a Change in Control (as defined in the Director Deferred Compensation Plan), or in the event that a participant ceases to serve as a director, the crediting of amounts to a cash account and the crediting of stock units to a stock unit account will be accelerated to the date of the Change in Control or termination of service. Our Board may terminate or discontinue the Director Deferred Compensation Plan at any time, and the Director Deferred Compensation Plan will automatically terminate upon a Change in Control. The consummation of the IPO did not constitute a Change of Control under the Director Deferred Compensation Plan. No benefits will accrue in respect of eligible compensation earned after a discontinuance or termination of the Director Deferred Compensation Plan.

2021 Long-Term Incentive Plan

Description of the Plan

The following description of the principal terms of the 2021 Plan is a summary and is qualified in its entirety by reference to the full text of the 2021 Plan.

Eligibility and Administration. Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries, are eligible to receive awards under the 2021 Plan. The 2021 Plan is administered by the Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with and adopt rules for the administration of the 2021 Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration conditions.

Limitations on Awards and Shares Available. The aggregate number of shares of our common stock that are available for issuance under awards granted pursuant to the 2021 Plan (without taking into account the increase contemplated by the proposal to increase the number of shares authorized under the 2021 Plan by 1,500,000 to be voted on at the Company’s 2022 Annual Meeting of Shareholders scheduled for July 12, 2022), which shares may be authorized but unissued shares, or shares purchased in the open market, is equal to the sum of (i) 1,386,364 shares and (ii) an annual increase on the first day of each year beginning in 2022 and ending in 2031, equal to the lesser of (A) 2% of the shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by our Board (such annual increase on January 1, 2022 was equal to 277,552 shares and has not yet been determined for fiscal years 2023 through 2031). If an award under the 2021 Plan is forfeited, expires, is converted to shares of another entity in connection with a spin-off or other similar event or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration, conversion or cash settlement, be used again for new grants under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options. Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan.

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Awards. The 2021 Plan provides for the grant of stock options, including incentive stock options (“ISOs”), and nonqualified stock options (“NSOs”), SARs, restricted stock, restricted stock units, other stock or cash based awards and dividend equivalents. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option for any such award granted to a participant subject to taxation in the United States may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR for any such award granted to a participant subject to taxation in the United States may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

Restricted Stock and Restricted Stock Units. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Restricted stock units are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying restricted stock units may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and restricted stock units may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

Other Stock or Cash Based Awards. Other stock or cash awards are cash payments, cash bonus awards, stock payments, stock bonus awards or incentive awards paid in cash, shares of our common stock or a combination of both, and may include deferred stock, deferred stock units, retainers, committee fees and meeting based fees.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on awards granted under the 2021 Plan unless and until such awards have vested.

Certain Transactions. The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator may make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a change in control of the Company (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

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Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards are subject to the provisions of any claw-back policy implemented by our Company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2021 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our Board may amend or terminate the 2021 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2021 Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the 2021 Plan after the tenth anniversary of the date on which our Board adopted the 2021 Plan.

Certain Federal Income Tax Consequences

The following discussion of certain of the U.S. federal income tax consequences of awards under the 2021 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete discussion. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change by new legislation, by new regulations, by administrative pronouncements and by court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements or court decisions. Any such change may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the 2021 Plan is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

NSOs. For federal income tax purposes, if a participant is granted NSOs under the 2021 Plan, he or she will not have taxable income on the grant of the NSO, nor will the Company be entitled to any deduction. Generally, upon the exercise of an NSO, the participant will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. The participant’s basis for the shares for purposes of determining his or her gain or loss on subsequent disposition of such shares generally will be the fair market value of the shares on the date the option is exercised. Any subsequent gain or loss will be generally taxable as capital gain or loss.

ISOs. There is no taxable income to the participant when an ISO is granted or when the option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be an “item of adjustment” for the participant for purposes of the alternative minimum tax. Gain realized by the participant on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the participant disposes of the shares within (a) two years after the date of grant of the ISO or (b) one year after the date the shares were transferred to the participant. If the shares are sold or otherwise disposed of before the end of either the one-year or two-year period specified above, the difference between the option exercise price and the fair market value of the shares on the date of the ISO’s exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the participant must recognize ordinary income. If such a sale or disposition takes place in the year in which the ISO is exercised, the income the participant recognizes upon the sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the participant sells or otherwise disposes of the shares before the end of either the one-year or two-year period specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the participant recognizes on the disposition of the shares. An ISO exercised more than three months after the participant terminates employment, other than by reason of death or disability, will be taxed as an NSO, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

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SARs. No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount that the participant realized as ordinary income.

Restricted Stock. For federal income tax purposes, the participant generally will not have taxable income on the grant of restricted stock, nor will the Company then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code. However, when restrictions on restricted stock lapse, such that the restricted stock is no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares on the date such restrictions lapse over the purchase price for the restricted stock.

Restricted Stock Units. The participant generally will not realize taxable income at the time of the grant of the restricted stock units, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash, shares or a combination of cash and shares, the participant will have ordinary income, and the Company will be entitled to a corresponding deduction. Restricted stock units may be subject to Section 409A of the Code, and the failure of any restricted stock units that is subject to Section 409A of the Code to comply with Section 409A of the Code may result in taxable income to the participant upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Code, and certain interest penalties may apply.

Other Stock or Cash Based Awards. Participants generally will recognize ordinary income upon the receipt of the shares or cash underlying stock or cash based awards, and the Company will have a deduction in the same amount. Other stock or cash based awards may be subject to Section 409A of the Code, and the failure of any such award that is subject to Section 409A of the Code to comply with Section 409A of the Code may result in taxable income to the participant upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Code, and certain interest penalties may apply.

Dividend Equivalents. The participant generally will not realize taxable income at the time of the grant of the dividend equivalents, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Section 409A of the Code. Certain types of awards under the 2021 Plan, including restricted stock units, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are structured and interpreted in a manner that is intended to be exempt from or comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. In the event the plan administrator determines that any award may be subject to Section 409A of the Code, the plan administrator may (but is not obligated to), without a holder’s consent, adopt amendments to the 2021 Plan and applicable award agreements or adopt policies and procedures that the plan administrator determines are necessary or appropriate to exempt the applicable awards from Section 409A of the Code or to comply with the requirements of Section 409A of the Code. The Company has no obligation under the 2021 Plan or otherwise to take any action to avoid the imposition of taxes, penalties or interest under Section 409A of the Code with respect to any award and has no liability to avoid the imposition of taxes, penalties or interest under Section 409A of the Code with respect to any award and will have no liability to any holder or any other person if any award, compensation or other benefits under the 2021 Plan are determined to constitute non-compliant “non-qualified deferred compensation” subject to the imposition of taxes, penalties or interest under Section 409A of the Code.

Section 162(m) of the Code. Section 162(m) of the Code generally provides that income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus and income attributable to stock option and SAR exercises and other equity award settlements and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation.

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2021 Employee Stock Purchase Plan

Background

In connection with our IPO, we adopted the 2021 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to provide us with the ability to provide a method by which eligible employees may purchase shares of our common stock and to help us attract, retain and motivate professionals of the highest caliber with highly sought-after skill sets, who are capable of leading us in fulfilling our business objectives.

The following is a summary of the principal terms of the ESPP and is qualified in its entirety by reference to the full text of the ESPP.

Description of the ESPP

Administration. The ESPP is administered by the Compensation Committee, which has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the ESPP and to make, administer and interpret such rules and regulations as it deems necessary. Any determinations will be made by the Compensation Committee in its sole discretion and will be final and binding. The Compensation Committee is authorized from time to time to delegate some or all of its authority under the ESPP to a subcommittee or other individuals as it deems necessary, appropriate or advisable.

Eligibility. Any individual who (i) has been employed by the Company (or its subsidiaries) for at least 90 days, (ii) is customarily employed by the Company (or its subsidiaries) for at least 20 hours per week and (iii) is customarily employed by the Company (or its subsidiaries) for five months or more in any calendar year is eligible to participate in the ESPP, provided that the individual is employed on the first day of an option period and subject to certain limitations imposed by Section 423 of the Code.

Option Periods. The ESPP is implemented in consecutive six-month option periods, beginning on January 1 and July 1 of each year and ending on June 30 and December 31, respectively. Shares are issued on the last day of each six-month option period.

Participation in the Plan. Eligible employees become participants in the ESPP by executing and delivering to us an enrollment form at least five days prior to the beginning of an option period (or an earlier date determined by the Compensation Committee). The enrollment form specifies the employee’s contribution percentage (between 1% and 15% of “eligible compensation” as defined in the Code) and authorizes us to make payroll deductions for the purchase of shares under the ESPP. At any time on or prior to the fifteenth day of the last month of an option period, a participant may discontinue his or her participation in the ESPP or may decrease the rate of payroll deductions (but not below 1% of compensation) at any time during the option period by delivering electronic notice to us. Upon a withdrawal from the ESPP during an option period, all payroll deductions for the option period will be returned to the participant in cash, without interest. The participant may not re-elect to participate in the ESPP during the option period but may make a new election to participate in any future option period. Unless the participant’s participation is discontinued, the purchase of shares occurs automatically at the end of the option period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent option periods unless the employee withdraws from the ESPP or becomes ineligible to participate.

Purchase Price. The purchase price per share at which shares are sold under the ESPP is 85% of the fair market value per share of our common stock at the time on which the option is exercised. The fair market value per share of our common stock on a given date will be the closing sales price on the Nasdaq National Market as of such date.

Delivery of Shares. On the last day of the option period, the balance of a participant’s account under the ESPP will be applied to the purchase of the number of shares of our common stock determined by dividing the account balance by the purchase price. No fractional shares will be delivered under the ESPP.

Share Purchase Limits. The maximum number of shares that a participant may purchase during any option period is the number of shares that when multiplied by the fair market value of our common stock on the last day of the option period equals $12,500 or less. In addition, no participant will be granted an option under the ESPP that would allow the maximum number of shares of our common stock that a participant may purchase under the ESPP (or any employee stock purchase plan sponsored by us (and our subsidiaries and affiliates)) to accrue at a rate that would exceed $25,000 in fair market value of such shares (determined at the last day of the option period) for each fiscal year in which the option is outstanding at any time. In addition, no participant will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock that may be purchased under the ESPP or pursuant to any other options).

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Termination of Employment; Death. Upon the termination of a participant’s employment with us and our subsidiaries and affiliates, the participant (i) will immediately cease to participate in the ESPP and (ii) will receive any amounts being held in his or her account. In the event of a participant’s death during an option period, the participant’s designated beneficiary will be entitled to receive the amount credited to the participant’s account or to have the account applied to the purchase of our common stock at the end of the option period.

Adjustment or Changes in Capitalization. In the event of any change in our outstanding common stock by reason of a stock split, stock dividend, recapitalization, partial or complete liquidation, reclassification, merger, consolidation, reorganization, extraordinary cash dividend, spin-off, split-up, combination or other corporate event or distribution of stock or property affecting our common stock, the aggregate number of shares available under the ESPP, the number of shares underlying options under the ESPP and the purchase price of such options will be appropriately adjusted in accordance with Section 423 of the Code.

Dissolution or Liquidation. Unless provided otherwise by the Compensation Committee, in the event of the proposed dissolution or liquidation of the Company, the option period then in progress will be shortened by the Compensation Committee setting a new exercise date and shall terminate immediately prior to the consummation of the proposed dissolution or liquidation.

Asset Sale, Merger or Consolidation. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, each outstanding option under the ESPP will be assumed, or an equivalent right to purchase shares substituted, by the successor or resulting entity or a parent or subsidiary of the entity. In lieu of such substitution or assumption, the Compensation Committee may elect to shorten any option period then in progress by setting a new exercise date, and any option period then in progress will end on the new exercise date.

Non-Assignability. No rights or accumulated payroll deductions of a participant under the ESPP may be pledged or transferred for any reason during the lifetime of a participant (other than by will or the laws of descent and distribution). If a participant attempts to make such a transfer, any option held by the participant may be terminated by us.

Amendment and Termination of the ESPP. The ESPP may be amended by the Compensation Committee for any reason subject to applicable laws, rules and regulations. However, if the Compensation Committee elects to amend the ESPP to increase the number of outstanding shares of our common stock available for issuance, the amendment must be approved by our stockholders within 12 months. The ESPP will remain in effect until the tenth anniversary of the earlier of (i) the date on which the Board adopts the ESPP and (ii) the date on which our stockholders approve the ESPP.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements described in the section entitled “Management,” the following is a description of each transaction for the two most recently completed fiscal years, as well as the current fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

•	any of our directors, executive officers or holders of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Chairman, Dr. Khoury, owns 50% of the limited liability company that is the landlord for our corporate headquarters. Annual rent under our lease is $260,000, increasing 2.5% on each anniversary. The lease term is 10 years beginning from March 1, 2021. As of March 31, 2022, the Company’s remaining payments under the lease approximated $2,610,000.

In May 2020, we issued 2,000,000 of our Class A units in a private placement to our existing members for total consideration of $2,000,000, or approximately $1.00 per Class A unit, of which $1,937,641 was for cash and $62,359 was in exchange for services provided. Our Chairman contributed $1,115,941 in exchange for 1,115,941 Class A units. Dr. Helfet contributed an aggregate of $157,500 ($61,700 of which was the conversion of an outstanding loan to the Company and the balance in cash) in exchange for 157,500 units. Dateline TV Holdings, Inc., a corporation controlled by Dr. Helfet’s brother, Tim Helfet, contributed $93,600 in exchange for 93,600 Class A units. Mr. Krosney was issued 62,359 Class A units in exchange for services provided to the Company. Lewis Pell contributed $256,600 in exchange for 256,600 Class A units.

In September 2020, we sold 2,081,578 Class A units in a private placement to our existing members at $1.00 per Class A unit for total consideration of $2,081,578. Our Chairman purchased 1,500,000 Class A units for $1,500,000, Dateline TV Holdings, Inc. purchased 199,978 Class A units for $199,978 and Lewis Pell purchased 256,600 Class A units for $256,600.

In December 2020, we sold 2,000,000 Class A units in a private placement to our existing members at $1.00 per Class A unit for total consideration of $2,000,000. Our Chairman purchased 843,243 Class A units for $843,243, Julie Khoury, wife of our Chairman, purchased 100,000 Class A units for $100,000, Dr. Helfet purchased 323,187 Class A units for $323,187, Dateline TV Holdings, Inc. purchased 201,086 Class A units for $201,086, Lewis Pell purchased 126,999 Class A units for $126,999 and Mr. McCaffrey purchased 40,812 Class A units for $40,812.

In March 2021, we sold 5,073,056 Class A units in a private placement to its existing members at $1.00 per Class A unit for total consideration of $5,073,056. In connection with this sale, our Chairman purchased 2,929,730 Class A units for $2,929,730, Dateline TV Holdings, Inc. purchased 603,259 Class A units for $603,259, Lewis Pell purchased 790,067 Class A units for $790,067 and Mr. McCaffrey purchased 400,000 Class A units for $400,000. In connection with our IPO, we reorganized our corporate structure to become a Delaware corporation by converting the Class A units of AeroClean Technologies, LLC into shares of AeroClean Technologies, Inc. common stock at a conversion ratio of 0.8462 shares of common stock for each Class A unit.

In July and August 2021, eight Pūrgo units were sold at current market prices to an entity in which our Chairman has a financial interest.

On September 30, 2021 we borrowed $500,000, and on November 5, 2021, we borrowed an additional $500,000 pursuant to the Bridge Loans from our Chairman at an interest rate of the prime rate plus 3.0% per annum, which was 6.25% for the life of the Bridge Loans, with the principal and accrued interest due upon demand. On December 1, 2021, the Company repaid approximately $1,000,000 out of the net proceeds from the IPO in connection with the full satisfaction and discharge of the Bridge Loans.

Upon the completion of the IPO, we entered into a registration rights agreement with our Chairman and each of our other stockholders that held 10% or more of our outstanding shares of common stock upon completion of the IPO. The registration rights agreement provides (x) our Chairman with “demand” registration and customary “piggyback” registration rights and (y) our other stockholders party to the registration rights agreement with customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act.

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PRINCIPAL STOCKHOLDERS

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s capital stock as of June 6, 2022, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company, (ii) each of the Company’s named executive officers, (iii) each of the Company’s directors and (iv) all of the Company’s executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The column entitled “Percentage of Shares Beneficially Owned—Before Offering” is based on 13,877,636 shares of common stock outstanding as of June 6, 2022. The column entitled “Percentage of Shares Beneficially Owned—After Offering” is based on shares of our common stock to be outstanding after this offering, but not including any additional shares issuable pursuant to the underwriters’ overallotment option. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to restricted stock units held by that person or entity that are currently exercisable or that will become exercisable within 60 days of June 6, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AeroClean Technologies, Inc., 10455 Riverside Drive, Palm Beach Gardens, FL 33410.

	Shares	Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Beneficially Owned	Before Offering	After Offering
5% Stockholders
Lewis Pell(1)	1,569,060	11.3%		%
Dateline TV Holdings, Inc.(2)	1,198,062	8.6%		%
Named Executive Officers and Directors
Amin J. Khoury(3)	5,619,793	40.5%		%
David Helfet, M.D.(4)	759,590	5.5%		%
Mark Krosney	256,728	1.8%		%
Michael Senft(5)	37,862	*		*
Thomas P. McCaffrey(6)	186,509	1.3%		%
Heather Floyd(7)	-	-		-
Timothy Scannell(8)	-	-		-
Jason DiBona(9)	-	-		-
Ryan Tyler(10)	-	-		-
All Executive Officers and Directors as a Group (8 persons)	6,603,754	47.6%		%

(1)	Based solely on information reported in a Schedule 13G, filed with the SEC on February 14, 2022 by Mr. Pell. As reported in such filing, Mr. Pell has sole voting power with respect to 1,569,060 shares and sole dispositive power with respect to 1,569,060 shares.

(2)	Based solely on information reported in a Schedule 13G/A, filed with the SEC on May 11, 2022 by Dateline TV Holdings, Inc. As reported in such filing, Dateline TV Holdings Inc. has sole voting power with respect to 1,198,062 shares and sole dispositive power with respect to 1,198,062 shares. Timothy Helfet has voting and investment power over the shares held by Dateline TV Holdings, Inc. The principal business address of Dateline TV Holdings, Inc. is 207 River Park Drive, Great Falls, VA 22006.

(3)	Excludes 97,959 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(4)	Excludes 84,436 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(5)	Excludes 97,959 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(6)	Excludes 95,555 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(7)	Excludes 95,555 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(8)	Excludes 92,289 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(9)	Excludes 436,860 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(10)	Excludes 231,050 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

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DESCRIPTION OF CAPITAL STOCK

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this offering circular to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interest in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

Authorized Capital Stock

Under our certificate of incorporation, our authorized capital stock consists of:

•	110,000,000 shares of common stock, par value $0.01 per share; and

•	11,000,000 shares of preferred stock, par value $0.01 per share.

We are offering              shares of our common stock at a public offering price expected to be between $             and $           per share.

The following is a description of the material terms of our certificate of incorporation and bylaws. We refer you to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to our offering statement of which this offering circular forms a part.

Common Stock

Dividend Rights. Subject to the rights, if any, of the holders of any outstanding series of our preferred stock, holders of our common stock will be entitled to receive dividends out of any of our funds legally available when, as and if declared by the Board.

Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Liquidation. If we liquidate, dissolve or wind up our affairs, holders of our common stock are entitled to share proportionately in our assets available for distributions to stockholders, subject to the rights, if any, of the holders of any outstanding series of our preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this offering circular will be validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price for such shares.

Preferred Stock

Under our certificate of incorporation and subject to the limitations prescribed by law, our Board of Directors may issue our preferred stock in one or more series and may establish from time to time the number of shares to be included in such series and may fix the designation, the voting powers, if any, and preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. See “— Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws.”

When and if we issue any shares of preferred stock, our Board of Directors will establish the number of shares and designation of such series and the voting powers, if any, and preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, for the particular preferred stock series.

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Dividends

We have not paid any cash dividends on our shares of common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of our Board of Directors. It is the current intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board of Directors does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent

The registrar and transfer agent for our common stock is Computershare.

Listing

Our common stock is listed on Nasdaq under the symbol “AERC”.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain, and Delaware statutory law contains, provisions that could make acquisition of our Company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description set forth below is only a summary and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, both of which are filed as exhibits to our offering statement of which this offering circular forms a part.

Number of Directors; Filling Vacancies; Removal. Our certificate of incorporation and bylaws provide that our business and affairs will be managed by or under the direction of our Board. Our certificate of incorporation and bylaws provide that the Board will consist of not less than three nor more than nine members, with the exact number of directors within these limits to be fixed exclusively by the Board. In addition, our certificate of incorporation provides that any Board vacancy, including a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by the sole remaining director.

Special Meetings. Our certificate of incorporation and bylaws provide that special meetings of the stockholders may only be called by our Board or certain of our officers. These provisions will make it more difficult for stockholders to take an action opposed by our Board.

No Stockholder Action by Written Consent Unless Approved by Our Board. Our certificate of incorporation and bylaws require that all actions to be taken by stockholders must be taken at a duly called annual or special meeting, and stockholders will not be permitted to act by written consent unless both the action and the taking of the action by written consent are approved in advance by our Board. These provisions may make it more difficult for stockholders to take an action opposed by our Board.

Amendments to Our Certificate of Incorporation. Our certificate of incorporation provides that the affirmative vote of the holders of at least 662∕3% of the total voting power of the then-outstanding shares of common stock entitled to vote, voting as a single class, is required to amend or repeal, or adopt any provision inconsistent with, certain provisions in our certificate of incorporation, including those provisions regarding the filling of vacancies on the Board, provisions providing for the removal of directors, provisions regarding the calling of special meetings, provisions regarding stockholder action by written consent and provisions regarding amendment of our certificate of incorporation. These provisions may make it more difficult for stockholders to make changes to our certificate of incorporation.

Amendments to Our Bylaws. Our certificate of incorporation provides that our Board has the power to adopt, amend or repeal the bylaws. Any such adoption, amendment or repeal of our bylaws by the Board shall require approval of a majority of the entire Board. Our certificate of incorporation provides that, notwithstanding any other provision of our certificate of incorporation, the affirmative vote of the holders of at least 662∕3% of the total voting power of the then-outstanding shares of common stock entitled to vote, voting as a single class, is required for our stockholders to amend or repeal, or adopt any provisions in the bylaws. These provisions may make it more difficult for stockholders to make changes to our bylaws that are opposed by our Board.

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Requirements for Advance Notification of Stockholder Nomination and Proposals. Under our bylaws, stockholders of record may nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action at annual meetings only by providing proper notice to our secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in some cases, prior to the tenth day following the announcement of the meeting) and must include, among other information, the name and address of the stockholder giving the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting. Nothing in our bylaws may be deemed to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Contests for the election of directors or the consideration of stockholder proposals will be precluded if the proper procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposals.

Forum and Venue. Our bylaws provide that, unless we otherwise consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware).

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SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

After giving effect to this offering, we will have                shares of common stock issued and outstanding (or a maximum of                shares if the underwriters exercise their over-allotment option in full).                 shares of common stock are subject to lock-up agreements for 12 months from our IPO, subject to certain exceptions and any releases from such contractual lock-up agreements. The balance of our shares outstanding, or                 shares of common stock, are not subject to any restrictions on sale and are “unrestricted” in accordance with Nasdaq’s initial listing requirements. This number of shares includes                 shares of common stock sold in this offering (or a maximum of                 shares if the underwriters exercise their over-allotment option in full).

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their securities under Rule 144 provided that (i) such person is not deemed to have been an affiliate of the subject company at the time of, or at any time during the three months preceding, a sale and (ii) the subject company is subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are an affiliate of the subject company at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Lock-Up Agreements

Each of our officers, directors and pre-IPO shareholders entered into lock-up agreements in favor of the IPO underwriters for a period of 12 months following the closing of the IPO; provided, however, that our officers, directors and pre-IPO shareholders may be released from such lock-up agreements with the prior written consent of the IPO underwriters, and the Company has agreed with the underwriters of this offering, for a period of three months from the closing of this offering, that each of our officers, directors and holders of more than 5% of the Company’s outstanding shares as of the effective date of this offering circular will not (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company or (b) file or cause to be filed any registration statement or any other form of offering statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company.

The respective underwriters may elect to release any holder from their lock-up for any reason or no reason with respect to any or all of our securities or any portion thereof.

Certain of our executive officers, directors or employees may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under any such trading plans would not be permitted until the expiration or waiver of the lock-up restrictions applicable thereto.

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UNDERWRITING

We are offering the shares of common stock described herein through the underwriters named below. The Benchmark Company, LLC, is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock listed next to each of its name in the following table:

Underwriter	Number of Shares
The Benchmark Company, LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares of common stock as described below, if they purchase any shares of common stock. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriters to purchase a maximum of additional shares of common stock from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the over-allotment option at the public offering price that appears on the cover page of this offering circular, less the underwriting discount. If this option is exercised in full, the total proceeds paid by the public will be $                , and the total proceeds to us, after deducting the underwriting discount and the underwriters’ non-accountable expense allowance, but before other expenses, will be $                . We have agreed to pay to the underwriters a non-accountable expense allowance equal to         % of the gross proceeds raised in this offering. The Company has also agreed to pay for a certain amount of the underwriters' accountable expenses including all filing fees and communication expenses associated with the review of this offering by FINRA; all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the representative of the underwriters; actual accountable road show expenses for the offering; prospectus tracking and compliance software for the offering; the reasonable and documented fees and disbursements of the underwriters’ legal counsel up to an amount of $75,000; preparation of bound volumes and cube mementos in such quantities as the underwriters may reasonably request; provided that these actual accountable expenses of the underwriter shall not exceed $85,000 in the aggregate, including the fees and disbursements of underwriters’ legal counsel.

Sales of shares of common stock made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares of common stock at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the public offering price, underwriting discount, non-accountable expense allowance and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount
Non-accountable expense allowance
Proceeds, before expenses, to us	$	$	$

Underwriting Discount

The shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this offering circular. All investors in this offering will pay the same price and receive the same terms. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the initial public offering price.

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Lock-Up Arrangements

Each of our officers, directors and pre-IPO shareholders entered into lock-up agreements in favor of the IPO underwriters for a period of 12 months following the closing of the IPO; provided, however, that our officers, directors and pre-IPO shareholders may be released from such lock-up agreements with the prior written consent of the IPO underwriters, and the Company has agreed with the underwriters of this offering, for a period of three months from the closing of this offering, that each of the Company’s officers, directors and holders of more than 5% of the Company’s outstanding shares will not (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company or (b) file or cause to be filed any registration statement or any other form of offering statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company. Exceptions permit our officers, directors and holders of our outstanding shares of capital stock, subject to certain restrictions, to:

•	transfer the common stock as a bona fide gift or gifts or charitable contribution;

•	transfer the common stock to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the person or their immediate family or, in the case of a trust, to the beneficiaries of the trust or to the estate of such trust;

•	transfer the common stock as a distribution to the person’s limited partners, partners, members, stockholders or other equityholders;

•	transfer the common stock to the person’s affiliates, or to any investment fund or other entity controlled or managed by the person;

•	transfer the common stock by will, other testamentary document or intestate succession upon the death of the person or for bona fide estate planning purposes;

•	transfer the common stock by operation of law;

•	transfer the common stock upon exercise of any right in respect of any equity award granted under any incentive plan;

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•	transfer the common stock to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of common stock and involving a change of control of the Company; or

•	sell shares of common stock purchased in the public offering or on the open market following the public offering.

The lock-up restrictions described above do not apply to the Company with respect to certain customary transactions.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Determination of Public Offering Price

Our common stock is listed on Nasdaq under the symbol “AERC.” On June 21, 2022, the last sale price of our common stock on Nasdaq was $18.32 per share. The public offering price will be determined by negotiation between us and the representative of the underwriters. The principal factors to be considered in determining the public offering price include:

•	the last sale price of our common stock immediately prior to this offering;

•	the information set forth in this offering circular and otherwise available to the Representatives;

•	our history and prospects and the history and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities market at the time of this offering;

•	the recent market prices of, and demand for, publicly traded shares of common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

The estimated public offering price set forth on the cover page of this offering circular is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock or that our shares of common stock will trade in the public market at or above the public offering price.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the shares of common stock during and after this offering, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of common stock referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

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The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares of common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the Representatives a portion of the underwriting discount received by it because the Representatives have repurchased shares of common stock sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result of these activities, the price of our shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of common stock. Neither we, nor the underwriters, make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Participation in Future Offering

Until twelve (12) months from the closing of the offering, the representative of the underwriters has a right to act as lead or joint-lead investment banker, lead or joint book-runner and/or lead or joint placement agent for every future public and private equity and debt offering, including all equity linked financings.

Tail Fee

We have also agreed to pay the representative of the underwriters a tail fee equal to the cash compensation in this offering, if any investor, with whom the Company had a conference call or meeting arranged by the representative of the underwriters during the term of its engagement, provides us with capital in any future financings during the twelve (12) month period following the termination or expiration of our engagement agreement or the closing of this offering, whichever is earlier.

Other Relationships

The underwriters may assist us in raising additional capital in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided, that no agreement will be entered into with any underwriter and no fees for such services will be paid to any underwriter prior to the date that is 90 days from the date of this offering circular, unless FINRA determines that such payment would not be deemed underwriter’s compensation in connection with this offering.

Electronic Distribution

An offering circular in electronic format may be made available on internet sites or through other online services maintained by the underwriters or securities dealers participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the offering circular in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the offering circular or the offering statement of which this offering circular forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

Notice to Prospective Investors in Canada

Resale Restrictions

We intend to distribute our securities in the Province of Ontario, Canada (the “Canadian Offering Jurisdiction”) by way of a private placement and exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in such Canadian Offering Jurisdiction. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Canadian resale restrictions in some circumstances may apply to resales of interests made outside of Canada. Canadian purchasers are advised to seek legal advice prior to any resale of our securities. We may never be a “reporting issuer,” as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada in which our securities will be offered, and there currently is no public market for any of the securities in Canada, and one may never develop. Canadian investors are advised that we have no intention to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the securities to the public in any province or territory in Canada.

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Representations of Purchasers

A Canadian purchaser will be required to represent to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this offering circular during the period of distribution will have a statutory right of action for damages or, while still the owner of our securities, for rescission against us in the event that this offering circular contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser, and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein are located outside of Canada, and as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All of our assets and the assets of those persons are located outside of Canada, and as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Collection of Personal Information

If a Canadian purchaser is resident in or otherwise subject to the securities laws of the Province of Ontario, the purchaser authorizes the indirect collection of personal information pertaining to the Canadian purchaser by the Ontario Securities Commission (the “OSC”), and each Canadian purchaser will be required to acknowledge and agree that the Canadian purchaser has been notified by us (i) of the delivery to the OSC of personal information pertaining to the Canadian purchaser, including, without limitation, the full name, residential address and telephone number of the Canadian purchaser, the number and type of securities purchased and the total purchase price paid in respect of the securities, (ii) that this information is being collected indirectly by the OSC under the authority granted to it in securities legislation, (iii) that this information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario and (iv) that the title, business address and business telephone number of the public official in Ontario who can answer questions about the OSC’s indirect collection of the information is the Administrative Assistant to the Director of Corporate Finance, the Ontario Securities Commission, Suite 1903, Box 5520, Queen Street West, Toronto, Ontario, M5H 3S8, Telephone: (416) 593-8086, Facsimile: (416) 593-8252.

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Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This offering circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This offering circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering circular is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering circular relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering circular is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering circular nor taken steps to verify the information set forth herein and has no responsibility for the offering circular. The shares of common stock to which this offering circular relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on such shares of common stock. If you do not understand the contents of this offering circular you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of shares of common stock described in this offering circular may not be made to the public in that relevant member state prior to the publication of an offering circular in relation to the shares of common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of our shares of common stock may be made to the public in that relevant member state at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100, or, if the relevant member state has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the underwriter for any such offer; or

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•	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of common stock described in this offering circular located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purpose of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the PD 2010 Amending Directive to the extent implemented by the relevant member state) and includes any relevant implementing measure in each relevant member state, and the expression 2010 PD Amending Directive means Directive 2010/73/EU. We have not authorized and do not authorize the making of any offer of shares of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of common stock as contemplated in this offering circular. Accordingly, no purchaser of the shares of common stock, other than the underwriters, is authorized to make any further offer of the shares of common stock on behalf of us or the underwriters.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in the United Kingdom

This offering circular is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as a “relevant person”). The shares of common stock are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. This offering circular and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

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Notice to Prospective Investors in France

Neither this offering circular nor any other offering material relating to the shares of common stock described in this offering circular has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this offering circular nor any other offering material relating to the shares of common stock has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares of common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of common stock may be resold, directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

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Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Italy

The offering of the shares of common stock offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation, and accordingly, the shares of common stock offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this offering circular or any other document relating to the shares of common stock offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares of common stock offered hereby or distribution of copies of this offering circular or any other document relating to the shares of common stock offered hereby in Italy must be made:

•	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

•	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

•	in compliance with any other applicable laws and regulations and other possible requirements or limitations that may be imposed by Italian authorities.

Notice to Prospective Investors in Israel

In the State of Israel, the shares of common stock offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

•	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d), a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or from the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

84

•	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•	a venture capital fund (defined as an entity primarily involved in investments in companies that, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•	an entity, other than an entity formed for the purpose of purchasing shares of common stock in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares of common stock offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This offering circular will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

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LEGAL MATTERS

The validity of the securities offered in this offering circular are being passed upon for us by Freshfields Bruckhaus Deringer US LLP. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is acting as counsel for the underwriters.

EXPERTS

The financial statements of AeroClean Technologies, Inc. included in this offering circular and elsewhere in the offering statement of which this offering circular forms a part have been so included in reliance upon the report of Citrin Cooperman & Company, LLP independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of securities. Although this offering circular, which forms a part of the Form 1-A, contains all material information included in the Form 1-A, parts of the Form 1-A have been omitted as permitted by the rules and regulations of the SEC. We refer you to the Form 1-A and its exhibits for further information about us, our securities and this offering. The Form 1-A and its exhibits, as well as each of our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov, which contains the Form 1-A and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

We are currently subject to disclosure and/or reporting requirements under both Regulation A and the Exchange Act. As of November 24, 2021, we are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Our annual report for the fiscal year ended December 31, 2021, as well as each of our other reports filed with the SEC, can be inspected and copied at the public reference room and on the SEC’s website referred to above.

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AEROCLEAN TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash	$17,774,097	$19,629,649
Accounts receivable	6,186	177,064
Prepaid expenses and other current assets	823,028	1,124,998
Inventories	718,766	645,942
Total current assets	19,322,077	21,577,653
Property and equipment, net	2,115,675	2,123,428
Other assets	21,667	21,667
Total assets	$21,459,419	$23,722,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$436,367	$927,194
Accrued expenses and other current liabilities	811,283	583,885
Total current liabilities	1,247,650	1,511,079
Long-term liabilities:
Deferred tax liability	408,480	501,254
Total liabilities	1,656,130	2,012,333
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preference Shares, $0.01 par value; 11,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share; 110,000,000 shares authorized; 13,877,636 issued and outstanding as of March 31, 2022 and December 31, 2021	138,776	138,776
Additional paid-in capital	23,990,337	23,319,499
Accumulated deficit	(4,325,824)	(1,747,860)
Total stockholders' equity	19,803,289	21,710,415
Total liabilities and stockholders' equity	$21,459,419	$23,722,748

See accompanying notes to unaudited condensed financial statements.

AEROCLEAN TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Product revenues	$6,733	$—
Cost of sales	3,764	—
Gross profit	2,969	—
Operating expenses:
Selling, general and administrative	1,471,386	380,002
Stock-based compensation	670,838	—
Research and development	531,483	1,589,690
Total operating expenses	2,673,707	1,969,692
Loss before income tax benefit	(2,670,738)	(1,969,692)
Income tax benefit	92,774	—
Net loss	$(2,577,964)	$(1,969,692)
Net loss per share:
Basic and diluted	$(0.19)	$(0.26)
Weighted-average common shares outstanding:
Basic and diluted	13,877,636	7,601,859

See accompanying notes to unaudited condensed financial statements.

AEROCLEAN TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF CHANGES IN MEMBERS’/STOCKHOLDERS’ EQUITY

(Unaudited)

THREE MONTHS ENDED MARCH 31, 2022:

	Class A		Common Stock		Additional Paid-in	Accumulated	Total
	Units	Amount	Shares	Amount	Capital	Deficit	Stockholders’ Equity
Balance, December 31, 2021	—	$—	13,877,636	$138,776	$23,319,499	$(1,747,860)	$21,710,415
Stock-based compensation		—	—	—	670,838	—	670,838
Net loss	—	—	—	—		(2,577,964)	(2,577,964)
Balance, March 31, 2022	—	$—	13,877,636	$138,776	$23,990,337	$(4,325,824)	$19,803,289

THREE MONTHS ENDED MARCH 31, 2021:

	Class A		Common Stock		Additional Paid-in	Accumulated	Total Members’
	Units	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2020	8,081,578	$10,751,274	—	—	—	$(8,223,407)	$2,527,867
Issuance of equity units	5,073,058	5,073,056	—	—	—	—	5,073,056
Net loss	—	—	—	—	—	(1,969,692)	(1,969,692)
Balance, March 31, 2021	13,154,636	$15,824,330	—	—	—	$(10,193,099)	$5,631,231

See accompanying notes to unaudited condensed financial statements.

AEROCLEAN TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,577,964)	$(1,969,692)
Adjustments to reconcile net loss to net cash flows used in operating activities
Deferred tax benefit	(92,774)	—
Depreciation and amortization	35,827	—
Equity-based compensation	670,838	—
Changes in operating assets and liabilities:
Accounts receivable	170,879	—
Inventories	(72,824)	(11,658)
Other current and non-current assets	301,970	(15,025)
Accounts payable	(490,827)	162,018
Accrued expenses and other liabilities	227,398	11,802
Subscription receivable	—	100,543
Net cash flows used in operating activities	(1,827,477)	(1,722,012)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(28,075)	(1,048,813)
Net cash flows used in investing activities	(28,075)	(1,048,813)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of equity units	—	4,973,058
Net cash flows provided by financing activities	—	4,973,058
Net (decrease) increase in cash	(1,855,552)	2,202,233
Cash, beginning of period	19,629,649	2,333,117
Cash, end of period	$17,774,097	$4,535,350

Supplemental schedule of non-cash activities:
Subscription receivable	$—	$100,000

See accompanying notes to unaudited condensed financial statements.

AEROCLEAN TECHNOLOGIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1.    Description of Business

Description of Business

AeroClean Technologies, Inc. (“AeroClean” or the “Company”) was initially formed as CleanCo Bioscience Group LLC (“CBG”) in the State of Florida on September 2, 2011. Subsequent to its formation, CBG established a team of scientists, engineers and medical experts to provide solutions for the challenges posed by harmful airborne pathogens and resultant hospital acquired infections. On September 15, 2020, CBG converted into AeroClean Technologies, LLC as a Delaware limited liability company and is headquartered in Palm Beach Gardens, Florida. On November 23, 2021, AeroClean Technologies, LLC incorporated in the state of Delaware as AeroClean Technologies, Inc. See Note 3, Public Offering for a discussion of the Company’s recent initial public offering (the “Public Offering”). AeroClean is an interior space air purification technology company with an immediate objective of initiating full-scale commercialization of its high-performance interior air sterilization and disinfection products for the eradication of coronavirus and other harmful airborne pathogens. AeroClean was established to develop technology-driven, medical-grade air purification solutions for hospitals and other healthcare settings.

Liquidity and Capital Resources

The provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205 40, Presentation of Financial Statements — Going Concern (ASC 205 40) require management to assess an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. In each reporting period (including interim periods), an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.

The Company incurred a net loss of $2,577,964 during the three months ended March 31, 2022 and had working capital of $18,074,427 and an accumulated deficit of $4,325,824 at March 31, 2022. The Company’s net cash used in operating activities was $1,827,477 for the three months ended March 31, 2022. For the three months ended March 31, 2021, the Company incurred a net loss of $1,969,692, and net cash used in operating activities was $1,722,012 for the three months ended March 31, 2021. The Company is an early-stage company and has begun generating revenues through the commercial production and sale of its Pūrgo air purification device. The Company first shipped units to customers in July 2021 and generated cumulative revenues of $623,244 through March 31, 2022.

The Company’s ability to fund its operations is dependent upon management’s plans, which include generating sufficient revenues and controlling the Company’s expenses. A failure to generate sufficient revenues or control expenses, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. On November 29, 2021, the Company completed the Public Offering resulting in aggregate gross proceeds of $25,140,000 and net proceeds of $21,640,000 after deducting underwriting fees and closing costs of approximately $3,500,000. See Note 3, Public Offering. The accumulated deficit from the inception of the Company through March 31, 2022 is substantially less than the amount raised through the Public Offering. Further, the Company’s investment into research and development, engineering and other product development costs has been decreasing following the product launch, and as discussed, the Company is now generating revenues and margins from the sale of its Pūrgo device. Operating costs associated with revenue generation can also be managed as the Company increases revenues.

Based on the available cash balance and management’s plans as described above, management believes that it has the ability to fund the Company’s operations for one year after the financial statements are issued.

1.    Description of Business (Continued)

COVID-19 Pandemic

The Company continues to monitor the ongoing COVID-19 pandemic, including the emergence of variant strains, which continue to spread throughout the world and have adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The Company’s on-going research and development activities, including development of product prototypes and manufacturing activities, are all conducted in the United States, and as a result, the Company has been able to mitigate the adverse impact of the COVID-19 pandemic on its global supply chain. During the year ended December 31, 2021, the Company did not experience any significant adverse impact on its operations as a result of the COVID-19 pandemic. However, across many industries, including the Company’s, COVID-19 - among other factors - has negatively impacted personnel and operations at third-party manufacturing and component part supplier facilities in the United States and around the world. These disruptions have adversely impacted the availability and cost of raw materials and component parts. For example, various electronic components and semi-conductor chips have become increasingly difficult to source, and when available, may be subject to substantially longer lead times and higher costs than historically applicable. The continued shortages impacted the ability to manufacture units during the first quarter of 2022, the weekly and monthly production run rates the Company expected to achieve during the first quarter, and likely the run rates the Company expects to achieve for the remainder of this fiscal year. The Company does have line of sight to improvement on some long lead-time board and electronics components in the second half of 2022 but cannot predict the ever-changing global logistics and supply chain environment.

The Company continues to actively monitor the situation and may take further actions that impact operations as may be required by federal, state or local authorities or that we determine is in the best interests of our employees, customers, suppliers and stockholders. As of the date these financial statements were available to be issued, the pandemic presents uncertainty and risk as we cannot reasonably determine or predict the nature, duration or scope of the overall impact the COVID-19 pandemic will have on its business, results of operations, liquidity or capital resources.

2.    Summary of Significant Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties and potentially result in materially different results under different assumptions and conditions. The Company’s critical accounting policies are described in Note 2, Summary of Significant Accounting Policies, of the Company’s audited financial statements for the year ended December 31, 2021 included in its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2022, except as noted below.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of the public company effective dates.

The Company has reviewed recent accounting pronouncements and, with the exception of the below, concluded they are either not applicable to the business, or no material effect is expected on the condensed financial statements as a result of future adoption.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses, which was subsequently amended by ASU No. 2018-19 and ASU No. 2019-10, and which requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The standard is effective for the fiscal year beginning after December 15, 2022. The Company will continue to assess the possible impact of this standard, but it currently does not expect that the adoption of this standard will have a significant impact on its financial statements and its limited history of bad debt expense relating to trade accounts receivable.

2.    Summary of Significant Accounting Policies (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”), which supersedes ASC Topic 840, Leases. Topic 842 requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. Topic 842 will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In November 2019, FASB deferred the effective date for implementation of Topic 842 by one year and, in June 2020, FASB deferred the effective date by an additional year. The guidance under Topic 842 is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Earlier adoption is permitted. The Company only has one operating lease in place as of March 31, 2022 related to its warehouse, distribution facility and corporate headquarters for a 10-year term. The Company’s remaining lease payments of approximately $2,610,000 will be discounted to record its lease liability using its incremental borrowing rate and to record the corresponding right of use asset.

Basis of Presentation

These unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC.

Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The balance sheet as of December 31, 2021 has been derived from audited financial statements at such date. All adjustments that, in the opinion of the Company’s management, are considered necessary for a fair presentation of the results of operations for the periods shown have been reflected in these unaudited condensed financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year 2022 or for any future period. The information included in these unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and accompanying notes for the year ended December 31, 2021.

Use of Estimates

The preparation of the Company’s financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Significant estimates in these unaudited condensed financial statements include those related to the fair value of equity-based compensation, revenue recognition, the provision or benefit for income taxes and the corresponding valuation allowance on deferred tax assets. On an ongoing basis, the Company evaluates its estimates, judgments and methodologies. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes revenues related to sales of products upon the customer obtaining control of promised goods, in an amount that reflects the consideration that is expected to be received in exchange for those goods. To determine revenue recognition for arrangements within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the following five steps are performed: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. Revenue is recognized in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Revenues from product sales are recognized at a point in time, and revenue is recognized when title, and risk and rewards of ownership have transferred to the customer, which is generally upon shipment. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery or customer acceptance, depending on the terms of the arrangement.

Income Taxes

Prior to the Public Offering, the Company was a limited liability company and was treated as a partnership for federal and state income tax purposes. Therefore, no provision for income taxes had been included in the financial statements since taxable income or loss was allocated to members, who were responsible for any taxes thereon, in accordance with the provisions of the operating agreement.

On November 23, 2021 in conjunction with the Public Offering, the Company incorporated in the State of Delaware. The Company recognizes and measures its unrecognized tax benefit in accordance with FASB ASC 740, Income Taxes. The Company provides deferred income taxes for temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. Deferred income taxes are computed using enacted tax rates that are expected to be in effect when the temporary differences reverse. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period, including the technical merits of those positions. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. At March 31, 2022 and December 31, 2021, the Company did not identify any uncertain tax positions taken or expected to be taken in an income tax return that would require adjustment to, or disclosure in, its financial statements.

Research & Development Expenses

Research and development expenses are expensed as incurred and consist principally of contract labor and third-party engineering, product development and testing costs related to the development of medical grade air purification devices and related components as well as concepts for future product development.

Share-based Payments

The Company accounts for share-based payments to employees and non-employees in accordance with the provisions of FASB ASC 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, the Company measures the share-based compensation cost on the date of grant, based on the fair value of the award, and expense is recognized over the requisite service period. Compensation cost recognized during the three months ended March 31, 2022 related to grants of restricted stock units.

Accounts Receivable

An allowance for uncollectible accounts receivable is recorded when management believes the collectability of the accounts receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is determined based on management’s review of the debtor’s ability to repay and repayment history, aging history and estimated value of collateral, if any.

Inventories

The Company values inventories at the lower of cost or net realizable value using the first-in, first-out or weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. Inventories on hand at March 31, 2022 and December 31, 2021 consisted primarily of spare parts and finished goods.

3.    Public Offering

On November 29, 2021, the Company completed the Public Offering of 2,514,000 shares of its common stock, which included the partial exercise of the underwriters’ overallotment option, at a public offering price of $10.00 per share for aggregate gross proceeds of $25,140,000 and net proceeds of approximately $21,640,000 after deducting underwriting fees of approximately $2,200,000 and other offering costs of approximately $1,300,000. The Company issued a purchase option to the underwriters (“UPO”) exercisable within five years of the Public Offering for 5.0% of the shares of common stock issued, or 125,700 shares of common stock, at an exercise price of $12.50 per share. The Company’s common stock is listed on The Nasdaq Capital Market under the symbol “AERC.” In connection with the Public Offering, on November 23, 2021, the Company converted from a Delaware limited liability company into a Delaware corporation (the “Corporate Conversion”) and changed its name to AeroClean Technologies, Inc. In connection with the Corporate Conversion, the outstanding member units of 13,428,948 were converted into 11,363,636 shares of common stock at a conversion ratio of 0.8462. The Corporate Conversion has been adjusted retroactively for the purposes of calculating basis and diluted earnings per share. The Company’s certificate of incorporation authorizes 110,000,000 shares of common stock and 11,000,000 of shares preferred stock.

4.    Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted primarily of prepaid insurance premiums and amounts paid to suppliers and vendors for inventories and retainers for engineering, product development, testing and other services to be performed. Prepaid expenses and other current assets were $823,028 and $1,124,998 at March 31, 2022 and December 31, 2021, respectively.

5.    Inventories

Inventories consisted of the following:

	March 31,	December 31,
	2022	2021
Raw materials	$505,903	$475,767
Finished goods	212,863	170,175
Total inventories	$718,766	$645,942

6.   Property and Equipment

Property and equipment consisted of the following:

	Useful Life	March 31,	December 31,
	(Years)	2022	2021
Leasehold improvements	Lesser of useful life or lease term	$847,217	$847,217
Machinery and tooling	7	1,145,541	1,123,391
Furniture and equipment	3 - 10	238,390	232,466
		2,231,148	2,203,074
Less accumulated depreciation		115,473	79,646
		$2,115,675	$2,123,428

Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives (or the lesser of the term of the lease for leasehold improvements, as appropriate), except for tooling, which is depreciated utilizing the units-of-production method. Depreciation expense was $35,827 for the three months ended March 31, 2022. There was no depreciation expense for three months ended March 31, 2021.

7.    Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of:

	March 31,	December 31,
	2022	2021
Accrued wages and bonus	$409,314	$408,418
Research and development	59,233	35,708
Legal fees	242,105	29,512
Other accrued liabilities	100,631	110,247
Total accrued expenses and other current liabilities	$811,283	$583,885

8.    Commitments and Contingencies

Lease Commitments – On February 1, 2021, the Company entered into a lease with Gardens Bio Science Partners, LLC, an entity under common control of the Company’s co-founder and Chairman of the Board. The leased premises consist of 20,000 square feet of office and warehouse space and has a lease term of 10 years at an annual base rent of $260,000 subject to escalation of 2.5% on an annual basis. As of March 31, 2022, the future minimum lease payments under this arrangement approximated $2,610,000.

Legal Proceedings – The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities.

8.    Commitments and Contingencies (Continued)

Indemnities, Commitments and Guarantees – Effective November 1, 2020, the Company executed employment agreements with two key members of management that will continue until terminated by either party. In the event of termination without cause, the Company is obligated to pay the executive their base salary for a period of six months. Further, in the event of termination without cause or resignation for good reason, or a change of control, each as defined in the agreements, within twelve months of such termination or resignation, each of the executives is entitled to accelerated vesting of any outstanding time-based equity awards. The employment agreements provide for a base salary and a discretionary annual bonus to be determined at the sole discretion of the Company’s Board of Managers, for periods prior to the Corporate Conversion, and the Company’s Board of Directors (in either case, the “Board”), for periods following the Corporate Conversion. The Company’s employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance under certain circumstances in the event of a change of control. On May 1, 2021, the employment agreements were amended to provide for the eligibility of each executive to receive restricted stock units upon the conversion of the Company to a Delaware corporation. See Note 3, Public Offering. Accordingly, the executives were granted an aggregate of 443,269 restricted stock units contemporaneously with the Public Offering. The Company also had agreements in place with independent contractors whereby the Company was required to compensate the independent contractors fifty percent in cash and fifty percent in equity. The equity consideration was contingent upon future events, including the conversion to a Delaware corporation and a new round of equity financing from third party sources, which were not deemed to be probable at December 31, 2020. Subsequent to December 31, 2020, these agreements were amended so that the compensation will be in cash only for services provided subsequent to March 31, 2021. Effective April 1, 2021, the contractors were issued Class A Units to compensate them for the fifty percent equity portion of their consideration earned. See Note 10, Stockholders’ Equity.

9.    Related Party Transactions

The Company had an accounts receivable balance of $5,625 and $63,290 for units sold to related parties as of March 31, 2022 and December 31, 2021, respectively.

10.  Stockholders’ Equity

Long-term Incentive Plan

In conjunction with the Public Offering, on November 23, 2021, the Company adopted the Employee Stock Purchase Plan, the 2021 Incentive Award Plan (“Long-Term Incentive Plan” or “LTIP”) and the Non-Employee Directors Stock and Deferred Compensation Plan (collectively, the “Plans”). Accordingly, the Company reserved 1,802,273 shares, collectively, for issuance or sale under the Plans.

The Company maintains an LTIP under which the Company’s Compensation Committee has the authority to grant stock options; stock appreciation rights; restricted stock; restricted stock units; performance stock, performance units; and other forms of equity-based or equity-related awards. Compensation cost is generally recorded on a straight-line basis over the vesting term of the shares based on the grant date value using the closing trading price.

Stock-based compensation expense of $670,838 was recorded in selling, general and administrative expense for the three months ended March 31, 2022 (none in the prior year period). Unrecognized compensation cost related to restricted stock awards made by the Company was $5,328,194 at March 31, 2022.

Members’ Units

Prior to the completion of the Public Offering (See Note 3, Public Offering), the Board was authorized to issue Class A Units (“Units”), which entitled unitholders to allocations of profits and losses and other items and distributions of cash and other property as was set forth in the Company’s operating agreement, as amended. The Board had the right at any time and from time to time to authorize and cause the Company to create and/or issue equity securities to any person, in which event, all units of a class, group or series would have been diluted in an equal manner as to the other units of such class, group or series, and the Board had the power to amend the operating agreement to allow for such additional issuances and dilution and to make any such other amendments necessary or desirable to reflect such issuances. The holder of each Unit had the right to one vote per Unit on all matters to be voted on by the Members.

During the three months ended March 31, 2021, the Company sold an additional 5,073,056 Units to existing members resulting in gross proceeds of $5,073,056 of which $100,000 was receivable at March 31, 2021.

10.  Stockholders’ Equity (Continued)

Effective April 1, 2021, the Board approved the issuance of an aggregate of 274,314 Units, of which 140,085 Units were issued to independent contractors and 134,229 Units were issued to Board members as compensation for services provided. Certain of the Units were issued to independent contractors as consideration for services pursuant to existing agreements, which provided for payment of fifty percent in cash and fifty percent in equity (See Note 8, Commitments and Contingencies). The subscription agreements issued to the contractors included a provision that no payments for services rendered after March 31, 2021 will be in the form of equity.

11.  Loss Per Common Share

Basic net loss per common share is computed using the weighted average common shares outstanding during the year. Diluted net loss per common share reflects the potential dilution from assumed conversion of all dilutive securities such as unvested restricted stock units and UPO using the treasury stock method. When the effects of the outstanding restricted stock units and UPO are anti-dilutive, they are not included in the calculation of diluted net loss per common share.

The following table sets forth the computation of basic and diluted net loss per share for the three months ended March 31, 2022 and 2021:

	March 31,	March 31,
	2022	2021
Net loss	$(2,577,964)	$(1,969,692)

Basic weighted average common shares	13,877,636	7,601,859
Diluted weighted average common shares	13,877,636	7,601,859

Basic net loss per common share	$(0.19)	$(0.26)
Diluted net loss per common share	$(0.19)	$(0.26)

12.  Income Taxes

Income tax benefit was $92,774 and $0 for the three months ended March 31, 2022 and 2021, respectively, and was comprised primarily of a federal income tax benefit by applying the U.S. federal income tax rate of 21% to the loss before tax and adjusting for non-deductible expenses, tax credits generated, and utilization of net operating loss carryforwards.

On November 23, 2021 in conjunction with the Public Offering, the Company incorporated in the State of Delaware. Prior to the Public Offering, the Company was a limited liability company and was treated as a partnership for federal and state income tax purposes. Therefore, no provision for income taxes had been included in the financial statements prior to the Public Offering. The Company expects to be in a net deferred tax asset position in the year ending December 31, 2022, which will be offset by a valuation allowance. Accordingly, a tax benefit is being realized to the extent of the net deferred tax liability that existed at December 31, 2021 based upon the estimated effective tax rate for the year ending December 31, 2022.

13.  Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be issued and has concluded there were no material subsequent events that required recognition or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of AeroClean Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AeroClean Technologies, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, changes in members’ equity/stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CITRIN COOPERMAN & COMPANY, LLP

We have served as the Company's auditor since 2020.

New York, New York

April 1, 2022

AEROCLEAN TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$19,629,649	$2,333,117
Accounts receivable	177,064	—
Prepaid expenses and other current assets	1,124,998	304,836
Subscription receivable	—	100,543
Inventories	645,942	—
Total current assets	21,577,653	2,738,496
Property and equipment, net	2,123,428	454,679
Other assets	21,667	—
Total assets	$23,722,748	$3,193,175

LIABILITIES AND MEMBERS’/STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$927,194	$332,072
Accrued expenses and other current liabilities	583,885	333,236
Total current liabilities	1,511,079	665,308
Long-term liabilities:
Deferred tax liability	501,254	—
Total Liabilities	2,012,333	665,308
Commitments and contingencies (Note 8)
Members’ equity	—	2,527,867
Stockholders’ equity:
Preference Shares, $0.01 par value; 11,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share; 110,000,000 shares authorized; 13,877,636 issued and outstanding as of December 31, 2021	138,776	—
Additional paid-in capital	23,319,499	—
Accumulated deficit	(1,747,860)	—
Total members’/stockholders’ equity	21,710,415	2,527,867
Total liabilities and members’/stockholders equity	$23,722,748	$3,193,175

See accompanying notes to the financial statements.

AEROCLEAN TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020
Product revenues	$616,511	$—
Cost of sales	338,896	—
Gross profit	277,615	—
Operating expenses:
Selling, general and administrative	4,327,998	1,131,385
Research and development	4,193,362	2,191,696
Total operating expenses	8,521,360	3,323,081
Loss before income tax benefit	(8,243,745)	(3,323,081)
Income tax benefit	320,138	—
Net loss	$(7,923,607)	$(3,323,081)
Net loss per share:
Basic and diluted	$(0.74)	$(1.02)
Weighted-average common shares outstanding:
Basic and diluted	10,675,765	3,250,980

See accompanying notes to the financial statements.

AEROCLEAN TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN MEMBERS’/STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020:

	Class A		Common Stock		Additional Paid-in	Accumulated	Total Members’/
	Units	Amount	Shares	Amount	Capital	Deficit	Stockholders' Equity
Balance, January 1, 2020	2,000,000	$4,669,696	—	$—	$—	$(4,900,326)	$(230,630)
Issuance of equity units	6,081,578	6,081,578	—	—	—	—	6,081,578
Net loss	—	—	—	—	—	(3,323,081)	(3,323,081)
Balance, December 31, 2020	8,081,578	$10,751,274	—	$—	$—	$(8,223,407)	$2,527,867
Reclassification of accumulated deficit	—	$(8,223,407)	—	—	—	$8,223,407	—
Issuance of equity units	5,073,056	5,073,056	—	—	—	—	5,073,056
Initial public offering of common stock, net of underwriting discounts, commissions and issuance costs	—	—	2,514,000	25,140	21,641,265	—	21,666,404
Corporate conversion	(13,428,948)	(1,528,222)	11,363,636	113,636	1,414,586	—	—
Stock compensation expense	274,314	924,438	—	—	263,648	—	1,188,087
Net loss	—	(6,997,139)	—	—	—	(926,468)	(7,923,607)
Corporate conversion tax-effect	—	—	—	—	—	(821,392)	(821,392)
Balance, December 31, 2021	—	—	13,877,636	138,776	$23,319,499	$(1,747,860)	$21,710,415

See accompanying notes to the financial statements.

AEROCLEAN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,923,607)	$(3,323,081)
Adjustments to reconcile net loss to net cash flows used in operating activities
Deferred tax benefit	(320,138)	—
Depreciation and amortization	79,646	—
Equity-based compensation	1,188,086	62,359
Changes in operating assets and liabilities:
Accounts receivable	(177,064)	—
Inventories	(645,942)	—
Other current and non-current assets	(841,836)	(304,836)
Accounts payable	595,119	187,346
Accrued expenses and other current liabilities	250,649	333,236
Due to related parties	—	(25,000)
Net cash flows used in operating activities	(7,795,087)	(3,069,976)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,748,392)	(454,679)
Net cash flows used in investing activities	(1,748,392)	(454,679)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of equity units	5,173,599	5,856,976
Proceeds from issuance of common stock from initial public offering	25,140,000	—
Payment of issuance costs	(3,473,588)	—
Proceeds from loan from related party	1,000,000	—
Repayment of loan from related party	(1,000,000)	—
Net cash flows provided by financing activities	26,840,011	5,856,976
Net increase in cash	17,296,532	2,332,321
Cash, beginning of period	2,333,117	796
Cash, end of period	$19,629,649	$2,333,117

Supplemental Disclosure of cash flow information:
Cash paid for interest	$7,465	$—

Supplemental schedule of non-cash activities:
Subscription receivable	$—	$100,543
Equity units issued to related party	—	$61,700

See accompanying notes to the financial statements.

AEROCLEAN TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

1.            Description of Business

Description of Business

AeroClean Technologies, Inc. (“AeroClean” or the “Company”) was initially formed as CleanCo Bioscience Group LLC (“CBG”) in the State of Florida on September 2, 2011. Subsequent to its formation, CBG established a team of scientists, engineers and medical experts to provide solutions for the challenges posed by harmful airborne pathogens and resultant hospital acquired infections. On September 15, 2020, CBG converted into AeroClean Technologies, LLC as a Delaware limited liability company and is headquartered in Palm Beach Gardens, Florida. On November 23, 2021, AeroClean Technologies, LLC incorporated in the state of Delaware as AeroClean Technologies, Inc. See Note 3, Public Offering for a discussion of the Company’s recent initial public offering (the “Public Offering”). AeroClean is an interior space air purification technology company with an immediate objective of initiating full-scale commercialization of its high-performance interior air sterilization and disinfection products for the eradication of coronavirus and other harmful airborne pathogens. AeroClean was established to develop technology-driven, medical-grade air purification solutions for hospitals and other healthcare settings.

Liquidity and Capital Resources

The provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern (ASC 205-40) require management to assess an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. In each reporting period (including interim periods), an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.

The Company incurred a net loss of $7,923,607 during the year ended December 31, 2021 and had working capital of $20,066,574 and an accumulated deficit of $1,747,860 at December 31, 2021. The Company’s net cash used in operating activities was $7,795,087 for the year ended December 31, 2021. For the year ended December 31, 2020, the Company incurred a net loss of $3,323,081 and had an accumulated deficit of $8,223,407, and net cash used in operating activities was $3,069,976 at December 31, 2020. The Company is an early-stage company and has begun generating revenues through the commercial production and sale of its Pūrgo air purification device. The Company first shipped units to customers in July 2021 and generated revenues of $616,511 through December 31, 2021.

The Company’s ability to fund its operations is dependent upon management’s plans, which include generating sufficient revenues and controlling the Company’s expenses. A failure to generate sufficient revenues or control expenses, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. On November 29, 2021, the Company completed the Public Offering resulting in aggregate gross proceeds of $25,140,000 and net proceeds of $21,640,000 after deducting underwriting fees and closing costs of approximately $3,500,000. See Note 3, Public Offering. The accumulated deficit from the inception of the Company through December 31, 2021 is substantially less than the amount raised through the Public Offering. Further, the Company’s investment into research and development, engineering and other product development costs has been decreasing following the product launch, and as discussed, the Company is now generating revenues and margins from the sale of its Pūrgo device. Operating costs associated with revenue generation can also be managed as the Company increases revenues.

Based on the available cash balance and management’s plan as described above, management believes that it has the ability to fund the Company’s operation for one year after the financial statements are issued.

COVID-19 Pandemic

The Company continues to monitor the outbreak of COVID-19 and its variants, including the most recent Omicron variant, which continue to spread throughout the world and adversely impact global commercial activity and contribute to significant declines and volatility in financial markets. The Company’s on-going research and development activities, including development of product prototypes and manufacturing activities, are all conducted in the United States, and as a result, the Company has been able to mitigate some of the adverse impact of the COVID-19 pandemic on its global supply chain.

The Company continues to actively monitor the situation and may take further actions that impact operations as may be required by federal, state or local authorities or that the Company determines is in the best interests of its employees, customers, suppliers and stockholders. As of the date of issuance of these financial statements, the pandemic presents uncertainty and risk as the Company cannot reasonably determine or predict the nature, duration or scope of the overall impact the COVID-19 pandemic will have on its business, results of operations, liquidity or capital resources.

2.            Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of the public company effective dates.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Significant estimates in these financial statements include those related to the fair value of equity-based compensation and revenue recognition. On an ongoing basis, the Company evaluates its estimates, judgments and methodologies. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Revenue Recognition

The Company recognizes revenues related to sales of products upon the customer obtaining control of promised goods, in an amount that reflects the consideration that is expected to be received in exchange for those goods. To determine revenue recognition for arrangements within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the following five steps are performed: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. Revenue is recognized in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Revenues from product sales are recognized at a point in time, and revenue is recognized when title, and risk and rewards of ownership have transferred to the customer, which is generally upon shipment. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery or customer acceptance, depending on the terms of the arrangement.

Warranty Costs

The Company provides a three-year warranty on its Pūrgo device from the date of sale to its customers. The Company’s policy is to record a provision for estimated future costs related to warranty expense when they are probable and reasonably estimable, which is when revenue is recognized. There was no warranty accrual as of December 31, 2021 and 2020, respectively.

Research & Development Expenses

Research and development expenses are expensed as incurred and consist principally of contract labor and third-party engineering, product development and testing costs related to the development of medical grade air purification devices and related components as well as concepts for future product development.

Income Taxes

Prior to the Public Offering, the Company was a limited liability company and was treated as a partnership for federal and state income tax purposes. Therefore, no provision for income taxes had been included in the financial statements since taxable income or loss was allocated to members, who were responsible for any taxes thereon, in accordance with the provisions of the operating agreement.

On November 23, 2021 in conjunction with the Public Offering, the Company incorporated in the State of Delaware. The Company recognizes and measures its unrecognized tax benefit in accordance with FASB ASC 740, Income Taxes. The Company provides deferred income taxes for temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. Deferred income taxes are computed using enacted tax rates that are expected to be in effect when the temporary differences reverse. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period, including the technical merits of those positions. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. For the years ended December 31, 2021, and 2020, the Company did not identify any uncertain tax positions taken or expected to be taken in an income tax return that would require adjustment to, or disclosure in, its financial statements.

Accounts Receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. We estimate the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. As of December 31, 2021, there was no allowance for doubtful accounts.

Inventories

The Company values inventories at the lower of cost or net realizable value using the first-in, first-out or weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. Inventories on hand at December 31, 2021 consisted primarily of spare parts and finished goods.

Property and Equipment

Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives (or the lesser of the term of the lease for leasehold improvements, as appropriate), except for tooling, which is depreciated utilizing the units-of-production method. The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstance indicate that the carrying value of the assets may not be recoverable. Under those circumstances, if the fair value were less than the carrying amount of the asset, the Company would recognize a loss for the difference. The Company has determined that long-lived assets were not impaired during the years ended December 31, 2021 and 2020.

Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees directly associated with in-process equity financing as deferred offering costs. Deferred offering costs were offset against the proceeds from the Public Offering.

Common Stock Equivalents

The Company has potential common stock equivalents related to its outstanding restricted stock units. These potential common stock equivalents are not included in diluted loss per share for any period presented in which there is a net loss because the effect would have been anti-dilutive.

Share-based Payments

The Company accounts for share-based payments to employees and non-employees in accordance with the provisions of FASB ASC 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, the Company measures the share-based compensation cost on the date of grant, based on the fair value of the award, and expense is recognized over the requisite service period. Compensation cost recognized during the year ended December 31, 2021 related to the issuance of Class A Units and grants of restricted stock units.

Fair Value Measurements

Certain assets and liabilities are carried at fair value in accordance with U.S. GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy that prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1            Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2           Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs observable or that can be corroborated by observable market data.

Level 3           Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At December 31, 2021 and 2020, the carrying amounts of the Company’s financial instruments, including cash, prepaid expenses and other current assets, accounts payable and accrued liabilities approximated their respective fair value due to the short-term nature of these instruments.

Operating Segment

The Company operates in one segment. All of the Company’s assets are in the United States of America.

Concentrations of Credit Risk

The Company maintains its cash at a major financial institution with high credit quality, and at times, the balance in its cash deposits may exceed the Federal Deposit Insurance Corporation limits of $250,000. The Company has not experienced and does not anticipate any losses on deposits with commercial banks and financial institutions that exceed federally insured limits.

The Company’s suppliers and vendors include engineering firms and consultants, research and development companies, testing laboratories, contract manufacturers and other suppliers required to design, test and manufacture its products. The Company obtains some of its services from a limited group of vendors; however, the Company has neither experienced any significant disruptions nor expects any significant disruptions to its operations due to supplier concentration. The Company’s largest supplier accounted for 13% and 12% of total expenditures for the years ended December 31, 2021 and 2020, respectively, while its second largest supplier accounted for 11% and 33% of total expenditures for the years ended December 31, 2021 and 2020, respectively.

Significant customers may change from year to year depending on the overall level of activity and the sales of the Company’s products to each customer. During the year ended December 31, 2021, the Company’s largest and second largest customers accounted for approximately 45% and 12% of the Company’s revenues, respectively.

JOBS Act Accounting Election

The Company is an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of the public company effective dates.

Recent Accounting Standards

The Company has reviewed recent accounting pronouncements and, with the exception of the below, concluded they are either not applicable to the business or no material effect is expected on the financial statements as a result of future adoption.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses, which was subsequently amended by ASU No. 2018-19 and ASU No. 2019-10, and which requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The standard is effective for the fiscal year beginning after December 15, 2022. The Company will continue to assess the possible impact of this standard, but it currently does not expect that the adoption of this standard will have a significant impact on its financial statements and its limited history of bad debt expense relating to trade accounts receivable.

In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”), which supersedes ASC Topic 840, Leases. Topic 842 requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. Topic 842 will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In November 2019, FASB deferred the effective date for implementation of Topic 842 by one year and, in June 2020, FASB deferred the effective date by an additional year. The guidance under Topic 842 is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Earlier adoption is permitted. The Company only has one operating lease in place as of December 31, 2021 related to its warehouse, distribution facility and corporate headquarters for a 10-year term. The Company’s remaining lease payments of approximately $2,675,000 will be discounted to record its lease liability using its incremental borrowing rate and to record the corresponding right of use asset.

3.             Public Offering

On November 29, 2021, the Company completed the Public Offering of 2,514,000 shares of its common stock, which included the partial exercise of the underwriters’ overallotment option, at a public offering price of $10.00 per share for aggregate gross proceeds of $25,140,000 and net proceeds of approximately $21,640,000 after deducting underwriting fees of approximately $2,200,000 and other offering costs of approximately $1,300,000.The Company issued a purchase option to the underwriters (“UPO”) exercisable within five years of the Public Offering for 5.0% of the shares of common stock issued, or 125,700 shares of common stock, at an exercise price of $12.50 per share. The Company’s common stock is listed on The Nasdaq Capital Market under the symbol “AERC.” In connection with the Public Offering, on November 23, 2021, the Company converted from a Delaware limited liability company into a Delaware corporation (the “Corporate Conversion”) and changed its name to AeroClean Technologies, Inc. In connection with the Corporate Conversion, the outstanding member units of 13,428,948 were converted into 11,363,636 shares of common stock at a conversion ratio of 0.8462. The Corporate Conversion has been adjusted retroactively for the purposes of calculating basis and diluted earnings per share. The Company’s certificate of incorporation authorizes 110,000,000 shares of common stock and 11,000,000 of shares preferred stock.

4.             Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of prepaid insurance premiums and amounts paid to suppliers and vendors for inventories and retainers for engineering, product development, testing and other services to be performed. Prepaid expenses and other current assets were $1,124,988 and $304,836 at December 31, 2021 and December 31, 2020, respectively.

5.             Inventories

Inventory consists of the following:

	December 31,
	2021	2020
Raw materials	$475,767	$—
Finished goods	170,175	—
Total inventories	$645,942	$—

6.             Property and Equipment

Property and equipment consisted of the following:

	Useful Life	December 31,
	(Years)	2021	2020
Leasehold improvements	Lesser of useful life or lease term	$847,217	$—
Machinery and tooling	7	1,123,391	454,679
Furniture and equipment	3 - 10	232,466	—
		2,203,074	454,679
Less accumulated depreciation		79,646	—
		$2,123,428	$454,679

Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives (or the lesser of the term of the lease for leasehold improvements, as appropriate), except for tooling, which is depreciated utilizing the units-of-production method. Depreciation expense was $79,646 for the year ended December 31, 2021. There was no depreciation expense for the year ended December 31, 2020.

7.              Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of:

	December 31,
	2021	2020
Accrued wages and bonus	$408,418	$—
Research and development	35,708	271,800
Professional and consulting fees	13,120	33,345
Legal fees	29,512	10,000
Customer advance deposits	—	6,000
Other accrued liabilities	97,127	12,091
Total accrued expenses and other current liabilities	$583,885	$333,236

8.             Commitments and Contingencies

Lease Commitments – On February 1, 2021, the Company entered into a lease with Gardens Bio Science Partners, LLC, an entity under common control of the Company’s co-founder and Chairman of the Board. The leased premises consist of 20,000 square feet of office and warehouse space and has a lease term of 10 years at an annual base rent of $260,000 subject to escalation of 2.5% on an annual basis. The approximate future minimum lease payments under our noncancelable operating lease are as follows:

Years ending December 31,
2022	$266,500
2023	273,163
2024	279,992
2025	286,991
2026	294,166
Thereafter	1,273,734
Total	$2,674,546

Legal Proceedings – The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities.

Indemnities, Commitments and Guarantees – Effective November 1, 2020, the Company executed employment agreements with two key members of management that will continue until terminated by either party. In the event of termination without cause, the Company is obligated to pay the executive their base salary for a period of six months. Further, in the event of termination without cause or resignation for good reason, or a change of control, each as defined in the agreements, within twelve months of such termination or resignation, each of the executives is entitled to accelerated vesting of any outstanding time-based equity awards. The employment agreements provide for a base salary and a discretionary annual bonus to be determined at the sole discretion of the Company’s Board of Managers, for periods prior to the Corporate Conversion, and the Company’s Board of Directors (in either case, the “Board”), for periods following the Corporate Conversion. The Company’s employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance under certain circumstances in the event of a change of control. On May 1, 2021, the employment agreements were amended to provide for the eligibility of each executive to receive restricted stock units upon the conversion of the Company to a Delaware corporation. See Note 3, Public Offering. Accordingly, the executives were granted an aggregate of 443,269 restricted stock units contemporaneously with the Public Offering. The Company also had agreements in place with independent contractors whereby the Company was required to compensate the independent contractors fifty percent in cash and fifty percent in equity. The equity consideration was contingent upon future events, including the conversion to a Delaware corporation and a new round of equity financing from third party sources, which were not deemed to be probable at December 31, 2020. Subsequent to December 31, 2020, these agreements were amended so that the compensation will be in cash only for services provided subsequent to March 31, 2021. Effective April 1, 2021, the contractors were issued Class A Units to compensate them for the fifty percent equity portion of their consideration earned. See Note 9, Stockholders’ Equity.

Registration Rights Agreement – In connection with the Public Offering we entered into a registration rights agreement with the chair of our board of directors and each of our other stockholders that held 10% or more of our outstanding common stock immediately upon completion of the Public Offering, providing (x) our chair with “demand” registration and customary “piggyback” registration rights, and (y) the other stockholders party to the registration rights agreement with customary “piggyback” registration rights. The registration rights agreement provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act of 1933, as amended.

9.             Related Party Transactions

The Company recorded an aggregate of $80,000 of revenues for units sold to related parties of which $63,290 was included in accounts receivable as of December 31, 2021.

Bridge Loans – On each of September 30, 2021 and November 5, 2021, the Company borrowed $500,000 pursuant to bridge loan agreements (the “Bridge Loans”) from a related party at an interest rate of the prime rate plus 3.0% per annum, which was 6.25% for the life of the Bridge Loans, with the principal and accrued interest due upon demand. The Company used the proceeds from the Bridge Loans to fund operations, including working capital requirements, continued product launch costs and other overhead costs until the proceeds from the Public Offering became available. On December 1, 2021, the Company repaid the Bridge Loans in full, including unpaid accrued interest, with a portion of the net proceeds of the Public Offering. See Note 3, Public Offering.

10.           Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 110,000,000 shares of common stock with a par value of $0.01. In November 2021, the Company completed its Public Offering and sold 2,514,000 shares of common stock for net proceeds of approximately $21,640,000. See Note 3, Public Offering.

Dividend Rights - Subject to the rights, if any, of the holders of any outstanding series of the Company’s preferred stock, holders of the Company’s common stock will be entitled to receive dividends out of any of its funds legally available when, as and if declared by the Board.

Voting Rights - Each holder of the Company’s common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Liquidation - If the Company liquidates, dissolves or winds up its affairs, holders of its common stock are entitled to share proportionately in the Company’s assets available for distributions to stockholders, subject to the rights, if any, of the holders of any outstanding series of the Company’s preferred stock.

Other Rights - Holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights.

Preference Shares

The Company is authorized to issue up to 11,000,000 shares of preferred stock with a par value of $0.01. Under the Company’s certificate of incorporation and subject to the limitations prescribed by law, our Board of Directors may issue the Company’s preferred stock in one or more series and may establish from time to time the number of shares to be included in such series and may fix the designation, the voting powers, if any, and preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. When and if the Company issues any shares of preferred stock, the Board of Directors will establish the number of shares and designation of such series and the voting powers, if any, and preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, for the particular preferred stock series.

Long-term Incentive Plan

In conjunction with the Public Offering, on November 23, 2021, the Company adopted the Employee Stock Purchase Plan, the 2021 Incentive Award Plan (“Long-Term Incentive Plan” or “LTIP”) and the Non-Employee Directors Stock and Deferred Compensation Plan (collectively, the “Plans”). Accordingly, the Company reserved 1,802,273 shares, collectively, for issuance or sale under the Plans. On November 29, 2021, at the closing of the Public Offering, the Company granted 443,269 restricted stock units to members of management (See Note 7, Commitments and Contingencies) and 182,999 restricted stock units to members of the Board under the Incentive Award Plan.

The Company maintains an LTIP under which the Company’s Compensation Committee has the authority to grant stock options; stock appreciation rights; restricted stock; restricted stock units; performance stock, performance units; and other forms of equity-based or equity-related awards.

During the year ended December 31, 2021, the Company granted restricted stock to members of the Company’s Board of Directors and certain members of management. Restricted stock grants vest over periods ranging from two to three years and are granted at the discretion of the Compensation Committee of the Company’s Board of Directors. Compensation cost is generally recorded on a straight-line basis over the vesting term of the shares based on the grant date value using the closing trading price.

Stock-based compensation expense of $263,648 was recorded in selling, general and administrative expense for the year ended December 31, 2021. Unrecognized compensation cost related to restricted stock awards made by the Company was $5,999,032 at December 31, 2021, which is expected to be recognized over the weighted average remaining life of 2.35 years at the grant date fair value of $10.00 per share.

The following is the restricted stock unit activity for the year ended December 31, 2021:

Outstanding January 1, 2021	—
Granted	626,268
Vested	—
Forfeited	—
Outstanding January 1, 2021	626,268

Members’ Units

Prior to the completion of the Public Offering (See Note 3, Public Offering), the Board was authorized to issue Class A Units (“Units”), which entitled unitholders to allocations of profits and losses and other items and distributions of cash and other property as was set forth in the Company’s operating agreement, as amended. The Board had the right at any time and from time to time to authorize and cause the Company to create and/or issue equity securities to any person, in which event, all units of a class, group or series would have been diluted in an equal manner as to the other units of such class, group or series, and the Board had the power to amend the operating agreement to allow for such additional issuances and dilution and to make any such other amendments necessary or desirable to reflect such issuances. The holder of each Unit had the right to one vote per Unit on all matters to be voted on by the Members.

At December 31, 2020, the Company recorded a subscription receivable for $100,543 relating to the purchase of Units in December 2020 for which cash was received in February of 2021.

In May 2020, the Board approved an action to effectuate a reverse stock split of the Units, which reduced each unit holder’s number of Units on a pro-rata basis. Each unit holder’s proportional voting power remained unchanged, and the rights and privileges of the holders of Units were substantially unaffected by the reverse stock split. The number of Units outstanding and footnotes have been adjusted to reflect the aforementioned reverse stock split.

Between January 1, 2021 and the Public Offering, the Company sold an additional 5,073,056 Units to existing members resulting in gross proceeds of $5,073,056.

Effective April 1, 2021, the Board approved the issuance of an aggregate of 274,314 Units, of which 140,085 Units were issued to independent contractors and 134,229 Units were issued to Board members as compensation for services provided. Certain of the Units were issued to independent contractors as consideration for services pursuant to existing agreements, which provided for payment of fifty percent in cash and fifty percent in equity (See Note 7, Commitments and Contingencies). The subscription agreements issued to the contractors included a provision that no payments for services rendered after March 31, 2021 will be in the form of equity.

Equity-based compensation expense of $924,438 related to these issuances was recognized and is included in selling, general and administrative expenses in the Company’s statement of operations for the year ended December 31, 2021. The fair value of $3.37 for each Unit was determined utilizing the income-based approach, which relies on the discounted cash flow method and considers future cash flows discounted at an appropriate discount rate, or weighted average cost of capital. The discounted cash flow method is affected by assumptions regarding complex and subjective variables, including future levels of revenue growth, operating margins and working capital needs as well as the weighted average cost of capital, which was determined by evaluating the rates of return required for other companies of a similar size and stage of development.

11.           Loss Per Common Share

Basic net loss per common share is computed using the weighted average common shares outstanding during the year. Diluted net loss per common share reflects the potential dilution from assumed conversion of all dilutive securities such as unvested restricted stock units and UPO using the treasury stock method. When the effects of the outstanding restricted stock units and UPO are anti-dilutive, they are not included in the calculation of diluted net loss per common share.

The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Net (loss) earnings	$(7,923,607)	$(3,323,081)

Basic weighted average common shares	10,675,765	3,250,980
Diluted weighted average common shares	10,675,765	3,250,980

Basic net (loss) earnings per common share	$(0.74)	$(1.02)
Diluted net (loss) earnings per common share	$(0.74)	$(1.02)

12.           Income Taxes

Income tax benefit consisted of the following:

December 31, 2021
Current Expense:
Federal	$—
State	—
—

Deferred Benefit:
Federal	266,278
State	53,860
320,138
Total Income Tax Benefit	$320,138

The significant components of the Company’s deferred tax assets and liabilities at December 31, 2021 are as follows:

December 31, 2021
Federal Net Operating Loss	$205,018
State Net Operating Loss	42,419
Capitalized Costs	(536,567)
Tax credits	5,968
Stock Compensation	66,822
Accrued Expenses and Other	(284,914)

Total gross deferred tax assets/(liabilities)	(501,254)
Less valuation allowance	—
Net deferred tax assets/(liabilities)	(501,254)

The income tax benefit for the years ended December 31, 2021 differed from the amounts computed by applying the U.S. federal income tax rate of 21% to loss before tax benefit as a result of non-deductible expenses, tax credits generated, and utilization of net operating loss carryforwards. Since the Company is in a deferred tax liability position, a valuation allowance is not required.

December 31, 2021
Federal Statutory Rate	$(261,788)
Permanent Differences	1,253
Research and Development	(5,968)
State Income Tax	(53,860)
Change in tax status	—

Effective Tax	(320,363)

At December 31, 2021, the Company had available operating loss carryforwards of approximately $976,277 for federal income tax purposes, all of which was generated after 2017 and can be carried forward indefinitely under the Tax Cuts and Jobs Act. At December 31, 2021, the Company had approximately $5,968 of federal Research and Development (R&D) tax credit carry-forwards. If not utilized, the federal R&D credits will begin to expire in 2041.

At December 31, 2021, the Company had available operating loss carryforwards for state tax purposes of approximately $976,277 which were generated during 2021 that do not expire.

Sections 382 and 383 of the Internal Revenue Code, and similar state regulations, contain provisions that may limit the NOL carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% over a three-year period, the amount of the NOL carryforwards that the Company may utilize in any one year may be limited. Although the Company has not undertaken a formal analysis, it is unlikely that such an ownership change occurred during 2021.

13.           Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be issued and, except as otherwise noted herein, has concluded there were no material subsequent events that required recognition or disclosure in the financial statements.

Shares

Common Stock

Bookrunning Manager

The Benchmark Company

      , 2022

PART III – EXHIBITS

Index to Exhibits.

Exhibit No.	Exhibit Description

1.1**	Form of Underwriting Agreement

2.1	Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-261395), filed with the SEC on November 29, 2021).

2.2	Bylaws (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-261395), filed with the SEC on November 29, 2021).

3.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 3.1 to the Company’s Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

3.2	Form of Share Purchase Option (incorporated by reference to Exhibit 3.2 of the Company's Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

3.3	Form of Registration Rights Agreement (incorporated by reference to Exhibit 3.3 to the Company’s Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended)

6.1	AeroClean Technologies, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-261396), filed with the SEC on November 29, 2021).

6.2	Consultant Agreement, dated as of May 1, 2020, between CleanCo Bioscience Group LLC and Jason DiBona (incorporated by reference to Exhibit 6.2 of the Company's Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

6.3	Executive Employment Agreement, dated as of November 1, 2020, between AeroClean Technologies, LLC and Jason DiBona (incorporated by reference to Exhibit 6.3 of the Company's Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

6.3.1	Amendment to Executive Employment Agreement, dated as of May 1, 2021, by and between AeroClean Technologies, LLC and Jason DiBona (incorporated by reference to Exhibit 6.3.1 of the Company's Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

6.4	Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, dated as of November 1, 2020, by and between AeroClean Technologies, LLC and Jason DiBona (incorporated by reference to Exhibit 6.4 of the Company's Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

6.5	Executive Employment Agreement, dated as of November 1, 2020, between AeroClean Technologies, LLC and Ryan Tyler (incorporated by reference to Exhibit 6.5 of the Company's Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

6.5.1	Amendment to Executive Employment Agreement, dated as of May 1, 2021, by and between AeroClean Technologies, LLC and Ryan Tyler (incorporated by reference to Exhibit 6.5.1 of the Company's Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

6.6	Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, dated as of November 1, 2020, by and between AeroClean Technologies, LLC and Ryan Tyler (incorporated by reference to Exhibit 6.6 of the Company's Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

6.7	AeroClean Technologies, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (File No. 333-261396), filed with the SEC on November 29, 2021).

6.8	AeroClean Technologies, Inc. Non-Employee Directors Stock and Deferred Compensation Plan (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 (File No. 333-261396), filed with the SEC on November 29, 2021).

6.9	AeroClean Technologies, Inc. 2021 Deferred Compensation Plan (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 (File No. 333-261395), filed with the SEC on November 29, 2021).

6.10	Form of Restricted Stock Unit Agreement (Directors) (incorporated by reference to Exhibit 6.10 to the Company’s Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

6.11	Form of Restricted Unit Agreement (incorporated by reference to Exhibit 6.11 to the Company’s Offering Statement (File No. 024-11650), filed with the SEC on September 21, 2021, as amended).

10.1*	Power of Attorney (included on signature page)

11.1*	Consent of Citrin Cooperman & Company, LLP.

12.1**	Legal opinion of Freshfields Bruckhaus Deringer US LLP as to the legality of the securities being qualified

*	Filed herewith
**	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on June 22, 2022.

AEROCLEAN TECHNOLOGIES, INC.
By:	/s/ Jason DiBona
Jason DiBona Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason DiBona and Ryan Tyler as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including all pre-qualification and post-qualification amendments) to this Form 1-A offering statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following persons.

Signature	Title	Date

/s/ Jason DiBona	Chief Executive Officer	June 22, 2022
Jason DiBona	(Principal Executive Officer)

/s/ Ryan Tyler	Chief Financial Officer	June 22, 2022
Ryan Tyler	(Principal Financial Officer)

/s/ Amin Khoury	Chairman of the Board	June 22, 2022
Amin J. Khoury, PhD (Hon)

/s/ David Helfet	Director	June 22, 2022
David Helfet, M.D.

/s/ Michael Senft	Director	June 22, 2022
Michael Senft

/s/ Thomas P. McCaffrey	Director	June 22, 2022
Thomas P. McCaffrey

/s/ Heather Floyd	Director	June 22, 2022
Heather Floyd

/s/ Timothy J. Scannell	Director	June 22, 2022
Timothy J. Scannell